Exhibit 10.37

EXECUTION COPY

[Published CUSIP Number: 03234UAA3]

CREDIT AGREEMENT

Dated as of December 21, 2007

among

AMYLIN PHARMACEUTICALS, INC.
and certain of its Subsidiaries party hereto,
as the Borrowers,

BANK OF AMERICA, N.A.,
as Administrative Agent,
Collateral Agent and
L/C Issuer,

SILICON VALLEY BANK

and RBS ASSET FINANCE, INC.,

 as Syndication Agents,

COMERICA BANK

and BMO CAPITAL MARKETS FINANCING, INC.,

as Documentation Agents,

and

the LENDERS set forth
on Schedule 2.01 hereto

BANK OF AMERICA, N.A.,

as Sole Lead Arranger and Sole Book Manager

i

ARTICLE IV	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	56

4.01	Conditions of Initial Credit Extension	56

4.02	Conditions to all Credit Extensions	61

ARTICLE V	REPRESENTATIONS AND WARRANTIES	61

5.01	Existence, Qualification and Power	61

5.02	Authorization; No Contravention	62

5.03	Governmental Authorization; Other Consents	62

5.04	Binding Effect	62

5.05	Financial Statements; No Material Adverse Effect	62

5.06	Litigation	63

5.07	No Default	63

5.08	Ownership of Property; Liens; Investments	63

5.09	Environmental Compliance	64

5.10	Insurance	65

5.11	Taxes	65

5.12	ERISA Compliance	65

5.13	Subsidiaries; Equity Interests; Loan Parties	66

5.14	Margin Regulations; Investment Company Act	67

5.15	Disclosure	67

5.16	FDA Regulations; Compliance with Laws	67

5.17	Solvency	68

5.18	Casualty, Etc	68

ARTICLE VI	AFFIRMATIVE COVENANTS	68

6.01	Financial Statements	68

6.02	Certificates; Other Information	69

6.03	Notices	72

6.04	Payment of Obligations	73

6.05	Preservation of Existence, Etc	73

6.06	Maintenance of Properties	73

6.07	Maintenance of Insurance	73

6.08	Compliance with Laws	73

6.09	Books and Records	74

6.10	Inspection Rights	74

6.11	Use of Proceeds	74

6.12	Covenant to Guaranty Obligations and Give Security	74

6.13	Compliance with Environmental Laws	77

6.14	San Diego Landlord Waivers	77

6.15	Further Assurances	77

6.16	Compliance with Terms of Leaseholds	77

6.17	Material Contracts	78

6.18	Cash and Cash Equivalents	78

ARTICLE VII	NEGATIVE COVENANTS	78

7.01	Liens	78

7.02	Indebtedness	80

7.03	Investments	83

7.04	Fundamental Changes	85

7.05	Dispositions.	86

7.06	Restricted Payments	87

7.07	Change in Nature of Business	88

7.08	Transactions with Affiliates	88

7.09	Burdensome Agreements	89

7.10	Use of Proceeds	89

7.11	Amendments of Organization Documents	89

7.12	Accounting Changes	90

7.13	Prepayments, Etc. of Indebtedness	90

ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES	90

8.01	Events of Default	90

8.02	Remedies upon Event of Default	92

8.03	Application of Funds	93

ARTICLE IX	ADMINISTRATIVE AGENT	94

9.01	Appointment and Authority	94

9.02	Rights as a Lender	95

9.03	Exculpatory Provisions	95

9.04	Reliance by Administrative Agent	96

9.05	Delegation of Duties	96

9.06	Resignation of Administrative Agent	96

9.07	Non-Reliance on Administrative Agent and Other Lenders	97

9.08	No Other Duties, Etc	98

9.09	Administrative Agent May File Proofs of Claim	98

9.10	Collateral Matters	99

ARTICLE X	MISCELLANEOUS	99

10.01	Amendments, Etc	99

10.02	Notices; Effectiveness; Electronic Communications	101

10.03	No Waiver; Cumulative Remedies	103

10.04	Expenses; Indemnity; Damage Waiver	103

10.05	Payments Set Aside	105

10.06	Successors and Assigns	106

10.07	Treatment of Certain Information; Confidentiality	110

10.08	Right of Setoff	110

10.09	Interest Rate Limitation	111

10.10	Counterparts; Effectiveness	111

10.11	Survival of Representations and Warranties	111

10.12	Severability	112

10.13	Replacement of Lenders	112

10.14	Governing Law; Jurisdiction; Etc	113

10.15	Waiver of Jury Trial	114

10.16	No Advisory or Fiduciary Responsibility	114

10.17	USA PATRIOT Act Notice	114

10.18	ENTIRE AGREEMENT	115

SCHEDULES

1.01		Excluded Collateral

1.01	A	Existing Letters of Credit

1.01	B	Permitted Ohio Financing Facility Subordination Agreement

2.01		Commitments and Applicable Percentages

5.08	(b)	Existing Liens

5.08	(c)	Owned Real Property

5.08	(d)(i)	Leased Real Property (Lessee)

5.08	(d)(ii)	Leased Real Property (Lessor)

5.08	(e)	Existing Investments

5.13		Subsidiaries and Other Equity Investments; Loan Parties

5.16		Required Phase 4 Trials

7.02		Existing Indebtedness

7.09		Certain Agreements

10.02		Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A		Committed Loan Notice

B		Term Note

C		Revolving Credit Note

D		Compliance Certificate

E		Assignment and Assumption

F		Pledge and Security Agreement

G		Mortgage

H	-1	Opinion Matters – Counsel to Loan Parties

H	-2	Opinion Matters – Local Counsel to Loan Parties

I		Covenant Triggering Event Certificate

J		Company’s Investment Policy

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of December 21, 2007 among AMYLIN PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and each of its subsidiaries listed on the Signature Page hereto (collectively, together with the Company, the “Borrowers” and each, individually, a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and L/C Issuer.

PRELIMINARY STATEMENTS:

The Borrowers have requested that the Lenders provide a term loan facility and a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01         Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Control Agreements” has the meaning specified in the Security Agreement.

“Acquisition” by any Person, means the purchase or acquisition in a single transaction or a series of related transactions by any such Person, individually or, together with its Affiliates, of (a) any Equity Interest of any other Person (other than an existing Subsidiary of the Company) which are sufficient such that such other Person becomes a direct or indirect Subsidiary of the Company or (b) all or a substantial portion of the Property, including, without limitation, all or a substantial portion of the property comprising a division, business unit or line of business, of any other Person (other than a Subsidiary of the Company), whether involving a merger or consolidation with such other Person. “Acquire” has a meaning correlative thereto.

“Activation Event” has the meaning specified in Section 6.18.

“Administrative Agent” means Bank of America in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor administrative agent and/or collateral agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Credit Exposures” means, at any time, in respect of (a) the Term Facility, the aggregate amount of the Term Loans, outstanding at such time and (b) in respect of the Revolving Credit Facility, the sum of (i) the unused portion of the Revolving Credit Facility at such time and (ii) the Total Revolving Credit Outstandings at such time.

“Aggregate Basket Amount” means, as of any date of determination, the aggregate amount of the following transactions if (i) entering into such transaction gave rise to a Covenant Triggering Event or (ii) such transaction occurs during any Covenant Trigger Period: (a) the aggregate amount (determined in accordance with the penultimate sentence of the definition of “Guaranty”) of Guaranties made in accordance with Section 7.02(i); (b) the aggregate principal amount of Indebtedness incurred to finance insurance premiums in accordance with Section 7.02(j); (c) the aggregate principal amount of Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations incurred in accordance with Section 7.02(k); (d) the aggregate principal amount of unsecured Indebtedness incurred in accordance with Section 7.02(l); (e) the aggregate principal amount of Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations incurred in accordance with Section 7.02(m); (f) the aggregate amount (determined in accordance with the penultimate sentence of the definition of “Guaranty”) of guaranties made in accordance with Section 7.02(q); (g) the aggregate amount of advances to officers, directors and employees of the Company and its Subsidiaries made in accordance with Section 7.03(c); (h) the aggregate amount of Investments by any Loan Party in any Unrestricted Subsidiary in accordance with Section 7.03(d)(iv); (i) the aggregate amount of purchases or acquisitions made in accordance with Section 7.03(h), provided that such amount(s) shall be calculated based upon the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations (to the extent such amounts can reasonably be estimated as of the date of such calculation) to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Company and its Subsidiaries for any such purchase or other acquisition; (j) the aggregate amount of Investments made in accordance with Section 7.03(i), provided that any determination of the amount of such Investment shall include all cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations (to the extent such amounts can reasonably be estimated as of the date of such calculation) to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Company and its Subsidiaries in connection with such Investment; and (k) the aggregate amount of purchases of or payments in respect of Equity Interests of the Company in accordance with Section 7.06(j).

“Agreement” means this Credit Agreement.

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time.  If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) in respect of the Term Facility, 1.75% per annum and (b) in respect of the Revolving Credit Facility, 1.00% per annum.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to either the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time and (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Bank of America, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means in respect of the Revolving Credit Facility and the Permitted F/X Facility, the period from and including the Closing Date to earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus ½ of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and if such day relates to any Eurocurrency Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent (i) permitted by the Company’s Investment Policy as of the date acquired and (ii) owned by the Company or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted under Section 7.01):

(a)           readily marketable obligations issued or directly and fully guarantied or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than two years from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing not more than 365 days from the date of acquisition thereof;

(c)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, (a) any Lender or (b) any other commercial bank that (i) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (d) of this definition and (iii) has combined capital and surplus of at least $100,000,000 (or foreign currency equivalent thereof), in each case with respect to clauses (a) and (b) with maturities of not more than 365 days from the date of acquisition thereof;

(d)           commercial paper issued by any Person organized under the laws of any state of the United States of America and rated, at the time of acquisition thereof, at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof;

(e)           Investments in money market investment programs that (i) have at least 90% of their assets invested continuously in the types of investments referred to in clauses (a) through (d) above and (ii) have net assets of not less than $100,000,000;

(f)            all other Investments permitted by the Company’s Investment Policy in effect as of the date hereof.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding the Loan Parties, any employee benefit plan of the Company or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)           during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties, except that in no event shall Collateral include Excluded Collateral

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, the Account Control Agreements, each of the mortgages, collateral assignments, Perfection Certificate Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Commitment Fee Rate” means, at any time, in respect of the Revolving Credit Facility, 0.25% per annum.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covenant Trigger Period” means (i) the period commencing on the date of the initial Covenant Triggering Event, if any, and ending on the date such Covenant Triggering Event is cured as set forth in the definition thereof or (ii) the period commencing on the date of any subsequent Covenant Triggering Event and ending on the Termination Date.

“Covenant Triggering Event” means the amount of Unrestricted Cash is less than $400,000,000; provided, however, that if at any time after the initial Covenant Triggering Event the amount of Unrestricted Cash is increased to $400,000,000 or more, such initial Covenant Trigger Event shall be deemed cured and no Covenant Triggering Event shall be deemed to be in effect until such time, if any, thereafter as the amount of Unrestricted Cash is less than $400,000,000.

“Covenant Triggering Event Certificate” means a certificate substantially in the form of Exhibit I.

“Credit Extension” means each of the following:  (a) a Borrowing, (b) an L/C Credit Extension and (c) execution of a Secured Hedge Agreement under the Permitted FX Facility.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Deferred Compensation Plan” means that certain Corporate Plan for Retirement (Executive Plan), filed as Exhibit 10.42 to Form 10-K of the Company on February 26, 2007, as the same may be amended from time to time, or any successor retirement plan.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any of its respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrowers or any ERISA Affiliate.

“Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which Dollar deposits for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Rate Loan” means a Revolving Credit Loan or a Term  Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Collateral” means (i) the Equity Interests in any Subsidiary that is not a wholly-owned Subsidiary, (ii) any Equity Interests in (A) Psylin Neurosciences, Inc. (or any successor thereto), (B) the Persons set forth on Schedule 1.01 hereto and (C) to the extent such Investment is otherwise permitted under the Loan Documents, any other Person that is not a Subsidiary and in which any Loan Party owns Equity Interests (valued in accordance with the last sentence of the definition of “Investments”) representing a minority interest in such Person in an aggregate amount not to exceed $25,000,000, (iii) Intellectual Property, (iv) up to $20,000,000 from time to time deposited to secure Swap Contracts, (v) cash in escrow in an amount up to $10,000,000 at any time on deposit for the purpose of securing the Permitted Ohio Financing Facility, (vi) that certain parcel of undeveloped real property located at 8835 Trade Port Drive, Hamilton, Ohio, 45011, (vii) the Ohio Sale/Leaseback Property and (viii) any Equity Interests in, and assets held by, any Royalty-Backed Financing Subsidiary to the extent such Royalty-Backed Financing Subsidiary is created with respect to a Permitted Royalty-Backed Financing permitted hereunder.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any Obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes) by (i) the United States or (ii) the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, provided that this clause (a) shall have no application to taxes imposed by the United States other than those imposed upon or measured by net income, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Letters of Credit” means the letters of credit identified on Schedule 1.01A hereto; provided, that such letters of credit (i) may not be amended, restated, increased or otherwise modified at any time without the express written consent of the L/C Issuer and (ii) may not be replaced except by a Letter of Credit issued under and in accordance with the Credit Agreement.

“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.

“FDA” means the United States Food and Drug Administration, an agency of the United States Department of Health and Human Services.

“FDA Warning Letter” means, with respect to any Person, a Warning Letter to such Person from the FDA or U.S. Department of Health and Human Services, as the case may be.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the collective reference to (a) the summary of terms with respect to the Term Loan Facility, dated October 5, 2007, between the Borrowers and the Arranger and (b) the fee letter, dated December 20, 2007, among the Borrowers, the Administrative Agent and the Arranger.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pharmaceutical Regulator” means the International Conference on Harmonization or any foreign regulatory body substantially similar thereto or to the FDA.

“Foreign Plan” has the meaning specified in Section 5.12(d).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“FX Facility Sublimit” means an amount equal to the lesser of the unused Revolving Credit Commitments and $15,000,000.  The FX Facility Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“FX Swap Value” means, as of any date of determination with respect to any Secured Hedge Agreement under the Permitted FX Facility,  an amount equal to (i) the amount determined as the mark-to-market value for such Swap Contract as of such date, as determined by and in accordance with such Swap Contract plus (ii) 10% of the notional amount of such Swap Contract.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.  The term “Guaranty” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person relating to the face amount of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, in each case issued for the account of such Person or as to which such Person is otherwise liable for reimbursement thereon;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest to the extent such obligations mature (excluding any maturity as a result of an optional redemption by such Person) on or prior to the fourth anniversary of the Closing Date; and

(h)           all Guaranties of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar legal entity) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Obligation thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Information Memorandum” means the information memorandum dated November 2007 used by the Arranger in connection with the syndication of the Term Loan Commitments.

“Intellectual Property” means all of the Company’s and each other Loan Party’s now owned and hereafter arising or acquired:

(a)           patents, patent rights, patent applications, copyrights, copyright rights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade secrets, trade styles, trademark and service mark applications, inventions, formulae, processes, compounds, gene sequences, cell lines, assays, biological materials, drawings, designs, blueprints, surveys, reports, manuals, operating standards, customer and other lists in whatever form maintained, and licenses;

(b)           rights and licenses (whether in-bound or out-bound) to use any of the property listed in subsection (a) above, rights in works of authorship, and contract rights relating to computer software programs, in whatever form created or maintained;

(c)           extensions, renewals, reissues, divisions, continuations, continuations-in-part and goodwill of any of the property listed in subsections (a) and (b) above; and

(d)           rights to sue for past, present and future infringement of any of the foregoing.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued

as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrowers in their Committed Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guaranty or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, excluding all accounts receivables acquired in the ordinary course of business, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.  For purposes of covenant compliance (including, without limitation, calculation of the Aggregate Basket Amount), the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Policy” means the Investment Policy of the Company attached as Exhibit J hereto and any amendment, modification or replacement thereof in effect from time to time.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and any Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor or additional issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit. Letters of Credit may be issued only in Dollars.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the date that is one year after the Letter of Credit Maturity Date.

“Letter of Credit Maturity Date” means the date that is the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to the Revolving Credit Commitments.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Term Loan or a Revolving Credit Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Fee Letter, (e) each Issuer Document, (f) each Secured Hedge Agreement, (g) each Secured Cash Management Agreement, (h) the Post Closing Agreement and (i) each other amendment or joinder with respect to any of the foregoing entered into from time to time; provided that for purposes of the definition of “Material Adverse Effect” and Articles IV through IX, “Loan Documents” shall not include Secured Hedge Agreements or Secured Cash Management Agreements.

“Loan Parties” means, collectively, the Borrowers and any other Subsidiaries of the Company that become Loan Parties pursuant to Section 6.12(a).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, (i) each contract filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended on December 31, 2006 and each other contract that from time to time is required to be included as an exhibit to the Company’s annual or quarterly reports filed under the Securities Exchange Act of 1934, as amended, and (ii) any other contract or agreement to which a Loan Party is a party if a default by such Loan Party thereunder could give rise to an Event of Default under Section 8.01(e) or otherwise could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means three years from the Closing Date; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Aggregate Basket Amount” means $25,000,000.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Company or, if fewer than four consecutive fiscal quarters of the Borrowers have been completed since the Closing Date, the fiscal quarters of the Borrowers that have been completed since the Closing Date.

“Minimum Unrestricted Cash Balance” means, as of any date of determination, an amount of Unrestricted Cash on hand equal to 105% of the Total Outstandings as of such date plus the aggregate unused Revolving Credit Commitments as of such date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” has the meaning specified in Section 4.01(a)(iv).

“Mortgage Policy” has the meaning specified in Section 4.01(a)(iv)(B).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Ohio Sale/Leaseback Property” means electrical equipment, a housing structure and related tangible property located at 8874 Tradeport Drive.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans and Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Credit Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrowers or any ERISA Affiliate or to which the Borrowers or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” has the meaning given such term in Section 1.03 of the Security Agreement.

“Perfection Certificate Supplement” has the meaning specified in Section 1.03 of the Security Agreement.

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted FX Facility” means each foreign exchange Swap Contract(s) entered into between the Company and Bank of America (or an affiliate thereof) in accordance with Section 2.04; provided that the aggregate FX Swap Value shall not exceed at any time the FX Facility Sublimit.

“Permitted Ohio Financing Facility” means a loan or other financing facility between the Company or another Loan Party, as the case may be, as borrower, and the State of Ohio or Governmental Authority of the State of Ohio, as the case may be, as lender, entered into in accordance with Section 7.02(c).

“Permitted Ohio Financing Facility Liens” means Liens upon the Collateral in favor of the State of Ohio in connection with the Permitted Ohio Financing Facility, which shall be permitted hereunder only so long as (a) immediately before and after giving pro forma effect to the Permitted Ohio Financing Facility, no Default shall have occurred and be continuing, (b) all such Liens are subject and subordinate to the Liens of the Secured Parties under the Loan Documents and (c) the State of Ohio or appropriate Governmental Authority of the State of Ohio shall enter into a subordination agreement in favor of the Secured Parties substantially in the form of Schedule 1.01B hereto and otherwise reasonably satisfactory to the Administrative Agent.

“Permitted Ohio Sale/Leaseback” means a sale, and the subsequent lease by the Company or any subsidiary, of the Ohio Sale/Leaseback Property, provided such financing shall be permitted only so long as immediately before and after giving effect to such transaction, no Covenant Triggering Event shall occur and no Default shall have occurred and be continuing.

“Permitted Royalty-Backed Financing” means any financing transaction, including any loan, note or bond issuance or sale, assignment or grant of royalty or revenue interests, by a Royalty-Backed Financing Subsidiary, provided that (i) immediately before and after giving effect to each such transaction, no Covenant Triggering Event shall occur and no Default shall have occurred and be continuing and (ii) if applicable, the average weighted maturity date for such financing shall not be earlier than a date that is at least four years after the Closing Date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in Section 2.01(b) of the Security Agreement.

“Pledged Equity” has the meaning specified in Section 2.01(a) of the Security Agreement.

“Post Closing Agreement” means that certain Post Closing Agreement, dated as of the date hereof, among the Borrowers and the Administrative Agent.

“Public Lender” has the meaning specified in Section 6.02.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Additional Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of any Additional Term Facility on such date.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, senior vice president and any vice president subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 of a Loan Party and, if the Loan Party is a limited liability company, any manager of such Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b) and (b) purchase participations in L/C Obligations in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, (a) so long as the Revolving Credit Commitments are outstanding, any Lender that has a Revolving Credit Commitment at such time or (b) if the Revolving Credit Commitments have been terminated or expired, any Lender that holds a Revolving Credit Loan, is party to a Secured Hedge Agreement under the Permitted FX Facility or a holds a participation in L/C Obligations at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by the Borrowers in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit C.

“Rights Agreement” means the Rights Agreement, dated June 17, 2002, between the Company and American Stock Transfer & Trust Company, as amended.

“Royalty-Backed Financing Subsidiary” means a special purpose subsidiary of the Loan Parties formed for the purpose of entering into a Permitted Royalty-Backed Financing.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrowers and any Cash Management Bank.

“Secured Hedge Agreement” means the Permitted FX Facility and any interest rate Swap Contract permitted under Article VI or VII that is entered into by and between the Borrowers and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Senior 2004 Notes” means the 2.50% convertible senior notes of the Company due 2011 in an aggregate principal amount of $200,000,000 issued and sold on April 6, 2004.

“Senior 2007 Notes” means the 3.00% convertible senior notes of the Company due 2014 in an aggregate principal amount of $575,000,000 issued and sold on June 8, 2007.

“Senior Notes” means the Senior 2004 Notes and the Senior 2007 Notes.

“Senior 2004 Notes Documents” means that certain Indenture between Amylin Pharmaceuticals, Inc., a Delaware corporation, and J.P. Morgan Trust Company, National Association, as trustee, dated as of April 6, 2004, the Senior 2004 Notes and all other agreements, instruments and other documents pursuant to which the Senior 2004 Notes have been or will be issued or otherwise setting forth the terms of the Senior 2004 Notes.

“Senior 2007 Notes Documents” means that certain Indenture between Amylin Pharmaceuticals, Inc., a Delaware corporation, and The Bank of New York Trust Company, N.A., a national banking association, as trustee, dated as of June 8, 2007, the Senior  2007 Notes and all other agreements, instruments and other documents pursuant to which the Senior 2007 Notes have been or will be issued or otherwise setting forth the terms of the Senior 2007 Notes.

“Senior Notes Documents” means the Senior 2004 Notes Documents and the Senior 2007 Notes Documents.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such

Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital (provided, that, with respect to the Company and its Subsidiaries, this clause (d) shall apply only to the Company and the Company and its Subsidiaries on a consolidated basis), and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward interest rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, interest rate or foreign exchange rate cap, floor or collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement (as defined below), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Obligations” means, in respect of any one or more Swap Contracts of any Person, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, the termination value(s) payable by such Person to the counter party, and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, which will be the unrealized loss, if any, on such Swap Contract of such Person, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP; provided, that with respect to any Loan Party, “Synthetic Debt” shall exclude operating leases.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrowers pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Note” means a promissory note made by the Borrowers in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit B.

“Termination Date” has the meaning specified in the Security Agreement.

“Threshold Amount” means $30,000,000.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations plus the aggregate FX Swap Value of all Secured Hedge Agreements under the Permitted FX Facility.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unrestricted Cash” means, with respect to the Company and the other Loan Parties, the aggregate amount of Unrestricted Cash Equivalents in each case subject to an Account Control Agreement in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Unrestricted Cash Equivalents” means all cash and Cash Equivalents of the Loan Parties except:

(a)           as of any date of determination, Cash Equivalents described in clause (b) of the definition thereof that are rated lower than “AA” by S&P and “Aa” by Moody’s as of such date;

(b)           as of any date of determination, Cash Equivalents described in clause (d) of the definition thereof that are rated lower than “A-1” by S&P and “P-1” by Moody’s as of such date;

(c)           as of any date of determination, Cash Equivalents described in clause (d) of the definition thereof that are rated at least “A-1” by S&P and “P-1” by Moody’s as of such date (collectively, “Permitted Commercial Paper”) issued by a single issuer in an amount equal to the excess of all such Permitted Commercial Paper issued by such single issuer over 5% of the aggregate amount of all Permitted Commercial Paper of all issuers as of such date;

(d)           Cash Equivalents described in clause (e) of the definition thereof that are not administered by financial institutions that have the highest rating obtainable from either S&P or Moody’s;

(e)           Cash Equivalents described in clause (f) of the definition thereof; and

(f)            cash that constitutes Excluded Collateral.

“Unrestricted Subsidiary” means any Royalty-Backed Financing Subsidiary and any other Subsidiary of the Company that is not, and under the Loan Documents is not required to become, a Loan Party.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.

1.02         Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)   The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)   In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)   Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03         Accounting Terms.  (a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04         Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05         Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.06         Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01         The Loans.  (a)  The Term Borrowing.  Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrowers in Dollars on the Closing Date in an amount not to exceed such Term Lender’s Term Commitment.  The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Term Loans may be Eurocurrency Rate Loans or Base Rate Loans, as further provided herein.

(b)           The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrowers in Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations plus the aggregate FX Swap Value of all Secured Hedge Agreements (if any) of such Revolving Credit Lender under the Permitted FX Facility shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02         Borrowings, Conversions and Continuations of Loans.  (a)  Borrowings, Conversions and Continuations Generally. Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice  (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or

Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which Type existing Term Loans or Revolving Credit Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrowers fails to specify a Type of Loan in a Committed Loan Notice or if the Borrowers fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the Borrowers requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Notice to Lenders and Funding of Borrowings. Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing denominated in Dollars is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c)           Eurocurrency Rate Loans. Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders.

(d)           Notice of Interest Rate. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           Maximum Interest Periods. After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than 5 Interest Periods in effect in respect of the Term Facility.  After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 5 Interest Periods in effect in respect of the Revolving Credit Facility.

(f)            Lender Obligations. The failure of any Lender to make any Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender on the date of any Borrowing.

2.03         Letters of Credit.  (a)  The Letter of Credit Commitment.  (i)  Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Maturity Date, to issue Letters of Credit for the account of any of the Borrowers or their respective Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers or their respective Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations plus the aggregate FX Swap Value of all Secured Hedge Agreements (if any) of such Revolving Credit Lender under the Permitted FX Facility shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrowers for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           The L/C Issuer shall not issue any Letter of Credit if:

(A)                  subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Revolving Lenders have approved such expiry date; or

(B)                   the expiry date of such requested Letter of Credit after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date (provided, that any Letter of Credit outstanding after the Letter of Credit Maturity Date shall be Cash Collateralized in accordance with Section 2.03(g)).

(iii)          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)                  any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)                   the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)                   except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $50,000;

(D)                  such Letter of Credit is to be denominated in a currency other than Dollars; or

(E)                   a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)          The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.  (i)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrowers.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require.  Additionally, the Borrowers shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of

Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)          If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than the date (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.  (i)  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrowers and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrowers fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof.  In such event, the Borrowers shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Committed Loan Notice ).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.  (i)  At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in Dollars in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)           any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to the departure from any Guaranty or all or any of the Obligations of the Borrowers in respect of any Letter of Credit; or

(vi)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of its Subsidiaries.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer.  Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer

Document.  The Borrowers hereby jointly and severally assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(f); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  If, as of the Letter of Credit Maturity Date, (i) any L/C Obligation for any reason remains outstanding or (ii) or the expiry date for any Letter of Credit occurs after the Letter of Credit Maturity Date, the Borrowers shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  Each Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.

(h)           Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.

(i)            Letter of Credit Fees.  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Revolving Credit Loans times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)            Documentary and Processing Charges Payable to L/C Issuer.  In addition to the Letter of Credit fees described in clause (i) of Section 2.03, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)            Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

2.04         Permitted FX Facility.  (a)   During the Availability Period, Bank of America at its discretion may enter into one or more Secured Hedge Agreements under the Permitted FX Facility with the Borrowers.

(b)           Bank of America shall not be obligated to permit the Borrowers to enter into any Secured Hedge Agreement under the Permitted FX Facility if, immediately before or after giving effect thereto, (i) the FX Swap Value would exceed the FX Facility Sublimit or

(ii) the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility; provided, that if at any time the FX Swap Value exceeds the FX Facility Sublimit, the Borrowers shall Cash Collateralize the Permitted FX Facility in accordance with Section 2.05(d).  Bank of America shall determine the FX Swap Value of all Secured Hedge Agreements under the Permitted FX Facility monthly, on the date of any request for a new transaction under the Permitted FX Facility and on the date of any Committed Loan Notice and shall promptly notify the Company of each such determination.

(c)           The Borrowers shall pay Bank of America on demand Bank of America’s then standard Permitted FX Facility fees for each contract.

(d)           The Borrowers shall enter into a Master Agreement and any other related documentation as Bank of America shall reasonably request, in each case in form and substance satisfactory to Bank of America, with respect to each transaction requested under the Permitted FX Facility.

(e)           No Secured Hedge Agreement under the Permitted FX Facility will mature later than the Maturity Date of the Revolving Credit Facility.

(f)            The Borrowers understand the risk of, and are financially able to bear any losses resulting from, entering into Secured Hedge Agreements under the Permitted FX Facility.  Bank of America shall not be liable for any loss suffered by the Company or any of its Subsidiaries as a result of the Borrowers’ foreign exchange trading. The Borrowers will enter into each Secured Hedge Agreement under the Permitted FX Facility in reliance only upon their own judgment.  The Borrowers acknowledge that in entering into Secured Hedge Agreements under the Permitted FX Facility with the Borrowers, Bank of America is not acting as a fiduciary.  The Borrowers understand that neither Bank of America nor any Borrower has any obligation to enter into any particular Secured Hedge Agreement under the Permitted FX Facility with the other.

(g)           The Borrowers hereby request Bank of America to rely upon and execute the Company’s telephonic instructions for each Secured Hedge Agreement under the Permitted FX Facility, and the Borrowers agree that Bank of America shall incur no liability for its acts or omissions which result from interruption of communications, misunderstood communications or instructions from unauthorized persons, unless caused by the gross negligence or willful misconduct of Bank of America or its officers or employees.  The Borrowers jointly and severally agree to protect Bank of America and hold it harmless from any and all loss, damage, claim, expense (including the reasonable fees of outside counsel) or inconvenience, however arising, which Bank of America suffers or incurs or might suffer or incur, based on or arising out of said acts or omissions.

(h)           The Borrowers agree to promptly review all confirmations sent to the Company by Bank of America.  The Borrowers understand that these confirmations are not legal contracts but only evidence of the valid and binding oral contract which the Borrowers have already entered into with Bank of America.  The Borrowers agree to promptly execute and return to Bank of America confirmations which accurately reflect the terms of a Secured Hedge

Agreement under the Permitted FX Facility, and immediately contact Bank of America if any Borrower believes a confirmation is not accurate.  In the event of a conflict, inconsistency or ambiguity between the provisions of this Agreement and the provisions of a confirmation, the provisions of this Agreement will prevail.

(i)            The Borrowers agree that Bank of America may electronically record all telephonic conversations with any Borrower relating to the Permitted FX Facility and that such tape recordings may be submitted in evidence to any court or in any other proceedings relating to such contracts.  The Borrowers agree that in the event of a conflict, inconsistency or ambiguity between the terms of a Secured Hedge Agreement under the Permitted FX Facility as reflected in a tape recording and the terms stated on a confirmation, the terms reflected in the tape recording shall control.

(j)            Any sum owed to Bank of America under the Permitted FX Facility may, at the option of Bank of America, may be converted to a Revolving Credit Loan. In such event, the Borrowers shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed in an amount equal to such sum owed to Bank of America under the Permitted FX Facility, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).

(k)           In addition to any other rights or remedies which Bank of America may have under this Agreement or otherwise, upon the occurrence of an Event of Default, Bank of America may:

(i)            suspend performance of its obligations to the Borrowers under any Permitted FX Facility;

(ii)           declare all Permitted FX Facilities, interest and any other amounts which are payable by the Borrowers to Bank of America immediately due and payable; and

(iii)          without notice to the Borrowers, close out any or all foreign exchange contracts or positions of the Borrower with Bank of America.

Bank of America shall not be under any obligation to exercise any such rights or remedies or to exercise them at a time or in a manner beneficial to the Borrowers.  The Borrowers shall be jointly and severally liable for any amounts owing to Bank of America after exercise or any such rights and remedies.

2.05         Prepayments.  (a)  Optional.  (i)  Revolving Credit Loans.  The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the aggregate outstanding principal amount of Revolving Credit Loans); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment, the Facility to which such prepayment shall apply and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the Revolving Credit Facility).  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(ii)           Term Loans.  Subject to the last sentence of this Section 2.05(a)(ii), the Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part (A) prior to one (1) year from the Closing Date, subject to a prepayment charge of three percent (3%) of the amount prepaid, and (B)  after one (1) year from the Closing Date, without premium, charge or penalty; provided that (x) such notice must be received by the Administrative Agent not later than 2:00 p.m. at least fifteen (15) days prior to any date of prepayment of any Term Loans; (y) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (z) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment, the Facility to which such prepayment shall apply and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Term Loan pursuant to this Section 2.05(a)(ii) shall be applied to the Term Facility and to the principal repayment installments thereof in inverse order of maturity, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the Term Facility.  Notwithstanding anything to the contrary contained herein, the Borrowers shall not be permitted to prepay the Term Facility pursuant to this Section 2.05(a)(ii) during the period from the Closing Date through the date ten Business Days thereafter.

(b)           Revolving Credit Prepayments. If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrowers shall immediately prepay Revolving Credit Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) and the Permitted FX Facility in an aggregate amount equal to such excess.

(c)           Application of Prepayments. Prepayments of the Revolving Credit Facility made pursuant to Section 2.05(a)(i) or Section 2.05(b), first, shall be applied ratably to the L/C Borrowings, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

(d)           Permitted FX Facility. If the Administrative Agent receives notice from the applicable Hedge Bank that the aggregate FX Swap Value of the Secured Hedge Agreements under the Permitted FX Facility at such time exceeds the FX Facility Sublimit then in effect, then the Administrative Agent shall promptly notify the Borrowers thereof and, within two Business Days after receipt of such notice, the Borrowers shall Cash Collateralize the Permitted FX Facility in an aggregate amount sufficient to reduce such outstanding amount as of such date to an amount not to exceed the FX Facility Sublimit then in effect; provided, however, that the Company shall not be required to Cash Collateralize the Permitted FX Facility pursuant to this Section 2.05(d) unless after prepayment in full of the Revolving Credit Loans the Total Revolving Credit Outstandings would exceed the FX Facility Sublimit then in effect.

2.06         Termination or Reduction of Commitments.  (a)  Optional.  The Borrowers may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Facility or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the FX Facility Sublimit if, after giving effect thereto, the FX Swap Value of any portion of the Permitted FX Facility not fully Cash Collateralized hereunder would exceed the FX Facility Sublimit, or (C) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

(b)           Mandatory.  The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.

(c)           Automatic Reduction of Subfacility. If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit

Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(d)           Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Revolving Credit Commitment under this Section 2.06.  Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount.  All fees in respect of the Revolving Credit Facility that accrue but are unpaid on or before the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07         Repayment of Loans.  (a)  Term Loans.  The Borrowers shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on each fiscal quarter after the Closing Date in the respective amounts equal to the percentages of the Term Loans set forth below (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Quarter	Amount
1	0%
2	0%
3	0%
4	0%
5	6.25%
6	6.25%
7	6.25%
8	6.25%
9	6.25%
10	6.25%
11	6.25%
12	56.25%

provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

(b)           Revolving Credit Loans.  The Borrowers shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

2.08         Interest.  (a)  Interest Rates. Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate for such Facility; and

(ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.

(b)           Default Rate. (i)  If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest Payment Date. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09         Fees.  In addition to certain fees described in Sections 2.03(i) and (j):

(a)           Commitment Fee.  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Commitment Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans, (ii) the Outstanding Amount of L/C Obligations and (iii) the FX Swap Value of the Permitted FX Facility.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility.

(b)           Other Fees.  The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10         Computation of Interest and Fees.  (a)  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11         Evidence of Debt.  (a)  Accounts and Records of Credit Extensions. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           Accounts and Records of Purchases and Sales. In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12         Payments Generally; Administrative Agent’s Clawback.  (a)  General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)           (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the

Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13         Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan

Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01         Taxes.  (a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) unless such Tax is an Excluded Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the

Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrowers.  The Borrowers shall, jointly and severally, indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, if the Borrowers are resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed,

in each case, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made, if any.

(f)            Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer if the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02         Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03         Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits in Dollars are not being offered to banks in the London interbank market for Dollars for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04         Increased Costs; Reserves on Eurocurrency Rate Loans.  (a)  Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)           subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)          impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurocurrency Rate Loans.  The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05         Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)   any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)   any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c)   any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06         Mitigation Obligations; Replacement of Lenders.  (a)  Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.05, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby jointly and severally agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.05, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07         Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01         Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)   Documents, Certificates, Opinions and Other Instruments. Subject to the Post Closing Agreement, the Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)            executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;

(ii)           a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii)          a pledge and security agreement, in substantially the form of Exhibit F (together with each other pledge and security agreement and Perfection Certificate Supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

                (A)          certificates representing the Pledged Equity referred to therein (to the extent such Pledged Equity is certificated) accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B)           proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C)           completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D)          evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby,

(E)           the Account Control Agreements referred to in the Security Agreement and duly executed by the appropriate parties,

(F)           Copies of an appraisal of all equipment owned by the Loan Parties located at 8814 and 8874 Trade Port Drive, Hamilton, Ohio 45011, and at the Company’s headquarters in San Diego, California, specifying the aggregate fair market value and orderly liquidation value of such equipment, which appraisal shall be from a Person acceptable to the Lenders; and

(G)           evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements;

(iv)          deeds of trust, trust deeds, deeds to secure debt, mortgages, in substantially the form of Exhibit G (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) and covering the properties identified to be mortgaged on Schedule 5.08(c), as indicated by an asterisk on each such Schedule (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 6.12, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(A)          evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the

Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid,

(B)           fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and other Liens permitted under the Loan Documents, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable,

(C)           American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 30 days before the day of the initial Credit Extension, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent,

(D)          evidence of the insurance required by the terms of the Mortgages,

(E)           an appraisal of the all real property of any Loan Party subject to the Mortgages, which appraisal shall be from a Person acceptable to the Lenders, and

(F)           evidence that all other action that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;

(v)           such certificates of resolutions or other action, incumbency certificates (including specimen signatures) and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vi)          such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that the Borrowers is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vii)         a favorable opinion of Cooley Godward Kronish LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit H-1 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(viii)        a favorable opinion of Dinsmore & Shohl, LLP, local counsel to the Loan Parties in the State of Ohio, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit H-2 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(ix)           a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the Loan Documents and the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(x)            a certificate signed by a Responsible Officer of the Borrowers certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since March 31, 2007 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) there is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrowers, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect, and (D) a calculation of Unrestricted Cash as of the Closing Date;

(xi)           an environmental assessment report from an environmental consulting firm acceptable to the Lenders, which report shall identify existing and potential environmental concerns and shall quantify related costs and liabilities, associated with Real Property of the Company or any of its respective Subsidiaries that is subject to a Mortgage hereunder, and the Lenders shall be satisfied with the nature and amount of any such matters and with the Borrowers’ plans with respect thereto;

(xii)          evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance and the related endorsements, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(xv)         such environmental reports, asset appraisals, title insurance, field audits, FDA Warning Letters, reviews of manufacturing safety and efficacy data filed with the FDA, and such other reports, audits or certifications as the Lenders may reasonably request; and

(xvi)        such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer or any Lender reasonably may require.

(b)   Lender Fees. (i) All fees required to be paid to the Administrative Agent and the Arranger on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c)   Counsel Fees. Unless waived by the Administrative Agent, the Borrowers shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02         Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans of one Type to another Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a)   Representations and Warranties. The representations and warranties of the Borrowers contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)   No Default. No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)   Request for Credit Extension. The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each of the Borrowers hereby represents and warrants to the Administrative Agent and the Lenders that:

5.01         Existence, Qualification and Power.  Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02         Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Liens created by the Loan Documents) under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03         Governmental Authorization; Other Consents.  Except as set forth on Schedule 1.04 to the Perfection Certificate, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof), except such authorizations, approvals, actions, notices and filings that, if not obtained, taken, given or made, could not reasonably be expected to have a Material Adverse Effect or materially impair the perfection of the Liens in favor of the Secured Parties on any material Collateral or material portion of the Collateral.

5.04         Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws or by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05         Financial Statements; No Material Adverse Effect.  (a)  Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof required to be shown thereon in accordance with GAAP, including any such liabilities for taxes, material commitments and Indebtedness.

(b)           Unaudited Financial Statements. The unaudited consolidated balance sheet of the Company and its Subsidiaries dated September 30, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           No Material Adverse Effect. Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           Forecasted Balance Sheets. The consolidated forecasted balance sheet, statements of income and cash flows of the Company and its Subsidiaries, if any, delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of estimates and assumptions believed by the Company to be reasonable in light of the circumstances when made.

5.06         Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07         No Default.  Neither the Company nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08         Ownership of Property; Liens; Investments.  (a)  Title. The Loan Parties have good record and marketable title in fee simple to, or valid leasehold interests in, all material real property, free and clear of all Liens (other than Liens created or permitted by the Loan Documents) necessary or used in the ordinary conduct of their business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           List of Liens.  The property of the Loan Parties is subject to no Liens, other than Liens set forth on Schedule 5.08(b) or as otherwise permitted by Section 7.01.

(c)           Owned Real Property.  Schedule 5.08(c) sets forth a complete and accurate list of all real property owned by the Loan Parties as of the date hereof, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and the aggregate appraised value thereof.  Each Loan Party has title to the real property owned by it free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d)           Leased Real Property. (i)  Schedule 5.08(d)(i) sets forth a complete and accurate list of all leases of real property for the location at the Company’s headquarters in San Diego, California and for any other real property covering in excess of 10,000 square feet that any Loan Party is the lessee as of the date hereof, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  To the best knowledge of the Company, each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms (except as enforceability may be limited by Debtor Relief Laws or by general equitable principles (whether enforcement is sought by proceedings in equity or at law)).

(ii)           Schedule 5.08(d)(ii) sets forth a complete and accurate list of all leases of real property under which the Company or any Subsidiary of a Loan Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  To the best knowledge of the Company, each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms (except as enforceability may be limited by Debtor Relief Laws or by general equitable principles (whether enforcement is sought by proceedings in equity or at law)).

(e)           Investments. As of the Closing Date, Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by the Loan Parties on December 14, 2007, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof (other than Investments held pursuant to the Deferred Compensation Plan and Investments permitted by Section 7.03(c) through (g)).

5.09         Environmental Compliance.  (a) Generally.  The Company and its respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           No NPL or CERCLIS Listing. None of the properties currently or formerly owned or operated by the Company or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list.  Except with respect to any matters that would not reasonably be expected to have a Material Adverse Effect, there are no and, to the best knowledge of the Loan Parties, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by the Company or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by the Company or any of its Subsidiaries; and, to the best knowledge of the Loan Parties, Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by the Company or any of its Subsidiaries in a manner that could give rise to liability under applicable Environmental Laws.

(c)           No Hazardous Materials. Neither the Company nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Company or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to the Company or any of its Subsidiaries.

5.10         Insurance.  The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.

5.11         Taxes.  The Company and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Company or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any Subsidiary thereof is party to any tax sharing agreement.

5.12         ERISA Compliance.  (a)  Generally. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has either (i) applied for a favorable determination letter, prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or IRS pronouncements, but has not yet received a response; (ii) obtained at least one favorable determination, notification, advisory and/or opinion letter, as applicable, on which the Borrowers are entitled to rely, as to its qualified status from the IRS; or (iii) still has a remaining period of time to apply for such a determination letter from the IRS and to make any amendments necessary to obtain a favorable determination and, to the best knowledge of the Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Borrowers and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           No Claims. There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           No ERISA Event, Unfunded Pension Liabilities, etc. (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d)           Foreign Plans. With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by the Company or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i)            any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii)           the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii)          each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.13         Subsidiaries; Equity Interests; Loan Parties.  As of the date hereof and as of any date Schedule 5.13 is updated, the Company has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 as of such date, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents and those permitted by Section 7.01(m).  As of the Closing Date, the Borrowers have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.  As of the date hereof, the copy of the charter of each Loan Party and each amendment thereto provided pursuant to

Section 4.01(a)(vi) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14         Margin Regulations; Investment Company Act.  (a)  The Borrowers are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15         Disclosure.  The Company has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time such statements were made; provided that, with respect to any projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16         FDA Regulations; Compliance with Laws.

(a)           As of the Closing Date, other than as disclosed on Schedule 5.16, no product of any Loan Party that is subject to Section 8.01(m) is the subject of Phase 4 trials required by the FDA the results of which have not been submitted to the FDA or similar research required by any Foreign Pharmaceutical Regulator. No Loan Party has received a warning letter from the FDA or any Foreign Pharmaceutical Regulators that has not been resolved or is not being resolved in good faith by appropriate proceedings. No Loan Party is the subject of any claims, legal proceedings or judgments with respect to alleged violations of any U.S. federal, state or foreign pharmaceutical laws or regulations or health care fraud and abuse laws (including, without limitation, the Federal False Claims Act, HIPPA, and anti-bribing and anti-kickback laws and regulations) which claims, proceedings or judgments, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)           The Company and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17         Solvency.  The Company is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.18         Casualty, Etc.  Neither the businesses nor the properties of the Company or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than inchoate indemnification obligations), or any Letter of Credit shall remain outstanding and not Cash Collateralized, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary that is not an Unrestricted Subsidiary to:

6.01         Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders, each of the following:

(a)   Annual Financials. As soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrowers to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its Subsidiaries.

(b)   Quarterly Financials. As soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrowers, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrowers’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrowers as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c)   Annual Business Plan and Budget. As soon as available, but in any event at least 60 days after the end of each fiscal year of the Company, an annual business plan and budget of the Company and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Company, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Company and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date for the Term Facility occurs).

(d)   Additional Reporting.  As soon as available (but no less than 10 days) after the occurrence of a Covenant Triggering Event, a Covenant Triggering Event Certificate and promptly upon request at any time during a Covenant Trigger Period, such other financial reporting as the Administrative Agent or Required Lenders may reasonably request from time to time.  As soon as available (but no less than 10 days) after a cure of the initial Covenant Trigger Event, if any, a certificate (in form and substance reasonably acceptable to the Administrative Agent and executed on behalf of the Borrowers by a Responsible Officer of the Company) setting forth a calculation of the Aggregate Basket Amount as of the last day of such Covenant Trigger Period.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrowers shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02         Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders, each of the following:

(a)   Compliance Certificate.  Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, or any other Responsible Officer of the Company with financial duties.

(b)   Audit Reports, Management Letters and Recommendations.  Promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of the Company or any of its Subsidiaries, or any audit of any of them.

(c)   Securities Filings.  Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrowers, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(d)   Noteholder Reports.  Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of any Senior Notes or any other debt securities of the Company or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02.

(e)   Insurance Summary.  As soon as available, but in any event within 90 days after the end of each fiscal year of the Borrowers, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Company and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify.

(f)    SEC Correspondence.  Promptly, and in any event within ten days after receipt thereof by the Company or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Company or any Subsidiary thereof (other than routine comment letters).

(g)   Regulatory Correspondence.  Promptly, and in any event within five Business Days (i) after a Responsible Officer of the Company has or should have knowledge of receipt thereof by the Company or any Subsidiary thereof, copies of each (A) warning letter relating to any proposed suspension, termination or material restrictions referred to clause (C) below, (B) notice of any required Phase 4 investigation described in Section 5.16(a) or similar required foreign research investigation relating to a jurisdiction where sales of the applicable product constitute more than five percent (5%) of consolidated gross revenues over the immediately preceding 12 month period,  or (C) notice from the FDA, any Foreign Pharmaceutical Regulator or any other Governmental Entity that it has or intends to suspend, terminate or materially restrict the right of the Company or any of its Subsidiaries to market Byetta, Symlin or any other products, in each case the sale of which, in the applicable jurisdiction, constitutes more than five percent (5%) of consolidated gross revenues over the immediately preceding 12 month period, and (ii) after delivery thereof by the Company or an of its Subsidiaries to the FDA or any Foreign Pharmaceutical Regulator, copies of all responses to any of the foregoing.

(h)   Correspondence.  Not later than ten days after receipt thereof by the Company or any other Loan Party thereof, copies of all material notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar with respect to any Indebtedness subject to Section 8.01(e) agreement and, from time to time upon request by the Administrative Agent, such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request.

(i)    Environmental Notices. Promptly after a Responsible Officer of the Company obtains or should have obtained knowledge of the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by the Company or any of Loan Party with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(j)    Schedule Supplements. As soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a report supplementing Schedules 5.08(c), 5.08(d)(i), 5.08(d)(ii) and 5.13, including an identification of all owned and leased real property disposed of by any Loan Party thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such fiscal year and a description of such other changes in the information included in such schedules as may be necessary for such schedules to be accurate and complete, such report to be signed by a Responsible Officer of the Company and to be in a form reasonably satisfactory to the Administrative Agent.

(k)   Additional Reporting. Promptly, such additional information regarding the business, financial, legal or corporate affairs of the Company or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.

Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Borrowers shall be under no Obligation to mark any Borrower Materials “PUBLIC”.

6.03         Notices.  Promptly notify the Administrative Agent and each Lender:

(a)   of the occurrence of any Default;

(b)   of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)   of the occurrence of any ERISA Event;

(d)   of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary thereof (unless required by GAAP); and

(e)   of any event of default or event, that with the passage of time or giving of notice or both, would give rise to an event of default under any Senior Note Document and any other Indebtedness subject to Section 8.01(e).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04         Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness subject to Section 8.01(e), as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05         Preservation of Existence, Etc.  (a)  Preserve, renew and maintain in full force and effect their legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06         Maintenance of Properties.  (a) Maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07         Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Borrowers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08         Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09         Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of the FDA, each Foreign Pharmaceutical Regulator and any other Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

6.10         Inspection Rights.  Not more than once per calendar year, permit representatives and independent contractors of the Administrative Agent and each Lender to conduct a field exam or otherwise visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrowers; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the reasonable expense of the Borrowers at any time during normal business hours and without advance notice.

6.11         Use of Proceeds.  Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12         Covenant to Guaranty Obligations and Give Security.  (a)  Formation or Acquisition of New Subsidiary. Upon the formation or acquisition of any new direct or indirect wholly-owned Subsidiary (other than any Royalty-Backed Financing Subsidiary and any CFC or a Subsidiary that is held directly or indirectly by a CFC) by any Loan Party, then the Borrowers shall, at the Borrowers’ expense:

(i)            within 15 days after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a joinder agreement, pursuant to which such other Loan Party shall join this Credit Agreement as a Borrower and pledge a security interest in and to all of its assets (other than Excluded Collateral and subject to the limitation that solely 65% of the Equity Interests in any CFC to be pledged) in support of such joinder in accordance with the terms and conditions of the Security Agreement,

(ii)           within 15 days after such formation or acquisition, furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary, in detail satisfactory to the Administrative Agent,

(iii)          within 30 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, Perfection Certificate Supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative

Agent (including delivery of all Pledged Debt and Pledged Equity (if certificated) in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such Collateral subject thereto,

(iv)          within 30 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, Perfection Certificate Supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms except as enforceability may be limited by Debtor Relief Laws or by general equitable principles (whether enforcement is sought by proceedings in equity or at law),

(v)           within 60 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to (A) the due organization and good standing of such Subsidiary, (B) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (C) the enforceability of such Loan Documents against such Subsidiary, and (D) as to such other matters as the Administrative Agent may reasonably request, and

(vi)          as promptly as practicable after such formation or acquisition, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned by the entity that is the subject of such formation or acquisition, title reports and, in the case of real property valued at $10,000,000 or more, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that the Company or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(b)           Acquisition of Property. Upon the acquisition of any property by any Loan Party, if such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrowers shall, at the Borrowers’ expense:

(i)            within 15 days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent,

(ii)           within 15 days after such acquisition, cause the applicable Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) of the Company to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, Perfection Certificate Supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of such Subsidiary under the Loan Documents and constituting Liens on all such Collateral subject thereto,

(iii)          within 30 days after such acquisition, cause each Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) of the Company to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties in accordance with their terms except as enforceability may be limited by Debtor Relief Laws or by general equitable principles (whether enforcement is sought by proceedings in equity or at law)

(iv)          within 60 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to (A) the due organization and good standing of such Subsidiary, (B) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (C) the enforceability of such Loan Documents against such Subsidiary, and (D) as to such other matters as the Administrative Agent may reasonably request, and

(v)           as promptly as practicable after any acquisition of a real property, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such real property title reports and, in the case of  real property valued at $10,000,000 or more, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that the Company or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent,

(c)           Further Assurances Generally. At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the

Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, Perfection Certificate Supplements and other security and pledge agreements.

6.13         Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Company nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14         San Diego Landlord Waivers.  Use commercially reasonable efforts to obtain landlord consent agreements from each landlord of leased space at the Company’s San Diego headquarters not later than 60 days after the Closing Date.

6.15         Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document with respect to the Collateral or the Lien upon or security interests of the Secured Parties in the Collateral or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject the Company’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party, and cause each of its Subsidiaries that is not an Unrestricted Subsidiary to do so.

6.16         Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Company or any Subsidiary that is not an Unrestricted Subsidiary is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries (other than Unrestricted Subsidiaries) to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.17         Material Contracts.  Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it and maintain each such Material Contract in full force and effect except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.18         Cash and Cash Equivalents.  Maintain, at all times, the Minimum Unrestricted Cash Balance; provided, that if for any reason, the aggregate amount of Unrestricted Cash at any time shall be less than $280,000,000 at any other time (an “Activation Event”), the Borrowers immediately shall notify the Administrative Agent and the Administrative Agent shall promptly upon receipt of such notice shall give instructions or issue orders under each Account Control Agreement.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than inchoate indemnification obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding but not Cash Collateralized, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01         Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Company or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a)   Liens pursuant to any Loan Document;

(b)   Permitted Encumbrances and other Liens existing on the date hereof and listed on Schedule 5.08(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased after the occurrence of a Covenant Triggering Event except as contemplated by Section 7.02(g), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby after the occurrence of a Covenant Triggering Event is permitted by Section 7.02(g);

(c)   Liens for taxes (i) not yet due or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)   carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business (i) which are not overdue for a period of more than 30 days or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)   pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), regulatory or statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)   Liens constituting encumbrances in the nature of reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances affecting any real property; provided that (i) as of the Closing Date, no such Liens shall exist with respect to any real property subject to a Mortgage except Permitted Encumbrances and (ii) with respect to any parcel of real estate, all such Liens do not in the aggregate materially detract from the value thereof or materially interfere with the use of such parcel in the ordinary conduct of the Company’s or such Subsidiary’s business;

(h)   Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)    Liens securing Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost (if a portion of such Indebtedness will be applied to any improvements to such property, including the lesser of (x) the cost of such improvements and (y) the estimated fair market value of such property after completion of such proposed improvements) or fair market value (or, if a portion of such Indebtedness will be applied to any improvements to such property, the estimated fair market value of such property upon completion of proposed improvements), whichever is lower, of the property being acquired on the date of acquisition and (iii) after the occurrence of a Covenant Triggering Event, such Indebtedness is permitted under Section 7.02(k);

(j)    Liens on the property of any Unrestricted Subsidiary which individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect;

(k)   Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any other Loan Party or when such Person becomes a Subsidiary of the Company or any other Loan Party; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Loan Party or acquired thereby, as the case may be, and, after the occurrence of a Covenant Triggering Event, the applicable Indebtedness secured by such Lien is permitted under Section 7.02(h) or 7.02(i), as applicable;

(l)    Uniform Commercial Code financing statements filed for notice purposes with respect to leased property not owned by the Company or any of its Subsidiaries;

(m)  Liens on Excluded Collateral;

(n)   Leases and subleases of real property with annual rent payments, in the aggregate of $5,000,000 or less;

(o)   Permitted Ohio Financing Facility Liens;

(p)   any option or other agreement with respect to a Disposition permitted under Section 7.05; and

(q)   Liens arising solely by virtue of any statutory or common law provision or granted to banks in the ordinary course of business relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, that any such Liens with respect to any account subject to an Account Control Agreement shall be limited as set forth in and otherwise subject to such Account Control Agreement.

7.02         Indebtedness.  Create, incur, assume or suffer to exist (A) any Indebtedness secured by any Lien other than a Lien permitted under Section 7.01(a), (i), (j), (k), (m) or (o), as the case may be, (B) any unsecured Indebtedness in an aggregate principal amount in excess of the Threshold Amount with a final maturity date before the date that is four years from the Closing Date, (C) any Indebtedness (other than Indebtedness permitted by Section 7.01(i), 7.01(j) or 7.01(o) or the Permitted Ohio Sale-Leaseback) containing negative or financial covenants (other than covenants relating to the collateral for such Indebtedness) applicable to the Loan Parties that on the whole are materially more burdensome than the covenants set forth in the Loan Documents (provided, that for the avoidance of doubt, any requirement to cash collateralize all or any portion of any Indebtedness, other than cash collateral permitted under Section 7.01(m), shall be deemed to be materially more burdensome), or (D) any Indebtedness if, immediately before or after giving pro forma effect thereto, a Default would occur and be continuing, or, at any time after the occurrence of any Covenant Triggering Event, create, incur, assume or suffer to exist any Indebtedness whatsoever, except:

(a)   obligations (contingent or otherwise) existing or arising under (i) the Permitted FX Facility and (ii) any other Swap Contract, provided with respect to clause (ii) that (x) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, (y) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party and (z) the aggregate Swap Termination Obligations of all such Swap Contracts shall not exceed $20,000,000;

(b)   Indebtedness evidenced by the Senior Notes;

(c)   Indebtedness under any Permitted Ohio Financing Facility, provided that (i) the aggregate principal amount of such Permitted Ohio Financing Facility shall not exceed $27,000,000 at any time outstanding, (ii) immediately before and after giving pro forma effect to such Permitted Ohio Financing Facility, no Default shall have occurred and be continuing, and (iii) the Permitted Ohio Financing shall not result in any Liens on the Collateral except Permitted Ohio Financing Liens;

(d)   Indebtedness of the Company to any Loan Party and Indebtedness of a Subsidiary of the Company owed to the Company or another Loan Party, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, constitute “Pledged Debt” under the Security Agreement and otherwise be on terms (including subordination terms) required under the Security Agreement and (ii) be otherwise permitted under the provisions of Section 7.03;

(e)   Indebtedness under the Loan Documents;

(f)    Indebtedness of any Unrestricted Subsidiary to any Person, which Indebtedness, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(g)   Indebtedness outstanding on the Closing Date and listed on Schedule 7.02 and any other Indebtedness outstanding immediately prior to a Covenant Triggering Event (so long as such Indebtedness was otherwise permitted under the Loan Documents prior to such Covenant Triggering Event) and any refinancings, refundings, renewals or extensions thereof entered into prior to the date of such Covenant Triggering Event;

(h)   Guaranties of the Company or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Company or any Loan Party;

(i)    so long as immediately before and after giving pro forma effect to any such Guaranty (whether such Guaranty gives rise to or is entered into after the occurrence of a Covenant Triggering Event), the Aggregate Basket Amount as of such date is less than or equal to the Maximum Aggregate Basket Amount, Guaranties of the Company or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of any Unrestricted Subsidiary; provided, that no Guaranties in effect prior to the date of the Covenant Triggering Event shall be extended, modified, amended, renewed or replaced, whether or not the underlying Indebtedness shall be refinanced, increased, modified, refunded, renewed, extended or replaced, at any time after the occurrence of a Covenant Triggering Event;

(j)    so long as immediately before and after giving pro forma effect to any such Indebtedness (whether the incurrence of such Indebtedness gives rise to or occurs after the occurrence of a Covenant Triggering Event), the Aggregate Basket Amount as of such date is less than or equal to the Maximum Aggregate Basket Amount, Indebtedness incurred to finance insurance premiums in the ordinary course of business;

(k)   so long as immediately before and after giving pro forma effect to any such Indebtedness (whether the incurrence of such Indebtedness gives rise to or occurs after the occurrence of a Covenant Triggering Event), the Aggregate Basket Amount as of such date is less than or equal to the Maximum Aggregate Basket Amount, Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i);

(l)    so long as immediately before and after giving pro forma effect to any such Indebtedness (whether the incurrence of such Indebtedness gives rise to or occurs after the occurrence of a Covenant Triggering Event), the Aggregate Basket Amount as of such date is less than or equal to the Maximum Aggregate Basket Amount, unsecured Indebtedness not subject to any other provision of this Section 7.02 (including, without limitation, convertible subordinated Indebtedness); provided, however, that no such unsecured Indebtedness incurred before a Covenant Triggering Event may be prepaid, refinanced, increased, modified, refunded, renewed, extended or replaced at any time after the occurrence of a Covenant Triggering Event;

(m)  so long as immediately before and after giving pro forma effect to any such Indebtedness (whether the incurrence of such Indebtedness gives rise to or occurs after the occurrence of a Covenant Triggering Event), the Aggregate Basket Amount as of such date is less than or equal to the Maximum Aggregate Basket Amount, Indebtedness of the Company or any of its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations provided in the ordinary course of business to support the obligations of the Company and its Subsidiaries;

(n)   Indebtedness incurred pursuant to a Permitted Royalty-Backed Financing entered into before the occurrence of a Covenant Triggering Event; provided, however, that no Permitted Royalty-Backed Financing may be prepaid, refinanced, increased, modified, refunded, renewed, extended or replaced at any time after the occurrence of a Covenant Triggering Event;

(o)   Indebtedness incurred pursuant to a Permitted Ohio Sale/Leaseback entered into before the occurrence of a Covenant Triggering Event; provided, however, that any Permitted Ohio Sale/Leaseback may not be prepaid, modified, increased, refinanced, refunded, renewed, extended or replaced at any time after the occurrence of a Covenant Triggering Event;

(p)   Indebtedness in respect of netting services, overdraft protections and other similar and customary services in connection with deposit accounts; provided, that any such Indebtedness with respect to any account subject to an Account Control Agreement shall be limited as set forth in and otherwise subject to such Account Control Agreement;

(q)   so long as immediately before and after giving pro forma effect to any such guaranty (whether entering into such guaranty gives rise to or occurs after the occurrence of a Covenant Triggering Event), the Aggregate Basket Amount as of such date is less than or equal to the Maximum Aggregate Basket Amount, guaranties in the ordinary course of business of the obligations of suppliers, customers and licensees of the Company and its Subsidiaries; and

(r)    after the occurrence of the initial Covenant Triggering Event (but in no event after the occurrence of any subsequent Covenant Triggering Event), so long as immediately after giving effect to such Indebtedness, the initial Covenant Triggering Event is cured, unsecured Indebtedness consisting of a convertible notes financing or other public debt issuance.

7.03         Investments.  Make or hold any Investments (A) in violation of Applicable Law or (B) if immediately before or after giving pro forma effect to such Investment a Default would occur and be continuing or, after the occurrence of a Covenant Triggering Event, make or hold any Investments whatsoever, except:

(a)   Investments held by the Company and its Subsidiaries as of the date of such Covenant Triggering Event (collectively, the “Existing Investments”);

(b)   Investments held by the Company and its Subsidiaries in the form of Cash Equivalents;

(c)   so long as immediately before and after giving pro forma effect to any such advances (whether the making of such advances gives rise to or occurs after the occurrence of a Covenant Triggering Event), the Aggregate Basket Amount as of such date is less than or equal to the Maximum Aggregate Basket Amount, advances to officers, directors and employees of the Company and Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(d)   (i) Investments by the Company and its Subsidiaries in their respective Subsidiaries outstanding on date of such Covenant Triggering Event, (ii) additional Investments by the Company and its Subsidiaries in Loan Parties, (iii) additional Investments by Unrestricted Subsidiaries in Loan Parties or other Unrestricted Subsidiaries and (iv) Investments by any Loan Party in any Unrestricted Subsidiary, provided that (x) immediately before and after giving pro forma effect to each such Investment, no Default shall have occurred and be continuing and (y) immediately before and after giving pro forma effect to any Investments described in subclause (iv) (whether the making of such Investment gives rise to or occurs the occurrence of a Covenant Triggering Event), the Aggregate Basket Amount as of such date is less than or equal to the Maximum Aggregate Basket Amount;

(e)   Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)    Guaranties permitted by Section 7.02;

(g)   so long as immediately before and after giving pro forma effect to any such Investment (whether the making of such Investment gives rise to or occurs after the occurrence of a Covenant Triggering Event), the Aggregate Basket Amount as of such date is less than or equal to the Maximum Aggregate Basket Amount, Investments by the Borrowers in Swap Contracts permitted under Section 7.02(a);

(h)   so long as immediately before and after giving pro forma effect to any such Investment (whether the making of such Investment gives rise to or occurs after the occurrence of a Covenant Triggering Event), the Aggregate Basket Amount as of such date is less than or equal to the Maximum Aggregate Basket Amount, the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be wholly-owned directly by the Company or one or more of the other Loan Parties (including as a result of a merger or consolidation and the acquisition of any Investments held by such Person as a result thereof); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(h):

(i)            any such newly-created or acquired wholly-owned Subsidiary shall comply with the requirements of Section 6.12;

(ii)           the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be permitted pursuant to Section 7.07;

(iii)          (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Company and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 6.18, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(iv)          the Borrowers shall have delivered to the Administrative Agent and each Lender, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this clause (h) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(i)    so long as immediately before and after giving pro forma effect to any such Investment (whether such Investment gave rise to or is made after the occurrence of a Covenant Triggering Event) the Aggregate Basket Amount as of such date is less than or equal to the Maximum Aggregate Basket Amount, Investments by the Company and its

Subsidiaries not otherwise permitted under this Section 7.03; provided that, with respect to each Investment made pursuant to this Section 7.03(i):

(i)            such Investment shall be in property that is part of, or in lines of business permitted under Section 7.07; and

(ii)           (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Company and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 6.18, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Investment had been consummated as of the first day of the fiscal period covered thereby; and

(j)    Investments made under and pursuant to the Deferred Compensation Plan as in effect on the date of such Covenant Triggering Event (but subject to any amendments required after such Covenant Triggering Event in order to comply with applicable Law).

7.04         Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)   any Subsidiary may merge with (i) the Company, provided that the Company shall be the continuing or surviving Person, (ii) any other Loan Party, provided that the surviving Person shall be or shall become a Loan Party or (iii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, such wholly-owned Subsidiary shall be the surviving Person;

(b)   any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Loan Party;

(c)   any Unrestricted Subsidiary may Dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Unrestricted Subsidiary, (ii) to a Loan Party or (iii) to any other Person; provided, in the case of clause (iii), that immediately before and after giving pro forma effect to any such Disposition, no Default shall have occurred and be continuing and no Covenant Triggering Event shall have occurred;

(d)   in connection with any acquisition permitted under Section 7.03, any Subsidiary of the Company may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrowers, (ii) in the case of any such merger to which any Loan Party is a party, the surviving Person is or shall become a Loan Party and (iii) after the occurrence of any Covenant Triggering Event, the Person surviving such merger shall be a Loan Party;

(e)   so long as immediately before and after giving effect to any such merger or consolidation no Default has occurred and is continuing, the Company may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto, the Company is the surviving corporation; and

(f)    so long as immediately before and after giving effect to any such merger or consolidation no Default has occurred and is continuing, any Loan Party that is a Subsidiary of the Company may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto, the surviving Person shall be or shall become a Loan Party (or, if two Loan Parties merge, one of the Loan Parties is the surviving corporation).

7.05         Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)   Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)   Dispositions of inventory and accounts receivable in connection with collection, in each case in the ordinary course of business;

(c)   Dispositions of equipment or real property (excluding real property subject to a Mortgage in accordance herewith) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)   Dispositions of property by any Subsidiary to the Company or to any other Loan Party;

(e)   Dispositions permitted by Section 7.04;

(f)    licenses of, and royalty-sharing and revenue-sharing agreements with respect to, Intellectual Property;

(g)   any Disposition of the Ohio Sale/Leaseback Property to the State of Ohio or a public utility or other Governmental Authority of the State of Ohio pursuant to a Permitted Ohio Sale/Leaseback;

(h)   Dispositions of property by any Unrestricted Subsidiary that could not reasonably be expected individually or in the aggregate to have a Material Adverse Effect;

(i)    Dispositions of Intellectual Property to a Royalty-Backed Financing Subsidiary in accordance with a Permitted Royalty-Backed Financing, provided that such Disposition occurs prior to the date of any Covenant Triggering Event;

(j)    so long as immediately before and after giving pro forma effect to such Disposition no Covenant Triggering Event has occurred and no Default has occurred and is continuing, Dispositions of property by the Company or any other Loan Party not otherwise permitted under this Section 7.05 in an aggregate amount not to exceed $10,000,000 in any fiscal year;

(k)   Disposition of cash and Cash Equivalents in the ordinary course of business; provided, that after the occurrence of an Activation Event, Dispositions of cash or Cash Equivalents held in an account subject to an Account Control Agreement shall be governed by such Account Control Agreement;

(l)    Disposition of condemned property by transfer to the applicable Governmental Authority (whether by deed in lieu of condemnation or otherwise) and transfer of property subject to a casualty to the applicable insurer of such property or its designee in connection with an insurance settlement; and

(m)  leases and subleases of real property permitted by Section 7.01(o);

provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(f), Section 7.05(j), Section 7.05(k) and Section 7.05(m) shall be for fair market value.

7.06         Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)   each Subsidiary may make Restricted Payments to the Company and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)   the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)   the Company and each Unrestricted Subsidiary may purchase, redeem or otherwise acquire its Equity Interests with the proceeds received from the substantially concurrent issue of new Equity Interests;

(d)   any Foreign Subsidiary may issue director’s qualifying shares or similar Equity Interests to the extent required by Applicable Law;

(e)   the Company may issue (i) common Equity Interests and stock options, (ii) Series A Junior Participating Preferred Stock in accordance with the Rights Agreement (so long as such issuance would not result in a Change of Control), and (iii) so long as no Covenant Triggering Event has occurred or would occur as a result thereof, any other form of Equity Interests;

(f)    the Company may redeem or exchange rights issued pursuant to the Rights Agreement (so long as such issuance would not result in a Change of Control);

(g)   any Subsidiary may issue Equity Interests to any Loan Party;

(h)   payments or redemptions of the Senior Notes and any other Indebtedness consisting of convertible notes to the extent permitted under Section 7.13;

(i)    any Subsidiary may accept capital contributions made in connection with any Investment permitted under Section 7.03; and

(j)    the Company may purchase shares of, or make payments in respect of, its Equity Interests from, to or on behalf of its directors, employees and consultants by net exercise or otherwise pursuant to the terms of any employee stock options, restricted stock or incentive stock plan that has been filed with the SEC; provided, that after the occurrence of a Covenant Triggering Event, the Company may make such purchases (other than by net exercise) only if immediately before and after giving pro forma effect to any such purchase (whether the making of such purchase gives rise to or occurs after the occurrence of a Covenant Triggering Event), the Aggregate Basket Amount as of such date is less than or equal to the Maximum Aggregate Basket Amount.

7.07         Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof or any business substantially related or incidental thereto, which shall include any business in the pharmaceutical and biotechnology industries.

7.08         Transactions with Affiliates.  Enter into any transaction of any kind with any Unrestricted Subsidiary, or, after the occurrence of a Covenant Triggering Event, enter into any transaction of any kind with any other Affiliate of the Company or any other Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Unrestricted Subsidiary or other Affiliate, as the case may be; provided that the foregoing restriction shall not apply to (i) any transactions among Loan Parties, (ii) existing related party transactions described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 or in the Company’s Definitive Proxy for its 2007 Annual Meeting of Stockholders, (iii) any Restricted Payment permitted pursuant to Section 7.06, and (iv) any payments or other transaction pursuant to any tax sharing agreement between the Company and any other Person with which the Company files a consolidated tax  return or with which the Company is part of a consolidated group for tax purposes.

7.09         Burdensome Agreements.  (a) Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (i) limits the ability (A) of any Subsidiary (other than an Unrestricted Subsidiary) to Guaranty the Indebtedness of the Loan Parties or (B) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on the Collateral; provided, however, that this clause (B) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(c) or (k) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (ii) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, other than any such Contractual Obligation under the Permitted Ohio Financing with respect to Permitted Ohio Financing Liens.

(b)           Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of any Subsidiary (other than any Unrestricted Subsidiary) to make Restricted Payments to the Loan Parties or to otherwise transfer property to or invest in the Loan Parties, except for (A) any agreement in effect on (1) the Closing Date and set forth on Schedule 7.09, or (2) at the time any Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company, (B) any agreement providing for the Disposition of property or assets, provided that (1) such prohibitions or limitations apply solely to the property being Disposed and (2) Disposal of such property or assets is permitted under Section 7.05, or (C) customary non-assignment provisions in leases, subleases, licenses and sublicenses.

7.10         Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11         Amendments of Organization Documents.  Amend any of its Organization Documents in any manner that could reasonably be expected to impair the rights and remedies of the Administrative Agent or any Lender under any Loan Document or the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or that could otherwise reasonably be expected to have a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

7.12         Accounting Changes.  Make any change in fiscal year or, at any time after a Covenant Triggering Event, make any change in accounting policies or reporting practices, except as required by GAAP.

7.13         Prepayments, Etc. of Indebtedness.  If a Covenant Triggering Event has occurred or any prepayment, redemption, purchase, defeasance or satisfaction would, on a pro forma basis, result in a Covenant Triggering Event or Default, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except the prepayment of the Credit Extensions in accordance with the terms of this Agreement.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01         Events of Default.  Any of the following shall constitute an Event of Default:

(a)   Non-Payment.  The Borrowers or any other Loan Party fail to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)   Specific Covenants.  The Borrowers fail to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.03, 6.05(a), 6.11, 6.18 or Article VII; or

(c)   Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the date on which a Responsible Officer of the Company knows or should have known about such failure and (ii) the date the Administrative Agent or any Lender delivers notice thereof to the Company; or

(d)   Representations and Warranties.  Any written representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)   Cross-Default.  (i) The occurrence of any event of default under any Senior Note Document or any other Indebtedness consisting of a convertible note indenture; (ii) any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guaranty (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guaranty or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guaranty (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guaranty to become payable or cash collateral in respect thereof to be demanded; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Obligations owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)    Insolvency Proceedings, Etc.  Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or the occurrence of any of the foregoing with respect to an Unrestricted Subsidiary which results in a Material Adverse Effect; or

(g)   Inability to Pay Debts; Attachment.  (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy, (iii) or the occurrence of any event described in the foregoing clauses (i) or (ii) with respect to any Unrestricted Subsidiary resulting in a Material Adverse Effect; or

(h)   Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)             ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrowers under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrowers or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)             Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document (except as expressly permitted in accordance with such Loan Document); or

(k)          Change of Control.  There occurs any Change of Control; or

(l)             Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby; or

(m)       Suspension or Termination of Production Rights. The FDA, any Foreign Pharmaceutical Regulator or any other Governmental Agency having jurisdiction over any Loan Party suspends, terminates or materially restricts the right of the Company or any of its Subsidiaries to, or the Company or any of its Subsidiaries voluntarily withdraws or ceases to, market Byetta, Symlin or any of its other products in each case the sale of which constitute, in the applicable jurisdiction, constitutes more than five percent (5%) of the Company and its consolidated Subsidiary’s consolidated gross revenues over the immediately preceding 12 month period.

8.02                           Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)          declare the commitment of each Lender to make Loans, any obligation of Bank of America to enter into Secured Hedge Agreements under the Permitted FX Facility and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)         declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)          require that the Borrowers Cash Collateralize (i) the L/C Obligations (in an amount equal to the then Outstanding Amount thereof) and (ii) the outstanding Secured Hedge Agreements under the Permitted FX Facility; and

(d)         exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans, any obligation of Bank of America to enter into Secured Hedge Agreements under the Permitted FX Facility and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations and Secured Hedge Agreements under the Permitted FX Facility as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03                           Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations and Secured Hedge Agreements under the Permitted FX Facility have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and amounts owing under Secured Hedge Agreements and

Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer and Bank of America, as party to any Secured Hedge Agreements under the Permitted FX Facility, to Cash Collateralize (a) that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit and (b) the FX Swap Value of outstanding Secured Hedge Agreements under the Permitted FX Facility; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after (i) all Letters of Credit have either been fully drawn or expired or (ii) any Cash Collateralized Secured Hedge Agreement under the Permitted FX Facility has been terminated and the obligations of the Borrowers thereunder paid and performed in full, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01                           Appointment and Authority.  (a)  Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions.

(b)                                 The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, potential Hedge Bank and potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02                           Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03                           Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04                           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                           Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06                           Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above;

provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07                           Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                           No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Documentation Agents or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09                           Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

9.10                           Collateral Matters.  The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)          to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations)

and the expiration or termination of all Letters of Credit, (ii) that Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii)  if approved, authorized or ratified in writing in accordance with Section 10.01; and

(b)         to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i) or under any Mortgage with respect to easements or other Liens arising in connection with the Permitted Ohio Sale/Leaseback and/or the Duke Power Easement (as defined in the Mortgage).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item in accordance with the terms of the Loan Documents and this Section 9.10.

ARTICLE X
MISCELLANEOUS

10.01                     Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)          waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b)         without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders or the applicable Required Term Lenders, as the case may be;

(c)          extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender or extend or increase the Aggregate Commitments as of the Closing Date without the written consent of each Lender;

(d)         postpone any date fixed by this Agreement or any other Loan Document for  any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(e)          reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(f)            change (i) Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(c) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(g)         change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” or “Required Term Lenders” without the written consent of each Lender under the applicable Facility;

(h)         release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i)             impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders; or

(j)             waive any condition set forth in Section 6.18 or consent to any amendment of the definitions of “Activation Event,” “Covenant Triggering Event,” “Maximum Aggregate Basket Amount,” “Minimum Unrestricted Cash Balance,” “Unrestricted Cash” or “Unrestricted Cash Equivalents” without the written consent of each Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02                     Notices; Effectiveness; Electronic Communications.  (a)  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrowers, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrowers, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and the L/C Issuer.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or its securities for purposes of United States Federal or state securities laws.

(e)           The Company as Agent for Notice for the Borrowers.  Each Borrower hereby appoints the Company as its agent for delivery and receipt of all notices required hereunder and other the other Loan Documents.  Each Borrower hereby acknowledges and agrees that, notwithstanding anything herein to the contrary, (i) the delivery by the Administrative Agent, L/C Issuer or any Lender to the Company of any notice required or permitted to be delivered hereunder or under any other Loan Document shall constitute and be deemed to be delivery to all the Borrowers and (ii) delivery by the Company of any notice required to be delivered hereunder or under any other Loan Document shall constitute and shall be deemed to be delivered for and on behalf of all of the Borrowers, and each Borrower shall be deemed to have constructive notice of the delivery or receipt of and the contents of each such notice.

(f)            Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03       No Waiver;  Cumulative Remedies.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04       Expenses; Indemnity; Damage Waiver.  (a)  Costs and Expenses.  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party or any of the Borrowers’ or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the

Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05       Payments Set Aside.  To the extent that any payment by or on behalf of the Borrowers are made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06       Successors and Assigns.  (a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of either Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)  the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)   the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)   the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Borrowers.  No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrowers (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d) (to the extent such assignment or transfer complies with Section 10.06(d)).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrowers agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           [Reserved.]

(i)            Resignation as L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Bank of America may, upon 30 days’ notice to the Borrowers and the Lenders, resign as L/C Issuer.  In the event of any such resignation as L/C Issuer, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07       Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Arranger, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed

(a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08       Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan

Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09       Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10       Counterparts; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11       Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12       Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13       Replacement of Lenders.  If (i) any Lender requests compensation under Section 3.04, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is a Defaulting Lender or (iv) a Lender refuses to consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by at least the Required Lenders, then the Borrowers may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)   the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)   such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)   in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)   such assignment does not conflict with applicable Laws; and

(e)   with respect to any assignment pursuant to clause (iv), such amendment, waiver, consent or release can be effected as a result of such assignment (together with any other assignments made pursuant to clause (iv)).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14       Governing Law; Jurisdiction; Etc.  (a) GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR THEMSELVES AND THEIR PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN MANHATTAN IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

10.15       Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16       No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrowers or any of their respective Affiliates.  To the fullest extent permitted by law, the Borrowers hereby waive and release any claims that they may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17       USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

10.18       ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES

AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AMYLIN PHARMACEUTICALS, INC.

By:	/s/ Mark G. Foletta
Name:	Mark G. Foletta
Title:	Senior Vice President, Finance, and
Chief Financial Officer

AMYLIN OHIO LLC

By:	Amylin Pharmaceuticals, Inc.,
Sole Manager of Amylin Ohio LLC

By:	/s/ Mark G. Foletta
Name:	Mark G. Foletta
Title:	Senior Vice President, Finance, and
Chief Financial Officer

AMYLIN INVESTMENTS LLC

By:	Amylin Pharmaceuticals, Inc.,
Sole Manager of Amylin Investments LLC

By:	/s/ Mark G. Foletta
Name:	Mark G. Foletta
Title:	Senior Vice President, Finance, and
Chief Financial Officer

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Brenda H. Little
Name:	Brenda H. Little
Title:	Assistant Vice President

BANK OF AMERICA, N.A., as Revolving Credit
Lender and L/C Issuer

By:	/s/ Karin S. Barnes
Name:	Karin S. Barnes
Title:	Senior Vice President

BANC OF AMERICA LEASING & CAPITAL,
LLC, as a Term Lender

By:	/s/ Annemarie L. Warren
Name:	Annemarie L. Warren
Title:	Vice President

SILICON VALLEY BANK, as a Term Lender

By:	/s/ Any Pelletier
Name:	Andy Pelletier
Title:	Senior Relationship Manager

RBS ASSET FINANCE, INC., as a Term Lender

By:	/s/ Marybeth Corrente
Name:	Marybeth Corrente
Title:	Vice President

COMERICA BANK, as a Term Lender

By:	/s/ Greg Park
Name:	Greg Park
Title:	Vice President

BMO CAPITAL MARKETS FINANCING,
INC., as a Term Lender

By:	/s/ Jay Sepanski
Name:	Jay Sepanski
Title:	Director

FIRST BANK, as a Term Lender

By:	/s/ Robert A. Jondall
Name:	Robert A. Jondall
Title:	Senior Vice President

UNION BANK OF CALIFORNIA, N.A., as a
Term Lender

By:	/s/ L. D. Hart
Name:	L. D. Hart
Title:	Vice President

EXHIBIT A

FORM OF LOAN NOTICE

Date:                        ,             ,

To:         Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December [      ], 2007 (the “Agreement”; the terms defined therein being used herein as therein defined), among Amylin Pharmaceuticals, Inc., a Delaware corporation (the “Company”),  and each of its wholly-owned domestic subsidiaries party thereto (collectively, with the Company, the “Borrowers”), each lender from time to time party thereto and Bank of America, N.A., as Administrative Agent, Collateral Agent and L/C Issuer.

The undersigned hereby requests on behalf of the Borrowers (select one):

☐  A Borrowing of Loans                                                       ☐  A conversion or continuation of Loans

1.             On                                                                (a Business Day).

2.                                       In the amount of $                          .

3.                                       Class of Loan requested:

[Revolving Loan, Term Loan]

4.                                       Comprised of                                                   .

[Type of Loan requested:  Base Rate Loan or Eurocurrency Rate Loan]

5.                                       For Eurocurrency Rate Loans:  with an Interest Period of                      months.

The Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Agreement.

AMYLIN PHARMACEUTICALS, INC.

By:
Name:
Title:

A-1

EXHIBIT B

FORM OF NOTE FOR TERM LOANS

FOR VALUE RECEIVED, the undersigned (the “Borrowers”), hereby jointly and severally promise to pay to [                                          ] or its registered assigns permitted by the Agreement (as hereinafter defined) (the “Lender”), in accordance with the provisions of the Agreement, the principal amount of                          DOLLARS ($                    ), such principal amount being equal to the amount of a Term Loan made by the Lender to the Borrowers under that certain Credit Agreement, dated as of December [    ], 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrowers, the Lender, the other lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The Borrowers jointly and severally promise to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Term Note is also secured by the Collateral.  If one or more of the Events of Default specified in the Agreement occurs and is continuing, all amounts then remaining unpaid on this Term Note shall become under certain circumstances, or may be declared to be, immediately due and payable all as provided in the Agreement.  Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

The Borrowers, for themselves and their respective successors and assigns, hereby waive diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

[Signature Page Follows]

B-1

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

AMYLIN PHARMACEUTICALS, INC.,
a Delaware corporation

By:
Name:
Title:

AMYLIN OHIO LLC,
a Delaware limited liability company

By:	Amylin Pharmaceuticals, Inc., its sole manager

By:
Name:
Title:

AMYLIN INVESTMENTS LLC,
a Delaware limited liability company

By:	Amylin Pharmaceuticals, Inc., its sole manager

By:
Name:
Title:

Term Note
Signature Page

TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Term Loan Made	Amount of Term Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C

FORM OF NOTE FOR REVOLVING LOANS

FOR VALUE RECEIVED, the undersigned (the “Borrowers”), hereby jointly and severally promise to pay to [                                          ] or its registered assigns permitted by the Agreement (as hereinafter defined) (the “Lender”), in accordance with the provisions of the Agreement, the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrowers under that certain Credit Agreement, dated as of December [    ], 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrowers, the Lender, the other lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The Borrowers jointly and severally promise to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Revolving Credit Note is also secured by the Collateral.  If one or more of the Events of Default specified in the Agreement occurs and is continuing, all amounts then remaining unpaid on this Revolving Credit Note shall become under certain circumstances, or may be declared to be, immediately due and payable all as provided in the Agreement.  Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrowers, for themselves and their respective successors and assigns, hereby waive diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

[Signature Page Follows]

C-1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

AMYLIN PHARMACEUTICALS, INC.,
a Delaware corporation

By:
Name:
Title:

AMYLIN OHIO LLC,
a Delaware limited liability company

By:	Amylin Pharmaceuticals, Inc., its sole manager

By:
Name:
Title:

AMYLIN INVESTMENTS LLC,
a Delaware limited liability company

By:	Amylin Pharmaceuticals, Inc., its sole manager

By:
Name:
Title:

Revolving Credit Note
Signature Page

REVOLVING LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Revolving Loan Made	Amount of Revolving Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                       ,

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December [    ], 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;”. the terms defined therein being used herein as therein defined), among Amylin Pharmaceuticals, Inc., a Delaware corporation (the “Company”), each of the Company’s wholly owned domestic subsidiaries party thereto (collectively, with the Company, the “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Collateral Agent and L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrowers, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.             The Company has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Company and its Subsidiaries ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.             The Company has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Company and its Subsidiaries ended as of the above date.  Such consolidated financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.             The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrowers during the accounting period covered by such financial statements.

3.             A review of the activities of the Borrowers during such fiscal period has been made under the supervision of the undersigned with a view to

D-1

determining whether during such fiscal period the Borrowers performed and observed all of their  Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Covenant Triggering Event, Activation Event or Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such [Covenant Triggering Event] [Activation Event]  [Default] and its nature and status:]

4.             Attached as an exhibit hereto is a true and correct listing of Unrestricted Cash Equivalents and calculation of Unrestricted Cash as of [DATE](1).

5.             [Use for certificate delivered in connection with fiscal year-end financial statements ] As of the date hereof, the Company is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

 6.            [Use for certificate delivered in connection with fiscal year-end financial statements ] Attached as an exhibit hereto is the insurance summary required under Section 6.02(e) of the Agreement.

7.             [Use for certificate delivered in connection with fiscal year-end financial statements] Attached as an exhibit hereto are the Schedule Supplements required under Section 6.02(j) of the Agreement.

[Signature Page Follows]

(1) No more than five (5) Business Days before the date of this certificate.

D-2

IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of all the Borrowers as of                                          ,                            .

AMYLIN PHARMACEUTICALS, INC.

By:
Name:
Title:

Signature Page
Compliance Certificate

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4)  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities and the Collateral securing such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

(1) For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(2) For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(3) Select as appropriate.

(4) Include bracketed language if there are either multiple Assignors or multiple Assignees.

2.             Assignee[s]:                                         [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender](5)]

3.             Borrowers:       Amylin Pharmaceuticals, Inc., a Delaware corporation, and certain of its wholly owned domestic subsidiaries

4.             Administrative Agent:  Bank of America, N.A., as the administrative agent and collateral agent under the

Credit Agreement

5.             Credit Agreement:            The Credit Agreement, dated as of December [    ], 2007, among Amylin Pharmaceuticals, Inc., a Delaware corporation, each of its wholly owned domestic subsidiaries party thereto (collectively, the “Borrowers”), the lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Collateral Agent and L/C Issuer.

6.             Assigned Interest:

Assignor[s](6)	Assignee[s](7)	Facility Assigned(8)	Aggregate Amount of Commitment/ Loans for all Lenders(9)	Amount of Commitment / Loans Assigned	Percentage Assigned of Commitment / Loans(10)		CUSIP Number

			$	$		%
			$	$		%
			$	$		%

(5) Select as applicable.

(6) List each Assignor, as appropriate.

(7) List each Assignee, as appropriate.

(8) Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loan Commitment”, etc.).

(9) Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(10) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[7.            Trade Date:                               ](11)

Effective Date:                                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

(11) To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to and](12) Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent, L/C Issuer and Swing Line Lender
By:
Name:
Title:

[Consented to:](13)

AMYLIN PHARMACEUTICALS, INC.
By:
Name:
Title:

(12) To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(13) To be added to the extent the consent of the Borrowers and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

AMYLIN CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.          Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (iii) the financial condition of the Borrowers, any of the Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of the Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F

PLEDGE AND SECURITY AGREEMENT

Dated as of December 21, 2007,

among

AMYLIN PHARMACEUTICALS, INC.,
and
CERTAIN OF ITS WHOLLY OWNED DOMESTIC SUBSIDIARIES
party hereto from time to time,
as Grantors,

and

BANK OF AMERICA, N.A.,
as Administrative Agent

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Table of Contents

(continued)

		Page

6.08	Headings	26

6.09	GOVERNING LAW; JURISDICTION; ETC	26

6.10	WAIVER OF JURY TRIAL	27

6.11	ENTIRE AGREEMENT	27

6.12	Mortgages	27

Exhibits

Exhibit A	Form of Perfection Certificate

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PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT dated as of December 21, 2007 (this “Agreement”), among AMYLIN PHARMACEUTICALS, INC., a Delaware corporation (the “Company”),  each of the Company’s wholly owned domestic subsidiaries identified on the signature pages hereof (collectively, with the Company, the “Borrowers”) and each Subsidiary of the Company that hereafter becomes a party hereto from time to time pursuant to Section 6.02 (all such Subsidiaries, together with the Borrowers, hereinafter collectively referred to as the “Grantors”, and each individually as a “Grantor”) and BANK OF AMERICA, N.A., as administrative and collateral agent (in such capacity, the “Administrative Agent”) for the Secured Parties.

RECITALS

WHEREAS, pursuant to the Credit Agreement, dated as of the date hereof (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), among the Grantors from time to time party thereto, the Lenders from time to time party thereto, and the Administrative Agent, and the other Loan Documents referred to therein, the Lenders, the L/C Issuer and the other Secured Parties have agreed to make certain credit extensions to or for the benefit of the Borrowers;

WHEREAS, the obligations of the Lenders to make such Credit Extensions under the Credit Agreement are conditioned upon, among other things, the execution and delivery of this Agreement by each Grantor; and

WHEREAS, to obtain such benefits, each Grantor is willing to grant a Lien on the Collateral of such Grantor in favor of the Administrative Agent for the benefit of the Secured Parties as collateral security for its Obligations as hereinafter provided;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees, for the benefit of each Secured Party, as follows:

ARTICLE I

DEFINITIONS

1.01                        Credit Agreement Definitions and Constructions.  (a)  Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in Section 1.01 of the Credit Agreement.

(b)                                 The rules of construction specified in Sections 1.02 through 1.06 of the Credit Agreement also apply to this Agreement.

1.02                        UCC Definitions.  All terms defined in the UCC and not defined in this Agreement have the meanings specified therein.

1.03                        Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Account” means a right to payment of a monetary obligation, whether or not earned by performance (and shall include invoices, contracts, rights, accounts receivable, notes, refunds, indemnities, interest, late charges, fees, undertakings, and all other obligations and amounts owing to any Grantor from any Person):  (a) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of; (b) for services rendered or to be rendered; (c) for a policy of insurance issued or to be issued; (d) for a secondary obligation incurred or to be incurred; (e) for energy provided or to be provided; or (f) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Account Control Agreement” means an account control agreement in substantially the form of Exhibit C-1 or C-2 to the Perfection Certificate, as applicable, or otherwise in form and substance reasonably satisfactory to the Administrative Agent, entered into among a Grantor, the Administrative Agent and the bank or Securities Intermediary where a Deposit Account or Securities Account, respectively, of such Grantor is maintained.

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Administrative Agent” has the meaning specified in the introductory paragraph hereto (and shall include any successor acting in the capacity as successor administrative agent and collateral agent for the Secured Parties pursuant to Section 9.06 of the Credit Agreement).

“Chattel Paper” means a record or records that evidence both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, a security interest in specific goods and license of software used in the goods, a lease of specific goods, or a lease of specific goods and license of software used in the goods.

“Collateral” has the meaning provided in Section 3.01.

“Commercial Tort Claim” means a claim arising in tort with respect to which the claimant is a Grantor.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor, (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office.

“Credit Agreement” has the meaning specified in the recitals hereto.

“Deposit Account” means a demand, time, savings, passbook, or similar account (including all bank accounts, collection accounts and concentration accounts, together with all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing such accounts) maintained with a bank.

“Designated Event of Default” means an Event of Default described under Sections 8.01(a), (f) or (g) of the Credit Agreement and, following written notice thereof from the Administrative Agent at the request of the Required Lenders, any other Event of Default.

“Documents” means a document of title or a receipt of the type described in Section 7-201(2) of the UCC.

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“Electronic Chattel Paper” means Chattel Paper evidenced by a record or records consisting of information stored in an electronic medium.

“Entitlement Holder” means a Person identified in the records of a Securities Intermediary as the Person having a Security Entitlement against the Securities Intermediary.  If a person acquires a Security Entitlement by virtue of Section 8-501(b)(2) or (3) of the UCC, such person is the Entitlement Holder.

“Equipment” means all machinery, equipment in all its forms (including without limitation all “Equipment” as defined in the UCC), wherever located, including, without limitation, all laboratory research equipment, all repair equipment, office equipment, motor vehicles, furniture and furnishings, all other property similar to the foregoing (including tools, parts and supplies of every kind and description), components, parts and accessories installed thereon or affixed thereto and all parts thereof, and all Fixtures and all accessories, additions, attachments, improvements, substitutions and replacements thereto and therefor.

“Federal Securities Laws” has the meaning specified in Section 5.03.

“Financial Asset” means:

(a)                                  a Security;

(b)                                 an obligation of a Person or a share, participation or other interest in a Person or in property or an enterprise of a Person, which is, or is of a type, dealt with in or traded on financial markets, or which is recognized in any area in which it is issued or dealt in as a medium for investment; or

(c)                                  any property that is held by a Securities Intermediary for another person in a Securities Account if the Securities Intermediary has expressly agreed with the other Person that the property is to be treated as a Financial Asset under Article 8 of the UCC.  As the context requires, the term Financial Asset shall mean either the interest itself or the means by which a Person’s claim to it is evidenced, including a certificated or uncertificated Security, a certificate representing a Security or a Security Entitlement.

“Fixtures” means all items of Goods, whether now owned or hereafter acquired, of any Grantor that become so related to particular real property that an interest in them arises under any real property law applicable thereto.

“General Intangibles” means all “General Intangibles” as defined in the UCC, including things in action and all other intangible personal property of any Grantor of every kind and nature (other than Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Goods, Instruments, Investment Property, Letter-of-Credit Rights, Letters of Credit, and money) now owned or hereafter acquired by such Grantor, including corporate, limited liability company, limited partnership or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Contracts and other agreements), Payment Intangibles and tax refund claims.

“Goods” means all things that are movable when a security interest attaches (including (a) Fixtures and (b) computer programs embedded in goods and any supporting information provided in connection with a transaction relating to the program if (i) the program is associated with the goods in such a manner that is customarily considered part of the goods, or (ii) by becoming the owner of the goods, a person acquires a right to use the program in connection with the goods).

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“Grantors” has the meaning specified in the introductory paragraph hereto.

“Instrument” means a negotiable instrument or any other writing that evidences a right to the payment of a monetary obligation, is not itself a security agreement or lease, and is of a type that in ordinary course of business is transferred by delivery with any necessary endorsement or assignment.

“Intercompany Note” means a promissory note evidencing Indebtedness for borrowed money of the Company or any of its direct or indirect Subsidiaries to and in favor of any Grantor.

“Inventory” means Goods, other than farm products, which:  (a) are leased by a Person as lessor; (b) are held by a Person for sale or lease or to be furnished under a contract of service; (c) are furnished by a Person under a contract of service; or (d) consist of raw materials, work in process, or materials used or consumed in a business, and includes, without limitation, (i) finished goods, returned goods and materials and supplies of any kind, nature or description which are or might be used in connection with the manufacture, packing, shipping, advertising, selling or finishing of any of the foregoing, (ii) all goods in which a Grantor has an interest in mass or a joint or other interest or right of any kind (including goods in which a Grantor has an interest or right as consignee), (iii) all goods which are returned to or repossessed by any Grantor, and (iv) all accessions thereto, products thereof and documents therefor.

“Investment Property” means all Securities (whether certificated or uncertificated), Security Entitlements, Securities Accounts, Financial Assets, commodity contracts and commodity accounts of each Grantor; provided, however, that Investment Property shall not include any Securities constituting Pledged Collateral and identified on Schedules 1.05 and 3.01 to the Perfection Certificate as such Schedule may be supplemented from time to time.

“Joinder Agreement” means a joinder agreement, in form and substance satisfactory to the Administrative Agent, entered into by any Subsidiary of the Company from time to time in accordance with Section 6.12 of the Credit Agreement.

“Letter-of-Credit Right” means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance, but excludes the right of a beneficiary to demand payment or performance under a letter of credit.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement to which any Grantor is a party.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor,  (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Payment Intangible” means a general intangible under which the account debtor’s principal obligation is a monetary obligation.

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“Perfection Certificate” means a certificate substantially in the form of Exhibit A completed by the Borrowers on behalf of each Grantor to include the scheduled information contemplated by Exhibit A with respect to such Grantor, as such certificate and such schedules may be supplemented from time to time by any Perfection Certificate Supplement.

“Perfection Certificate Supplement” means a Supplement to the Perfection Certificate executed by the Borrowers on behalf of each Grantor and delivered to the Administrative Agent pursuant to Section 4.01(b) to supplement the scheduled information contemplated by the Perfection Certificate for such Grantor, including any additional Grantor who becomes a party to this Agreement by executing a Joinder Agreement.

“Permitted Liens” means Liens permitted by Section 7.01 of the Credit Agreement.

“Pledged Collateral” has the meaning specified in Section 2.01.

“Pledged Debt” has the meaning specified in Section 2.01.

“Pledged Equity” has the meaning specified in Section 2.01.

“Pledged Securities” means any promissory notes (including Intercompany Notes), stock certificates or instruments, certificates and other documents representing or evidencing any of the Pledged Debt or Pledged Equity, as the case may be.

“Proceeds” means the following property:

(a)                                  whatever is acquired upon the sale, lease, license, exchange, or other disposition of the Collateral;

(b)                                 whatever is collected on, or distributed on account of, the Collateral;

(c)                                  rights arising out of the Collateral;

(d)                                 to the extent of the value of the Collateral, claims arising out of the loss, nonconformity, or interference with the use of, defects or infringement of rights in, or damage to, the Collateral; and

(e)                                  to the extent of the value of the Collateral and to the extent payable to the debtor or the secured party, insurance payable by reason of the loss or nonconformity of, defects or infringement of rights in, or damage to, the Collateral.

“Securities” means any obligations of an issuer or any shares, participations or other interests in an issuer or in property or an enterprise of an issuer which

(a)                                  are represented by a certificate representing a security in bearer or registered form, or the transfer of which may be registered upon books maintained for that purpose by or on behalf of the issuer;

(b)                                 are one of a class or series or by its terms is divisible into a class or series of shares, participations, interests or obligations; and

(c)                                  (i) are, or are of a type, dealt with or traded on securities exchanges or securities markets or (ii) are a medium for investment and by their terms expressly provide that they are a security governed by Article 8 of the UCC.

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“Securities Account” shall mean an account to which a Financial Asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise rights that comprise the Financial Asset.

“Security Entitlements” means the rights and property interests of an Entitlement Holder with respect to a Financial Asset.

“Security Interest” has the meaning specified in Section 3.01.

“Security Intermediary” means:

(a)                                  a clearing corporation; or

(b)                                 a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Software” means a computer program and any supporting information provided in connection with a transaction relating to the program, not including a computer program that is included in the definition of Goods.

“Supporting Obligation” means a Letter-of-Credit Right or secondary obligation that supports the payment or performance of an Account, Chattel Paper, Document, General Intangible, Instrument or Investment Property, including, without limitation, all security agreements, guaranties, leases and other contracts securing or otherwise relating to any such Accounts, Chattel Paper, Documents, General Intangible, Instruments or Investment Property, including Goods represented by the sale or lease of delivery which gave rise to any of the foregoing, returned or repossessed merchandise and rights of stoppage in transit, replevin, reclamation and other rights and remedies of an unpaid vendor, lien or secured party.

“Tangible Chattel Paper” means Chattel Paper evidenced by a record or records consisting of information that is inscribed on a tangible medium.

“Termination Date” means the date on which the latest of the following events occurs:  (i) the payment in full in cash of the Obligations (or, with respect to Obligations consisting of outstanding Letters of Credit or Secured Hedge Agreements under the Permitted FX Facility, Cash Collateralization of such outstanding Letters of Credit and Secured Hedge Agreements) of all the Loan Parties; (ii) the termination or expiration of the Availability Period; (iii) the termination, expiration or Cash Collateralization of all Letters of Credit; (iv) the termination or Cash Collateralization of the Permitted FX Facility; and (v) the termination or Cash Collateralization of all Secured Hedge Agreements to which a Hedge Bank is a party and all Secured Cash Management Agreements to which a Cash Management Bank is a party.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor, (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings

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thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“Waiver Agreement” means a waiver agreement with a landlord or bailee of a Grantor substantially in the form of Exhibit A to the Perfection Certificate or otherwise in form and substance reasonably satisfactory to the Administrative Agent, entered into among such landlord or bailee, as the case may be, such Grantor and the Administrative Agent, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

ARTICLE II

PLEDGED COLLATERAL

2.01                        Pledged Collateral.  The Collateral pledged by each Grantor under this Agreement shall include all of such Grantor’s right, title and interest in, to and under the following Equity Interests and Indebtedness now owned or hereafter acquired by such Grantor (collectively, the “Pledged Collateral”):

(a)                                  (i) the shares of capital stock, membership interests, limited partnership interests and other Equity Interests in any Person owned by such Grantor on the Closing Date and listed opposite the name of such Grantor on Schedule 1.05 to the Perfection Certificate, (ii) any other Equity Interests of any Person obtained in the future by such Grantor and identified on Schedule 1.05 to any Perfection Certificate Supplement, and (iii) the certificates representing all such Equity Interests (collectively, the “Pledged Equity”); provided, however, that the Pledged Equity of any Grantor shall not include (A) more than 65% of the aggregate issued and outstanding voting Equity Interests of any CFC owned by such Grantor, (B) the Excluded Collateral, (C) Equity Securities held pursuant to the Deferred Compensation Plan or (D) any Equity Interest in any Person which is evidenced by a Security or a Security Entitlement which is maintained in a Securities Account which is either (1) maintained with the Administrative Agent or (2) maintained with any other Securities Intermediary; provided that, to the extent required by Section 4.01(g), any such other Securities Intermediary shall have entered into an Account Control Agreement with the Administrative Agent with respect to such Securities Account.

(b)                                 (i) the promissory notes (including Intercompany Notes) and debt securities of any other Person owned by such Grantor on the Closing Date and the loans and advances for money borrowed made by such Grantor to any other Person which are outstanding on the Closing Date, in each case, which are listed opposite the name of such Grantor on Schedule 3.01 of the Perfection Certificate, (ii) any promissory notes (including Intercompany Notes), debt securities, and loans or advances for money borrowed in the future issued to or owed to such Grantor by any other Person and identified on Schedule 3.01 to any Perfection Certificate Supplement, and (iii) the promissory notes (including, Intercompany Notes) and any other instruments as may hereafter be issued to evidence such loans or advances for money borrowed (collectively, the “Pledged Debt”); provided, however, that the Pledged Debt of any Grantor shall not include (A) the Excluded Collateral, (B) any promissory notes, debt securities, loans or advances of any Person held pursuant to the Deferred Compensation Plan or (C) any promissory notes (including Intercompany Notes), debt securities, and loans or advances of any Person which are evidenced by a Security or Security Entitlement which is maintained in a Securities Account which is either (1) maintained with the Administrative Agent or (2) maintained with any other Securities Intermediary; provided that, to the extent required by Section 4.01(g), any such other Securities Intermediary shall have entered into an Account Control Agreement with the Administrative Agent with respect to such Securities Account.

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(c)                                  subject to Section 2.05, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of the items referred to in clauses (a) and (b) above;

(d)                                 subject to Section 2.05, all rights and privileges of such Grantor with respect to the securities, instruments and other property referred to in clauses (a), (b) and (c) above; and

(e)                                  all Proceeds of any of the foregoing.

2.02                        Delivery of the Pledged Collateral.  (a)  Each Grantor agrees promptly to deliver or cause to be delivered to the Administrative Agent any and all Pledged Securities representing any Pledged Equity or Pledged Debt, as the case may be, other than (i) any promissory notes (other than Intercompany Notes), debt securities, and loans or advances in an amount less than $500,000 and (ii) any Indebtedness for borrowed money (A) owed to any Grantor by any other Grantor or (B) owed to any Grantor by any Subsidiary of the Company other than a Grantor that individually or in the aggregate is in excess of $5,000,000.

(b)                                 Each Grantor will cause any Indebtedness for borrowed money owed to such Grantor by any other Grantor or by any other Subsidiary of the Company, in each case, to be evidenced by a duly executed Intercompany Note to be pledged and delivered to the Administrative Agent pursuant to the terms hereof, other than any Indebtedness that is not required to be delivered to Administrative Agent pursuant to Section 2.02(a).

(c)                                  Upon delivery to the Administrative Agent, any Pledged Securities shall be accompanied by stock powers, bond powers or other instruments of transfer reasonably satisfactory to the Administrative Agent duly executed in blank by the applicable Grantor and such other instruments and documents as the Administrative Agent may reasonably request.

(d)                                 At any time after the occurrence of an Activation Event, at the request of the Administrative Agent, with respect to any Pledged Equity owned by any Grantor that constitutes an uncertificated security of a Subsidiary or Affiliate of such Grantor, such Grantor will cause the issuer thereof (if, either individually or together with the Company and its other Affiliates, it controls such issuer) or will use commercially reasonable efforts to cause such issuer (if it does not so control such issuer) either (i) to register the Administrative Agent as the registered owner of such Pledged Equity or (ii) (A) to acknowledge the security interest of the Administrative Agent in such Pledged Equity granted hereunder (to the extent not so acknowledged pursuant to Section 2.03), (B) to confirm to the Administrative Agent that it has not received notice of any other Lien in such Pledged Equity (and has not agreed to accept instructions from any other Person in respect of such Pledged Equity other than the Administrative Agent) (to the extent not so acknowledged pursuant to Section 2.03) and (C) to agree in writing with such Grantor and the Administrative Agent that such issuer will comply with instructions with respect to such Pledged Equity originated by the Administrative Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Administrative Agent (to the extent not so acknowledged pursuant to Section 2.03).

2.03                        Agreements of Issuers.

(a)                                  Each Grantor which is the issuer of any Pledged Equity owned by any other Grantor, hereby (i) acknowledges the security interest of the Administrative Agent in such Pledged Equity granted by such other Grantor hereunder, (ii) confirms that it has not received notice of any other Lien as of the Closing Date in such Pledged Equity (and has not agreed to accept instructions from any other person in respect of such Pledged Equity other than the Administrative Agent) (iii) agrees that it will comply with the instructions with respect to such Pledged Equity originated by the Administrative Agent

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without further consent of such other Grantor and (iv) otherwise agrees that it will be bound by the terms of this Agreement relating to the Pledged Collateral issued by it.

(b)                                 In the case of each Grantor which is a partner in a partnership, limited liability company or other entity, such Grantor hereby consents to the extent required by applicable Organization Documents to the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged Equity in such partnership, limited liability company or other entity, and upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Equity to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as the substituted partner or member in such limited partnership, limited liability company or other entity with all rights, powers and duties of a partner or a general partner or a limited member, as the case may be.

2.04                        Representations, Warranties and Covenants with respect to Pledged Collateral.  The Grantors represent, warrant and covenant to and with the Administrative Agent, for the benefit of the Secured Parties as of the date hereof and as of the date of each Perfection Certificate Supplement, that:

(a)                                  Pledged Collateral.  Schedules 1.05 and 3.01 of the Perfection Certificate (as supplemented from time to time by any Perfection Certificate Supplement) accurately and completely set forth for each Grantor the Pledged Equity and the Pledged Debt of such Grantor.

(b)                                 Due Authorization and Issuance.  All Pledged Equity and Pledged Debt issued by any Subsidiary of the Company to any Grantor has been, and to the extent that any Pledged Equity or Pledged Debt is hereafter issued, such Pledged Equity or Pledged Debt will be, upon such issuance, duly and validly issued by such issuer.  All such Pledged Equity is fully paid and nonassessable.  All such Pledged Debt is the legal, valid and binding obligation of the issuer thereof.

(c)                                  Title.  Each Grantor (i) is the owner, beneficially and of record, of the Pledged Collateral listed on Schedules 1.05 and 3.01 of the Perfection Certificate (as supplemented from time to time by any Perfection Certificate Supplement) opposite the name of such Grantor, (ii) holds the same free and clear of all Liens, other than Liens created by this Agreement and Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than the Security Interest created by this Agreement and other assignments and transfers permitted pursuant to the Credit Agreement, and (iv) will defend its title or interest hereto or therein against any and all Liens (other than the Security Interest created by this Agreement and other Permitted Liens), however arising, of all Persons.

(d)                                 Transferability of Pledged Collateral.  Except for restrictions and limitations imposed by the Loan Documents or securities laws generally or for consents required and obtained in connection herewith, the Pledged Collateral is and will continue to be freely transferable and assignable to the Administrative Agent, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, provision of any Organization Document or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder.

(e)                                  Validity of Security Interest.  By virtue of the execution and delivery by each Grantor of this Agreement or a Joinder Agreement, as the case may be, when all Pledged Securities evidencing any Pledged Collateral of such Grantor are delivered to the Administrative Agent in accordance with this Agreement, the Administrative Agent, for the benefit of itself and the other Secured Parties, will obtain a valid and perfected first priority lien, subject to Permitted Liens, upon and security interest in all Pledged Collateral of such Grantor, other than Pledged Collateral not required to be

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delivered to the Administrative Agent pursuant to Section 2.02(a) as security for the payment and performance of the Obligations of such Grantor.

(f)                                    Defaults.  Such Grantor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Grantor is a party relating to the Pledged Equity pledged by it, and such Grantor is not in violation of any other provisions of any such agreement to which such Grantor is a party, or otherwise in default or violation thereunder.  No Pledged Equity pledged by such Grantor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Grantor by any Person with respect thereto, and on and as of the Closing Date and as of the date of each Perfection Certificate Supplement and Joinder Agreement, there are no certificates, instruments, documents or other writings (other than the Organization Documents and certificates (if any) delivered to the Administrative Agent) which evidence any Pledged Equity of such Grantor.

(g)                                 Notices.  Each Grantor agrees to furnish to the Administrative Agent promptly upon receipt thereof copies of all material notices, requests and other documents received by such Grantor under or pursuant to the Pledged Equity and any other contract or agreement related to the Pledged Equity to which it is a party, and from time to time (i) furnish to the Administrative Agent such information and reports regarding the Pledged Equity as the Administrative Agent may reasonably request, and (ii) upon the reasonable request of the Administrative Agent, make to any other party to the Pledged Equity or any other contract or agreement related to the Pledged Equity such demands and requests for information and reports or for action as the Grantor is entitled to make thereunder.

(h)                                 Terminations, Modifications or Other Actions with respect to Pledged Equity.  At any time after the occurrence and during the continuation of an Event of Default, no Grantor of a Pledged Equity shall, except as otherwise permitted by the Credit Agreement:  (i) cancel or terminate any Pledged Equity or any other contract or agreement included in the Collateral to which it is a party or consent to or accept any cancellation or termination thereof; (ii) amend or otherwise modify any such or any such contract or agreement or give any consent, waiver, or approval thereunder; (iii) waive any default under or breach of any such Pledged Equity or any such other contract or agreement; or (iv) take any other action in connection with any such Pledged Equity or any such other contract or agreement the taking or omission of which could reasonably be expected to impair the value of the interest or rights of such Grantor thereunder or that would impair the interest or rights of the Administrative Agent.

(i)                                     Amendments, Waivers or Other Actions with respect to Pledged Debt.  At any time after the occurrence and during the continuation of an Event of Default, no Grantor will, without the prior written consent of the Administrative Agent:  (i) enter into any agreement amending, supplementing, or waiving any provision of any Pledged Debt (including any underlying instrument pursuant to which such Pledged Debt is issued) or compromising or releasing or extending the time for payment of any obligation of the maker thereof; or (ii) take or omit to take any action the taking or the omission of which could result in any impairment or alteration of any obligation of the maker of any Pledged Debt or other instrument constituting Collateral related to the Pledged Debt.

2.05                        Voting Rights; Dividends and Interest, etc.  (a)  Unless and until a Designated Event of Default shall have occurred and be continuing, and thereafter:

(i)                                     Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could reasonably be expected to have a Material Adverse Effect.

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(ii)                                  The Administrative Agent shall be deemed without further action or formality to have granted to each Grantor all necessary consents relating to voting rights and shall, if necessary, upon written request of a Grantor and at the sole cost and expense of the Grantors, from time to time execute and deliver (or cause to be executed and delivered) to such Grantor all such instruments as Grantor may reasonably request in order to permit such Grantor to exercise the voting and other rights which it is entitled to exercise pursuant to subparagraph (i) above.

(iii)                               Each Grantor shall be entitled to receive, retain, and to utilize free and clear of any Lien hereof, any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral, but only if and to the extent that such dividends, interest, principal and other distributions are not otherwise prohibited by the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Equity or received in exchange for any Pledged Debt or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and shall be forthwith delivered to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(b)                                 Upon the occurrence and during the continuance of a Designated Event of Default, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.05 shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions.  All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.05(b) shall be held in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Administrative Agent in the same form as so received (with any necessary endorsement).  Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this Section 2.05(b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02.

(c)                                  Upon the occurrence and during the continuance of a Designated Event of Default, all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.05, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 2.05, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers.  If after the occurrence of a Designated Event of Default, such Event of Default shall have been waived pursuant to Section 10.01 of the Credit Agreement, each Grantor will again have the right to exercise the voting and consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above and the Administrative Agent shall again be subject to the obligations under paragraph (a)(ii) of this Section 2.05.

2.06                        Registration in Nominee Name; Denominations.  The Administrative Agent, on behalf of the Secured Parties, shall have the right to hold as collateral the Pledged Collateral endorsed or

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assigned in blank or in favor of the Administrative Agent.  After the occurrence and during the continuance of an Event of Default, the Administrative Agent, on behalf of the Secured Parties, shall also have the right (in its sole and absolute discretion) to hold the Pledged Collateral in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor.  At the request of the Administrative Agent, each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor.  The Administrative Agent shall at all times have the right to exchange the certificates or instruments (to the extent permitted by the terms thereof) representing Pledged Securities for certificates or instruments of smaller or larger denominations for any purpose consistent with this Agreement.

ARTICLE III

SECURITY INTERESTS IN PERSONAL PROPERTY

3.01                        Security Interest.  Each Grantor hereby collaterally assigns and pledges to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, as security for the payment or performance in full of the Obligations of such Grantor, a security interest (the “Security Interest”) in all right, title and interest of such Grantor in, to and under any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”):

(a)                                  all Accounts;

(b)                                 all Chattel Paper;

(c)                                  all cash, Cash Equivalents and Deposit Accounts;

(d)                                 all Documents;

(e)                                  all Equipment, including all Fixtures;

(f)                                    all General Intangibles;

(g)                                 all Instruments;

(h)                                 all Inventory;

(i)                                     all Investment Property;

(j)                                     all Pledged Collateral;

(k)                                  all Supporting Obligations;

(l)                                     all Commercial Tort Claims of such Grantor described in the schedules to the Perfection Certificate in respect of such Grantor (as such schedule may be supplemented from time to time pursuant to any Perfection Certificate Supplement or otherwise);

(m)                               all other Goods;

(n)                                 all books and records pertaining to the Collateral;

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(o)                                 all letter of credit rights;

(p)                                 all other assets, properties and rights of every kind and description and interests therein, including all moneys, securities and other property, now or hereafter held or received by, or in transit to, any Grantor, the Administrative Agent or any other Secured Party, whether for safekeeping, pledge, custody, transmission, collection or otherwise; and

(q)                                 all Proceeds of any and all of the foregoing;

provided, however, that notwithstanding anything to the contrary in clauses (a) through (q) above:

(i)                                     any General Intangible, Chattel Paper, Instrument or Account which by its terms prohibits the creation of a security interest therein (whether by assignment or otherwise) shall be excluded from the Lien of the Security Interest granted under this Section 3.01, and shall not be included in the Collateral of such Grantor, except to the extent that Sections 9-406(d), 9-407(a) or 9-408(a) of the UCC are effective to render any such prohibition ineffective; provided, however, that if any General Intangible, Chattel Paper, Instrument or Account included in the Collateral contains any term, restricting or requiring the consent of any Person (other than a Grantor) obligated thereon to, any exercise of remedies hereunder in respect of, the Security Interest therein granted under this Section 3.01, then the enforcement of such Security Interest under this Agreement shall be subject to Section 5.01(c) (but such provision shall not limit the creation, attachment or perfection of the Security Interest hereunder);

(ii)                                  any permit, lease, license (including any License) or franchise shall be excluded from the Lien of the Security Interest granted under this Section 3.01, and shall not be included in the Collateral, to the extent any Law applicable thereto is effective to prohibit the creation of a Security Interest therein;

(iii)                               any Equipment (including  any Software incorporated therein) owned by any Grantor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation or Capitalized Lease permitted to be incurred pursuant to the provisions of the Credit Agreement shall be excluded from the Lien of the Security Interest granted under this Section 3.01, and shall not be included in the Collateral, to the extent that the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capitalized Lease) validly prohibits the creation of any other Lien on such Collateral; and

(iv)                              all Excluded Collateral shall be excluded from the Collateral of such Grantor.

With respect to property described in clauses (i) through (iv) above to the extent not included in the Collateral of such Grantor (the “Excluded Property”), such property shall constitute Excluded Property only to the extent and for so long as the creation of a Lien on such property in favor of the Administrative Agent is, and remains, validly prohibited, and upon termination of such prohibition (however occurring), such property shall cease to constitute Excluded Property.  The Grantors may be required from time to time at the request of the Administrative Agent to give written notice to the Administrative Agent identifying in reasonable detail the Excluded Property (and stating in such notice that such property constitutes Excluded Property) and to provide the Administrative Agent with such other information regarding the Excluded Property as the Administrative Agent may reasonably request.

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3.02        Filing Authorization.  (a)  Each Grantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) if such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Administrative Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Collateral granted to the Administrative Agent, including describing such property as “all assets except the Excluded Collateral (as such term is defined in the Pledge and Security Agreement between debtor and secured party)” or “all property except the Excluded Collateral (as such term is defined in the Pledge and Security Agreement between debtor and secured party).”  Each Grantor agrees to provide such information to the Administrative Agent promptly upon request.

(b)           Each Grantor also ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any such initial financing statements or amendments thereto if filed prior to the date hereof.

3.03        Continuing Security Interest; Transfer of Credit Extensions.  This Agreement shall create a continuing security interest in the Collateral of each Grantor and shall remain in full force and effect with respect to each Grantor until the Termination Date for such Grantor, be binding upon each Grantor, its successors, transferees and assigns, and inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and each other Secured Party.  Without limiting the generality of the foregoing, any Secured Party may assign or otherwise transfer (in whole or in part) any Commitment or Loan held by it to any other Person, and such other Person shall thereupon become vested with all the rights and benefits in respect thereof granted to such Lender under any Loan Document (including this Agreement) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of Section 10.06 and Article IX of the Credit Agreement.

3.04        Grantors Remain Liable.  Anything herein to the contrary notwithstanding

(a)           each Grantor shall remain liable under the contracts and agreements included in the Collateral (including the Material Contracts) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed,

(b)           each Grantor will comply in all material respects with all Laws relating to the ownership and operation of the Collateral, including all registration requirements under applicable Laws, and shall pay when due all taxes, fees and assessments imposed on or with respect to the Collateral, except to the extent the validity thereof is being contested in good faith by appropriate proceedings for which adequate reserves in accordance with GAAP have been set aside by such Grantor,

(c)           the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral, and

(d)           neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any such contracts or agreements included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of

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the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

3.05        Security Interest Absolute.  All rights of the Administrative Agent and the security interests granted to the Administrative Agent hereunder, and all obligations of each Grantor hereunder, shall be absolute and unconditional, irrespective of any of the following conditions, occurrences or events:

(a)           any lack of validity or enforceability of any Loan Document;

(b)           the failure of any Secured Party to assert any claim or demand or to enforce any right or remedy against the Borrowers, any other Grantor or any other Person under the provisions of any Loan Document or otherwise or to exercise any right or remedy against any other guarantor of, or collateral securing, any Obligation;

(c)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations or any other extension, compromise or renewal of any Obligation, including any increase in the Obligations resulting from the extension of additional credit to any Grantor or any other obligor or otherwise;

(d)           any reduction, limitation, impairment or termination of any Obligation for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Grantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligation or otherwise;

(e)           any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of any Loan Document;

(f)            any addition, exchange, release, surrender or non-perfection of any collateral (including the Collateral), or any amendment to or waiver or release of or addition to or consent to departure from any guaranty, for any of the Obligations; or

(g)           any other circumstances which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrowers, any other Grantor or otherwise.

3.06        Waiver of Subrogation.  Until the Termination Date, no Grantor shall exercise any claim or other rights which it may now or hereafter acquire against any other Grantor that arises from the existence, payment, performance or enforcement of such Grantor’s Obligations under this Agreement, including any right of subrogation, reimbursement, exoneration or indemnification, any right to participate in any claim or remedy against any other Grantor or any collateral which the Administrative Agent now has or hereafter acquires, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any other Grantor, directly or indirectly, in cash or other property or by setoff or in any manner, payment or security on account of such claim or other rights.  If any amount shall be paid to any Grantor in violation of the preceding sentence, such amount shall be deemed to have been paid for the benefit of the Secured Parties, and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Obligations, whether matured or unmatured.  Each Grantor acknowledges that it will receive direct and indirect benefits for the financing arrangements contemplated by the Loan Documents and that the agreement set forth in this Section is knowingly made in contemplation of such benefits.

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3.07        Release; Termination.

(a)           Upon any sale, transfer or other disposition of any item of Collateral of any Grantor in accordance with Section 7.05 of the Credit Agreement, the Administrative Agent will, at such Grantor’s expense and without any representations, warranties or recourse of any kind whatsoever, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default shall have occurred and be continuing, and (ii) such Grantor shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a form of release for execution by the Administrative Agent (which release shall be in form and substance satisfactory to the Administrative Agent) and a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Administrative Agent (or the Required Lenders through the Administrative Agent) may reasonably request.

(b)           Upon the Termination Date for any Grantor, the pledge, assignment and security interest granted by such Grantor hereunder shall terminate and all rights to the Collateral of such Grantor shall revert to such Grantor.  Upon any such termination, the Administrative Agent will, at the applicable Grantor’s expense and without any representations, warranties or recourse of any kind whatsoever, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination and deliver to such Grantor all Pledged Securities, Instruments, Tangible Chattel Paper and negotiable documents representing or evidencing the Collateral of such Grantor then held by the Administrative Agent.

ARTICLE IV
COVENANTS; REPRESENTATION AND WARRANTIES

Each Grantor represents and warrants to the Administrative Agent and the Secured Parties as of the date hereof and as of the date of each Perfection Certificate Supplement, and agrees that:

4.01        Perfection of Security Interest.

(a)           Perfection Certificate.  The Perfection Certificate (as supplemented from time to time by Perfection Certificate Supplement delivered pursuant to subsection (b) of this Section 4.01) has been duly prepared and completed and the information set forth therein for each Grantor, including the exact legal name and jurisdiction of organization of such Grantor, is correct and complete in all material respects.

(b)           Perfection Certificate Supplement.  Annually, at the time of delivery of the Compliance Certificate required to be delivered in connection with the annual financial statements delivered pursuant to Section 6.01(a) of the Credit Agreement, the Borrowers shall deliver to the Administrative Agent a duly completed Perfection Certificate Supplement, dated as of the date of such Compliance Certificate, to supplement on behalf of each Grantor the scheduled information about such Grantor contemplated by the Perfection Certificate (or in lieu of any such Perfection Certificate Supplement, such Compliance Certificate may instead include a statement confirming that there has been no material change to the information in the Perfection Certificate, as previously supplemented by any Perfection Certificate Supplements delivered prior to the date of such Compliance Certificate, and that the information in the Perfection Certificate, as so supplemented, remains correct and complete in all material respects).  At the time any Grantor becomes a party to this Agreement pursuant to a Joinder Agreement, the Borrowers shall deliver to the Administrative Agent a duly completed Perfection Certificate

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Supplement, dated as of the date of such Joinder Agreement, to supplement on behalf of such Grantor party to a Joinder Agreement the scheduled information about such Grantor as contemplated by the Perfection Certificate.

(c)           UCC Filings.  Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations covering any material Collateral or material portion of the Collateral reasonably requested by the Administrative Agent containing a description of the Collateral have been prepared by the Grantors based upon the information provided to the Administrative Agent in the Perfection Certificate (as supplemented from time to time) and have been delivered to the Administrative Agent for filing in each governmental office specified in Schedule 1.04 to the Perfection Certificate, and constitute all the filings, recordings and registrations that are necessary to publish notice of and protect the validity of and to establish a valid and perfected security interest in favor of the Administrative Agent (for the ratable benefit of the Secured Parties) in all material Collateral or any material portion of the Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, re-filing, recording, rerecording, registration or re-registration is necessary in any such jurisdiction (except upon expiration of any financing statements under the Uniform Commercial Code after five years), except as follows:

(i)            filings required to be made in or with the motor vehicle title records of any applicable state in order to perfect the Security Interest in Collateral consisting of motor vehicles registered in such state, including any such filings required by subsection (e) of this Section 4.01; and

(ii)           filings with respect to Real Property Assets excluded from the scope of UCC Article 9 pursuant to UCC Section 9-109.

(d)           [Reserved.].

(e)           Instruments and Tangible Chattel Paper.  If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note or other instrument, or if any Grantor shall at any time hold or acquire any Instruments (other than any Instruments evidencing Indebtedness for money borrowed comprising part of the Pledged Collateral which has been delivered to the Administrative Agent pursuant to Section 2.02) or Tangible Chattel Paper, at the request of the Administrative Agent, such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.  At any time that no Event of Default has occurred and is continuing no such request shall be made by the Administrative Agent with respect to Instruments (other than any Pledged Collateral) or any Tangible Chattel Paper which individually or in the aggregate is not in excess of $1,000,000.

(f)            Deposit Accounts.  As of the Closing Date, or the date that is no more than 15 Business Days after the date on which a deposit account is opened by a Grantor or the date of any Joinder Agreement, as the case may be, each Grantor shall enter into an Account Control Agreement with each depositary bank with which such Grantor from time to time opens or maintains a Deposit Account, in each case to cause the depositary bank to agree to comply at any time with instructions from the Administrative Agent to such depositary bank directing the disposition of funds from time to time credited to such Deposit Account without further consent of such Grantor or any other Person, pursuant to such Account Control Agreement; provided, however, that any Grantor shall not be required to deliver an Account Control Agreement in respect of any Deposit Account that consists solely of Excluded Collateral.  The Administrative Agent hereby acknowledges and agrees with each Grantor that the Administrative Agent shall not give any such instructions pursuant to any Account Control Agreement,

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unless an Activation Event or Designated Event of Default has occurred and is continuing.  No Grantor shall grant control of any Deposit Account to any Person other than the Administrative Agent.

(g)           Investment Property.  As of the Closing Date or the date of any Joinder Agreement, as the case may be, and, otherwise, within 15 Business Days of the date that any Securities, other than any Pledged Equity issued by a Grantor and pledged pursuant to Article II, whether certificated or uncertificated, or other Investment Property now or hereafter acquired by any Grantor are held by such Grantor or its nominee through a Securities Intermediary, such Grantor shall immediately notify the Administrative Agent thereof and pursuant to an Account Control Agreement, cause such Securities Intermediary to agree to comply with entitlement orders or other instructions from the Administrative Agent to such Securities Intermediary as to such Securities or other Investment Property, in each case without further consent of any Grantor or such nominee; provided, however, that any Grantor shall not be required to give notice to Administrative Agent or deliver an Account Control Agreement in respect of any Securities or other Investment Property that is subject to the Deferred Compensation Plan or is Excluded Collateral.  The Administrative Agent hereby agrees with each of the Grantors that the Administrative Agent shall not give any such entitlement orders or instructions or directions to any such issuer or Securities Intermediary pursuant to any Account Control Agreement, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor, unless an Activation Event or a Designated Event of Default has occurred and is continuing.

(h)           Electronic Chattel Paper and Transferable Records.  If any Grantor at any time holds or acquires an interest in any Electronic Chattel Paper or any “transferable record”, as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control under UCC Section 9-105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.  At any time that no Event of Default has occurred and is continuing the Administrative Agent shall not deliver any such written request with respect to Electronic Chattel Paper or “transferable” records of a single obligor and its Affiliates with an aggregate stated amount not exceeding $1,000,000.  The Administrative Agent agrees with such Grantor that the Administrative Agent will arrange, pursuant to procedures reasonably satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing.

(i)            Letter-of-Credit Rights.  If any Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Grantor, such Grantor or the Company, on behalf of such Grantor, shall promptly notify the Administrative Agent thereof and, at the written request and option of the Administrative Agent, such Grantor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under such letter of credit with the Administrative Agent agreeing that the proceeds of any drawing under such letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred and is continuing.  At any time that no Event of Default has occurred and is continuing the Administrative Agent shall not request that such Grantor enter into such an agreement with respect to letters of credit issued for a single account party or its Affiliates with an aggregate stated amount of less than $1,000,000.

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(j)            Commercial Tort Claims.  If any Grantor shall at any time hold or acquire a Commercial Tort Claim that it intends to pursue, the Grantor, by itself or through the Company, shall promptly notify the Administrative Agent thereof by including a summary description of such claim on Schedule 5.01 of the next Perfection Certificate Supplement delivered to the Administrative Agent pursuant to Section 4.01(b).

(k)           Equipment and Inventory Locations.  If requested by the Administrative Agent, each Grantor shall, at its own expense, use commercially reasonable efforts to cause any landlord from which any Grantor leases real property to enter into a Waiver Agreement; provided, however, that at any time that no Event of Default has occurred and is continuing the Administrative Agent shall not request that such Grantor enter into such a Waiver Agreement with any landlord other than the landlord(s) from which the Company leases its headquarters in San Diego, California or unless such Grantor is leasing in excess of 10,000 square feet from such landlord.  If requested by the Administrative Agent, each Grantor shall, at its own expense, use commercially reasonable efforts to cause any bailee, warehouseman or processor with control over or with possession of any Equipment (including Fixtures) and Inventory of such Grantor to enter into a Waiver Agreement; provided, however, that at any time no Event of Default has occurred and is continuing the Administrative Agent shall not request that such Grantor enter into such a Waiver Agreement with any bailee, warehouseman or processor, housing Collateral valued lower than $10,000,000.

4.02        Representations and Warranties.

(a)           Validity of Security Interest.  The Security Interest granted by each Grantor constitutes (i) a legal and valid security interest in the Collateral of such Grantor securing the payment and performance of the Obligations of such Grantor and (ii) subject to the filings described in Section 4.01(c), a perfected security interest in the Collateral (other than as provided in such Section) in which a security interest may be perfected under Article 9 of the UCC by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC in such jurisdictions.  The Security Interest is and shall be prior to any other Lien on any of the Collateral, other than Permitted Liens.

(b)           Other Financing Statements.  The Collateral is owned by the Grantors free and clear of any Lien, other than Permitted Liens.  None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the UCC or any other applicable Laws covering any Collateral, other than in respect of Permitted Liens or (ii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

4.03        Covenants.  (a)  Change of Name, etc.  Each Grantor agrees to provide at least 30 days prior written notice to the Administrative Agent of any change (i) in its legal name, (ii) in its identity or type of organization or corporate structure, (iii) in its Federal Taxpayer Identification Number or organizational identification number or (iv) in its jurisdiction of organization.  Each Grantor agrees to promptly provide the Administrative Agent with certified organizational documents reflecting any of the changes described in the immediately preceding sentence, to the extent applicable.  Each Grantor agrees not to effect or permit any change referred to in the first sentence of this paragraph (a) unless all filings have been made under the applicable UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral subject to Permitted Liens.

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(b)           Maintenance of Records.  Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Collateral owned by it in accordance with reasonably prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged, and, at such time or times as the Administrative Agent may reasonably request in respect of any material portion of any Collateral, to prepare and deliver to the Administrative Agent a schedule or schedules in form and detail reasonably satisfactory to the Administrative Agent showing the identity, amount and location of any and all Collateral specified in any such request.

(c)           Further Assurances.  (i)  Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to all material Collateral against all Persons and to defend the Security Interest of the Administrative Agent in all material Collateral and the priority thereof against any Lien not expressly permitted to be prior to the Security Interest pursuant to Section 7.01 of the Credit Agreement.

(ii)           If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person to secure payment and performance of an Account, such Grantor shall promptly assign such security interest to the Administrative Agent to the extent permitted by any effective provision of the contracts or arrangements to which such property is subject.  Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.  Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to or consisting part of the Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless each Secured Party from and against any and all liability for such performance (except to the extent such liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Secured Party’s gross negligence or willful misconduct).

(iii)          Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith.

(d)           Insurance.  The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment in accordance with the requirements set forth in Section 6.07 of the Credit Agreement.  Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.  In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of any Grantor hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Adminstrative Agent reasonably deems advisable. All sums disbursed by the Administrative Agent in connection with

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this Subsection 4.03(d), including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Administrative Agent and shall be additional Obligations secured hereby.

(e)           Inspection Rights.  Without in any way limiting or expanding the rights of any Lender or the Administrative Agent pursuant to Section 6.10 of the Credit Agreement, not more than once per calendar year, the Administrative Agent and such Persons as the Administrative Agent may reasonably designate shall have the right, at the Grantors’ cost and expense, to inspect the Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Collateral is located, at reasonable times and intervals during normal business hours upon reasonable advance notice to the respective Grantor, to discuss the Grantors’ affairs with the officers of the Grantors and their independent accountants and to verify under reasonable procedures, the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Collateral, provided, however, that if an Event of Default has occurred and is continuing, the Administrative Agent and such Persons as the Administrative Agent may reasonably designate shall have the right to do any of the foregoing at any time during regular business hours and upon reasonable advance notice.  In the case of Accounts or Collateral in the possession of any third person, at any time that an Event of Default has occurred and is continuing, by contacting Account Debtors or the third person possessing such Collateral for the purpose of making such a verification.  Subject to Section 10.07 of the Credit Agreement, the Administrative Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.

(f)            Payment of Taxes.  At its option, the Administrative Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral (other than Permitted Liens), and may pay for the maintenance and preservation of the Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement, and the Grantors agree to reimburse the Administrative Agent on demand for any payment made or any reasonable expense incurred by the Administrative Agent pursuant to the foregoing authorization and shall be additional Obligations secured hereby; provided, however, that nothing in this Section 4.03(f) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

ARTICLE V
REMEDIES

5.01        Remedies upon Default.  (a)  Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver all or any item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times:  (i) with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral and without liability for trespass to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral; (ii) enforce compliance with and take any and all action with respect to the Pledged Collateral and other Collateral to the fullest extent as though the Administrative Agent were the absolute owner thereof, including the right to receive distributions and other payments with respect to the Pledged Collateral and the other Collateral; and (iii) generally with respect to all Collateral, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable Law.  Without limiting the generality of the foregoing, each Grantor agrees that the Administrative Agent shall have the right to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as

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the Administrative Agent shall deem appropriate.  The Administrative Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale of Collateral the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold.  Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Grantor now has or may at any time in the future have under any rule of Law or statute now existing or hereafter enacted.

(b)           The Administrative Agent shall give the Borrowers 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale.  At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine.  The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice.  At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 5.01, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor.  For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full.  As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.  Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.

(c)           Notwithstanding anything to the contrary contained in this Agreement, if any enforceable term of any promissory note, contract, agreement, permit, lease, license (including any License) or other General Intangible included as a part of the Collateral requires the consent of the Person

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obligated on such promissory note or any Person (other than the applicable Grantor) obligated on such lease, contract or agreement, or which has issued such permit or license or other General Intangible (i) for the creation, attachment or perfection of the Lien of this Agreement in such Collateral or (ii) for the assignment or transfer thereof or the creation, attachment or perfection of such Lien not to give rise to a default, breach, right of recoupment, claim, defense, termination, right of termination or other remedy thereunder, then the receipt of any such necessary consent shall be a condition to any exercise of remedies against such Collateral under this Section 5.01 (but not to the creation, attachment or perfection of the Lien of this Agreement as provided herein).

5.02        Application of Proceeds.  All cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral of any Grantor may, in the discretion of the Administrative Agent, be held, to the extent permitted under applicable Law, by the Administrative Agent as additional collateral security for all or any part of the Obligations of such Grantor, and/or then or at any time thereafter shall be applied (after payment of any amounts payable to the Administrative Agent pursuant to Section 10.04 of the Credit Agreement and Section 4.03(f)) in whole or in part by the Administrative Agent for the ratable benefit of the Secured Parties against all or any part of the Obligations of such Grantor in accordance with Section 8.03 of the Credit Agreement.  Any surplus of such cash or cash proceeds of any Grantor held by the Administrative Agent and remaining on the Termination Date for such Grantor shall be paid over to such Grantor or to whomsoever may be lawfully entitled to receive such surplus.

5.03        Securities Act, etc.  In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral or any Investment Property permitted hereunder.  Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral or any Investment Property, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral or any Investment Property could dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral or any Investment Property under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect.  Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral or any Investment Property, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral or any such Investment Property for their own account, for investment, and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, when exercising remedies on behalf of the Secured Parties after an Event of Default has occurred and is continuing, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or Investment Property or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale.  Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions.  In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral or Investment Property at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached.  The provisions of this Section 5.04 will apply notwithstanding the

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existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

ARTICLE VI
MISCELLANEOUS

6.01        Notices.  All notices and other communications provided for hereunder shall be in writing and mailed, delivered or transmitted by telecopies to each party hereto at the address set forth in Section 10.02 of the Credit Agreement (with any notice to a Grantor other than the Borrowers being delivered to such Grantor in care of the Company).  All such notices and other communications shall be deemed to be given or made at the times provided in Section 10.02 of the Credit Agreement.

6.02        Amendments, etc.; Additional Grantors; Successors and Assigns.

(a)           No amendment to or waiver of any provision of this Agreement nor consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and, with respect to any such amendment, by the Grantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

(b)           Upon execution and delivery by the Administrative Agent and any Person of a Joinder Agreement, such Person shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein.  The execution and delivery of any such Joinder Agreement shall not require the consent of any other Grantor hereunder.  The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

(c)           Upon the delivery by the Borrowers of each Perfection Certificate Supplement certifying supplements to the Schedules to the Perfection Certificate in respect of any Grantor pursuant to Section 4.01(b), such schedule supplements shall be incorporated into and become a part of and supplement the Schedules to the Perfection Certificate and the Administrative Agent may attach such schedule supplements to such Schedules, and each reference to the Schedules to the Perfection Certificate shall mean and be a reference to such Schedules, as supplemented pursuant to any such Perfection Certificate Supplement.  For the avoidance of doubt, the delivery of any Perfection Certificate Supplement shall not effect any release of the security interest granted by any Grantor hereunder unless and until such release shall be effective pursuant to Section 3.07.

(d)           This Agreement shall be binding upon each Grantor and its successors, transferees and assigns and shall inure to the benefit of the Administrative Agent and each other Secured Party and their respective successors, transferees and permitted assigns; provided, however, that no Grantor may assign its obligations hereunder without the prior written consent of the Administrative Agent.

6.03        Survival of Agreement.  All covenants, agreements, representations and warranties made by each Grantor in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Administrative Agent, the L/C Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or

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warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect until the Termination Date for such Grantor or any earlier release of such Grantor hereunder pursuant to Section 3.07.

6.04        Administrative Agent Appointed Attorney-in-Fact.  Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose, upon the occurrence and during the continuance of an Event of Default, of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor, (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral, (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral, (d) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral, (e) to send verifications of Accounts to any Account Debtor, (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral, (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral, (h) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent, and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided, that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.  The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

6.05        Waivers.  No failure or delay by the Administrative Agent or any other Secured Party in exercising any right, power or remedy hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The rights, powers and remedies of the Administrative Agent, the L/C Issuer and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have.  Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the L/C Issuer may have had notice or knowledge of such Default at the time.  No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

6.06        Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to

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replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.07        Counterparts, Integration, Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

6.08        Headings.  Article and Section headings used herein are for the purpose of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

6.09        GOVERNING LAW; JURISDICTION; ETC.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERITES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW,

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THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

6.10        WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

6.11        ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES OR BY PRIOR OR CONTEMPORANEONS WRITTEN AGREEMENTS.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

6.12        Mortgages.  In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling in the case of Fixtures and real estate leases, letting and licenses of, and contracts and agreements relating to the lease of, real property covered by such Mortgage, and the terms of this Agreement shall be controlling in the case of all other Collateral.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Grantors:	AMYLIN PHARMACEUTICALS, INC.

By:
Name:
Title:

AMYLIN INVESTMENTS LLC

	By:	Amylin Pharmaceuticals, Inc., its sole manager

By:
Name:
Title:

AMYLIN OHIO LLC

	By:	Amylin Pharmaceuticals, Inc., its sole manager

By:
Name:
Title:

Signature page

Pledge and Security Agreement

Administrative Agent:	BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT A

to Pledge and Security Agreement

PERFECTION CERTIFICATE

A-1

EXHIBIT G

Prepared by and

Upon Recording return to:

Staci E. Rosche, Esquire

McGuireWoods LLP

100 North Tryon Street, Suite 2900

Charlotte, North Carolina  28202-4011

OPEN-END MORTGAGE, ASSIGNMENT OF RENTS AND LEASES,

SECURITY AGREEMENT AND FIXTURE FILING

IN THE MAXIMUM PRINCIPAL AMOUNT OF $140,000,000

(This Document Serves as a Fixture Filing under Section 9-502 of the Ohio Uniform Commercial Code.)

Mortgagor’s Organizational Identification Number:  DE-4070998

THIS OPEN-END MORTGAGE, ASSIGNMENT OF RENTS AND LEASES, SECURITY AGREEMENT AND FIXTURE FILING (this “Mortgage”) is made this 21st day of December, 2007, by AMYLIN OHIO LLC, a Delaware limited liability company whose address is c/o Amylin Pharmaceuticals, Inc., 9360 Towne Center Drive, Suite 110, San Diego, California 92121 (“Mortgagor”), for the benefit of BANK OF AMERICA, N.A., a national banking association whose address is 100 North Tryon Street, Charlotte, North Carolina 28255 (together with its successors and assigns, “Mortgagee”).

RECITALS

A.           Mortgagor, Mortgagee and Amylin Pharmaceuticals, Inc., a Delaware corporation (“Borrower”) have entered into that certain Credit Agreement dated December 21, 2007 (the “Credit Agreement”) evidencing indebtedness in the maximum principal amount of One Hundred Forty Million and No/100 Dollars ($140,000,000.00) (the “Loan”).

B.             To induce Mortgagee to enter into the Credit Agreement and consummate the transactions contemplated therein, Mortgagor has agreed to execute and deliver this Mortgage as security for the Obligations (as defined in the Credit Agreeement).

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NOW, THEREFORE, in consideration of the matters set forth above and the sum of Ten Dollars ($10.00) cash in hand paid to Mortgagor, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor agrees as follows:

ARTICLE 1

Definitions; Granting Clauses; Secured Indebtedness

Section 1.1.  Amount Secured.  This Mortgage secures the aggregate principal amount of the Loan plus other obligations as provided herein and such additional amounts as Mortgagee may from time to time advance pursuant to the terms and conditions of this Mortgage or for the protection of the lien of this Mortgage, together with interest thereon.

Section 1.2. Definitions.  (a) In addition to other terms defined herein, each of the following terms shall have the meaning assigned to it, such definitions to be applicable equally to the singular and the plural forms of such terms and to all genders:

“Borrower”:  Amylin Pharmaceuticals, Inc., a Delaware corporation, whose address is 9360 Towne Center Drive, Suite 110, San Diego, California 92121, and its permitted successors and assigns.

“Maturity Date”:  shall have the meaning set forth in the Credit Agreement.

“Mortgagee”:  Bank of America, N.A., a national banking association, its successors and assigns, whose place of business is 100 North Tryon Street, Charlotte, North Carolina 28255.

“Mortgagor”:  Amylin Ohio, LLC, a Delaware limited liabilty company, whose address is c/o Amylin Pharmaceuticals, Inc., 9360 Towne Center Drive, Suite 110, San Diego, California 92121, and its permitted successors and assigns.

“Swap Contract” means any agreement, whether or not in writing, relating to any Swap Transaction, including, unless the context otherwise clearly requires, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement, entered into prior to the date hereof or any time after the date hereof, between Swap Counterparty and Mortgagor (or its Affiliate (as defined in the Credit Agreement)), together with any related schedule and confirmation, as amended, supplemented, superseded or replaced from time to time.

“Swap Counterparty” means Mortgagee or its Affiliate, in its capacity as counterparty under any Swap Contract.

“Swap Transaction” means any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, note or bill option, interest rate option, forward foreign exchange transaction, cap transaction, collar transaction, floor transaction, currency swap transaction, cross-currency rate

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swap transaction, swap option, currency option, credit swap or default transaction, T-lock, or any other similar transaction (including any option to enter into the foregoing) or any combination of the foregoing, entered into prior to the date hereof or anytime after the date hereof between Swap Counterparty and Mortgagor (or its Affiliate) so long as a writing, such as a Swap Contract, evidences the parties’ intent that such obligations shall be secured by this Mortgage in connection with the Credit Agreement.

(b)           Any term used or defined in the Ohio Uniform Commercial Code, as in effect from time to time, and not defined in this Mortgage has the meaning given to the term in the Ohio Uniform Commercial Code, as in effect from time to time, when used in this Mortgage; provided, however, if a term is defined in Chapter 9 of the Ohio Uniform Commercial Code differently than in another chapter of the Ohio Uniform Commercial Code, the term has the meaning specified in Chapter 9.

(c)           Capitalized terms used but not defined in this Mortgage have the respective meanings ascribed to them in the Credit Agreement, the provisions of which are incorporated herein by this reference to the extent such provisions are necessary to interpret this Mortgage.

Section 1.3. Granting Clause.

(a)           Mortgagor does hereby grant, bargain, sell, alien, remise, release, convey, assign, transfer, mortgage,  hypothecate, pledge, deliver, set over, warrant and confirm unto Mortgagee, its successors and assigns forever all right, title and interest of Mortgagor in and to the following:  (a)  the real property described in Exhibit A which is attached hereto and incorporated herein by reference (the “Land”) together with: (i) any and all buildings, structures, improvements, alterations or appurtenances now or hereafter situated or to be situated on the Land (collectively the “Improvements”); and (ii) all right, title and interest of Mortgagor, now owned or hereafter acquired, in and to (1) all streets, roads, alleys, easements, rights-of-way, licenses, rights of ingress and egress, vehicle parking rights and public places, existing or proposed, abutting, adjacent, used in connection with or pertaining to the Land or the Improvements; (2) any strips or gores between the Land and abutting or adjacent properties; (3) all options to purchase the Land or the Improvements or any portion thereof or interest therein, and any greater estate in the Land or the Improvements; and (4) all water and water rights, timber, crops and mineral interests on or pertaining to the Land (the Land, Improvements and other rights, titles and interests referred to in this clause (a) being herein sometimes collectively called the “Premises”); (b)  all fixtures, equipment, systems, machinery, furniture, furnishings, appliances, inventory, goods, building and construction materials, supplies, and articles of personal property, of every kind and character, tangible and intangible (including software embedded therein), now owned or hereafter acquired by Mortgagor, which are now or hereafter attached to or situated in, on or about the Land or the Improvements, or used in or necessary to the complete and proper planning, development, use, occupancy or operation thereof, or acquired (whether delivered to the Land or stored elsewhere) for use or installation in or on the Land or the Improvements, and all renewals and replacements of, substitutions for and additions to the foregoing (the properties referred to in this clause (b) being herein sometimes collectively called the “Accessories,” all of which are hereby declared to be permanent accessions to the Land); (c) all (i) plans and specifications for the Improvements;

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(ii) Mortgagor’s rights, but not liability for any breach by Mortgagor, under all commitments (including any commitment for financing to pay any of the Secured Indebtedness, as defined below), insurance policies, (or additional or supplemental coverage related thereto, including from an insurance provider meeting the requirements of the Loan Documents or from or through any state or federal government sponsored program or entity), Swap Contracts, contracts and agreements for the design, construction, operation or inspection of the Improvements and other contracts and general intangibles (including but not limited to payment intangibles and goodwill but excluding trademarks, patents, trade names, copyrights or other intellectual property) related to the Premises or the Accessories or the operation thereof; (iii) deposits and deposit accounts arising from or related to any transactions related to the Premises or the Accessories (including but not limited to Mortgagor’s rights in tenants’ security deposits, deposits with respect to utility services to the Premises, and any deposits, deposit accounts or reserves hereunder or under any other Loan Documents for taxes, insurance or otherwise), rebates or refunds of impact fees or other taxes, assessments or charges, money, accounts (including deposit accounts), instruments, documents, promissory notes and chattel paper (whether tangible or electronic) arising from or by virtue of any transactions related to the Premises or the Accessories and any account or deposit account from which Mortgagor may from time to time authorize Mortgagee to debit and/or credit payments due with respect to the Loan or any Swap Contract, all rights to the payment of money from Mortgagee under any Swap Contract, and all accounts, deposit accounts and general intangibles, including payment intangibles, described in any Swap Contract; (iv) permits, licenses, franchises, certificates, development rights, commitments and rights for utilities, and other rights and privileges obtained in connection with the Premises or the Accessories; (v) leases, rents, royalties, bonuses, issues, profits, revenues and other benefits of the Premises and the Accessories (without derogation of Article 3 hereof); (vi) as-extracted collateral produced from or allocated to the Land including, without limitation, oil, gas and other hydrocarbons and other minerals and all products processed or obtained therefrom, and the proceeds thereof; and (vii) engineering, accounting, title, legal, and other technical or business data concerning the Premises which are in the possession of Mortgagor or in which Mortgagor can otherwise grant a security interest; and (d) all (i) accounts and proceeds (cash or non-cash and including payment intangibles) of or arising from the properties, rights, titles and interests referred to above in this Section 1.3, including but not limited to proceeds of any sale, lease or other disposition thereof, proceeds of each policy of insurance (or additional or supplemental coverage related thereto, including from an insurance provider meeting the requirements of the Loan Documents or from or through any state or federal government sponsored program or entity) relating thereto, proceeds of the taking thereof or of any rights appurtenant thereto, including change of grade of streets, curb cuts or other rights of access, by condemnation, eminent domain or transfer in lieu thereof for public or quasi-public use under any law, and proceeds arising out of any damage thereto; (ii) all letter-of-credit rights (whether or not the letter of credit is evidenced by a writing) Mortgagor now has or hereafter acquires relating to the properties, rights, titles and interests referred to in this Section 1.3; (iii) all commercial tort claims Mortgagor now has or hereafter acquires relating to the properties, rights, titles and interests referred to in this Section 1.3; and (iv) other interests of every kind and character which Mortgagor now has or hereafter acquires in, to or for the benefit of the properties, rights, titles and interests referred to above in this Section 1.3 and all property used or useful in connection therewith, including but not limited to rights of ingress and egress and remainders, reversions and

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reversionary rights or interests; and if the estate of Mortgagor in any of the property referred to above in this Section 1.3 is a leasehold estate, this conveyance shall include, and the lien and security interest created hereby shall encumber and extend to, all other or additional title, estates, interests or rights which are now owned or may hereafter be acquired by Mortgagor in or to the property demised under the lease creating the leasehold estate; provided, however, the foregoing rights, interests and properties shall not included (X) any of the Ohio/Sale Leaseback Property (as defined in the Credit Agreement) from and after the consummation of the Permitted Ohio Sale/Leaseback (as defined in the Credit Agreement) and (Y) any Excluded Collateral (as defined in the Credit Agreement).

(b)           TO HAVE AND TO HOLD the foregoing rights, interests and properties, together with all rights, estates, powers, privileges, hereditaments, easements and appurtenances thereto (herein collectively called the “Property”) to the Mortgagee and the Mortgagee’s successors and assigns to secure and enforce the payment and performance of the following obligations, indebtedness, duties and liabilities and all renewals, extensions, supplements, increases and modifications thereof in whole or in part from time to time (collectively, the “Secured Indebtedness”):  (A) the performance and observance by Borrower and Mortgagor of all covenants and conditions contained in the Credit Agreement, and any promissory notes given in substitution therefor or in modification, supplement, increase, renewal or extension thereof, in whole or in part, in this Mortgage, and in all other instruments securing the Credit Agreement; and (B) all indebtedness, liabilities, duties, covenants, promises and other obligations whether joint or several, direct or indirect, fixed or contingent, liquidated or unliquidated, and the collection of all such amounts, owed by Borrower and/or Mortgagor to Mortgagee now or hereafter incurred or arising pursuant to or permitted by the provisions of the Credit Agreement, this Mortgage, or any other document now or hereafter evidencing, governing, guaranteeing, securing or otherwise executed in connection with the loans made pursuant to the Credit Agreement, including but not limited to any loan or other credit agreement, letter of credit or reimbursement agreement, tri-party financing agreement, any Swap Contracts or other agreement between Mortgagor and Mortgagee, or among Mortgagor, Mortgagee and any other party or parties, pertaining to the repayment or use of the proceeds of the loans made pursuant to the Credit Agreement (the Credit Agreement, this Mortgage, any Swap Contracts and such other documents, as they or any of them may have been or may be from time to time renewed, extended, supplemented, increased or modified, being herein sometimes collectively called the “Loan Documents”); provided, however, this Mortgage shall not secure any such other loan, advance, debt, obligation or liability with respect to which Mortgagee is by applicable law prohibited from obtaining a lien on real estate.

Section 1.4.  Security Interest.  Mortgagor hereby grants to Mortgagee a security interest in all of the Property which constitutes personal property or fixtures, all proceeds and products thereof, and all supporting obligations ancillary to or arising in any way in connection therewith (herein sometimes collectively called the “Collateral”) to secure the obligations of Borrower and Mortgagor under the Credit Agreement and Loan Documents and all other indebtedness and matters defined as Secured Indebtedness in Section 1.5 of this Mortgage.  In addition to its rights hereunder or otherwise, Mortgagee shall have all of the rights of a secured party under the Ohio Uniform Commercial Code, as in effect from time to time, or under the Uniform Commercial Code in force, from time to time, in any other state to the extent the same is applicable law.  It is intended

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that as to the Collateral this Mortgage shall be effective as a financing statement filed as a fixture filing from the date of its filing for record in the real estate records of the county in which the Land is located.  Information concerning the security interest created by this instrument may be obtained from the Mortgagee as secured party or the Mortgagor as debtor at the addresses shown herein.

ARTICLE 2

Representations, Warranties and Covenants

Section 2.1.  Mortgagor represents, warrants, and covenants as follows:

(a)  Payment and Performance.  Mortgagor will make (or cause Borrower to make, as applicable) due and punctual payment of the Secured Indebtedness.  Mortgagor will timely and properly perform and comply with all of the covenants, agreements, and conditions imposed upon it by this Mortgage and the other Loan Documents.  Time shall be of the essence in this Mortgage.

(b)  Title and Permitted Encumbrances.  Mortgagor has, in Mortgagor’s own right, and Mortgagor covenants to maintain, lawful, good and marketable title to the Property, is lawfully seized and possessed of the Property and every part thereof, and has the right to convey the same, free and clear of all liens, charges, claims, security interests, and encumbrances except for (i) the matters, if any, shown as exceptions in the lender’s policy of title insurance insuring the lien of this Mortgage, which are Permitted Encumbrances only to the extent the same are valid and subsisting and affect the Property, (ii) the liens and security interests evidenced or granted by this Mortgage, (iii) minor imperfections of title that do not detract from the value or impair the use of the Property, (iv) liens for taxes not yet due or for taxes that the Company is contesting in good faith through appropriate proceedings, and the lien for any assessments not yet due under any school, improvement or special district bonds issued by any governmental authority where the proceeds are used to finance public improvements and/or services; (v) covenants, conditions and restrictions of general applicability to the use and occupancy of the Property and other contiguous properties that evidence a common plan of development; (vi) utility, storm drainage, access, landscaping, and other non-exclusive easements for use of portions of a Property that do not detract from the value or impair the use of the Property; (vii) mineral, water or patent rights reserved or granted by a predecessor in interest to the United States of America or any successor in interest; (viii) any Permitted Ohio Financing Facility Liens (as defined in the Credit Agreement); (ix) easements, including exclusive easements and access easements, granted to the State of Ohio or any governmental agency thereof or utility for the purpose of building, operating and maintaining an electrical substation and related equipment and electrical wires (collectively, the “Duke Energy Easements”); and (x) liens permitted by Section 7.01(d), (f), (h), (i), (l), (n), and (o) of the Credit Agreement (the matters described in the foregoing clauses (i) through (x) being herein called the “Permitted Encumbrances”).  Mortgagor, and Mortgagor’s successors and assigns, will warrant generally and forever defend title to the Property, subject as aforesaid, to Mortgagee and its successors or substitutes and assigns, against the claims and demands of all persons claiming or to claim the same or any part thereof.  Mortgagor will punctually pay, perform, observe in all material respects and keep all material covenants, obligations and

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conditions in or pursuant to any Permitted Encumbrance and will not modify or permit modification of any Permitted Encumbrance without the prior written consent of Mortgagee, which consent shall not be unreasonably withheld, conditioned or delayed.  Inclusion of any matter as a Permitted Encumbrance does not constitute approval or waiver by Mortgagee of any existing or future violation or other breach thereof by Mortgagor, by the Property or otherwise.  If any right or interest of Mortgagee in the Property or any part thereof shall be endangered or questioned or shall be attacked directly or indirectly, Mortgagee (whether or not named as party to legal proceedings with respect thereto), following notice to Mortgagor and after reasonable opportunity for Mortgagor to cure in accordance with the Loan Documents, is hereby authorized and empowered to take such steps as in its discretion may be proper for the defense of any such legal proceedings or the protection of such right or interest of Mortgagee, including but not limited to the employment of independent counsel, the prosecution or defense of litigation, and the compromise or discharge of adverse claims.  All expenditures so made of every kind and character shall be a demand obligation (which obligation Mortgagor hereby promises to pay) owing by Mortgagor to Mortgagee, and the Mortgagee shall be subrogated to all rights of the person receiving such payment.  Upon the request of Mortgagor, the lien of this Mortgage shall be subordinated to the Duke Energy Easements.  Mortgagor agrees that it shall pay for all legal fees, title insurance endorsement premiums and other expenses reasonably incurred by Mortgagee in connection with the subordination of the lien of this Mortgage to the Duke Energy Easements.

(c)  Taxes and Other Impositions.  Mortgagor will pay, or cause to be paid, all taxes, assessments and other charges or levies imposed upon or against or with respect to the Property or the ownership, use, occupancy or enjoyment of any portion thereof, or any utility service thereto, as the same become due and payable, including but not limited to all real estate taxes assessed against the Property or any part thereof, and shall deliver promptly to Mortgagee such evidence of the payment thereof as Mortgagee may require.

(d)  Insurance.  Mortgagor shall obtain and maintain at Mortgagor’s sole expense: (1) property insurance with respect to the Premises and all permanently installed fixtures and improvements against loss or damage by such hazards as are presently included in an Insurance Services Office (ISO) Special Causes of Loss Form CP 1030 or its equivalent, in an amount not less than 100% of the full replacement cost, including the cost of debris removal, without deduction for depreciation and sufficient to prevent Mortgagor and Mortgagee from becoming a coinsurer, such insurance to be in “builder’s risk” completed value (non-reporting) form during and with respect to any construction on the Premises; (2) if and to the extent any portion of the Improvements is, under the Flood Disaster Protection Act of 1973 (“FDPA”), as it may be amended from time to time, in a Special Flood Hazard Area, within a Flood Zone designated A or V in a participating community, a flood insurance policy in an amount required by Mortgagee, but in no event less than the amount sufficient to meet the requirements of applicable law and the FDPA, as such requirements may from time to time be in effect; (3) commercial general liability insurance, on an “occurrence” basis, against claims for “personal injury” liability, including bodily injury, death or property damage liability, for the benefit of Mortgagor as named insured and Mortgagee as additional insured with minimum coverage limits of at least One Million Dollars ($1,000,000.000) combined single limit per occurrence/aggregate; (4) statutory workers’

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compensation insurance covering all employees of Mortgagor employed at the Premises (including employer’s liability insurance, if required by Mortgagee); (5) during the course of any construction at the Premises, Mortgagor shall cause each of its contractors and subcontractors to maintain (A) workers’ compensation insurance required by law (including employer’s liability insurance, if required by Mortgagee); and (B) commercial general liability insurance, including products and completed operations coverage with minimum coverage limits of at least Two Million Dollars ($2,000,000.00) combined single limit per occurrence/aggregate, and otherwise meeting the same policy requirements as set forth in (3) above but with Mortgagor and Mortgagee as additional insureds; and (6) such other insurance on the Property and endorsements as may from time to time be required by Mortgagee and against other insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height, type, construction, location, use and occupancy of buildings and improvements.  All insurance policies shall be issued and maintained by insurers, in amounts, with deductibles, limits and retentions as are commercially available, and in forms satisfactory to Mortgagee, and shall require not less than ten (10) days’ prior written notice to Mortgagee of any cancellation for nonpayment of premiums, and not less than thirty (30) days’ prior written notice to Mortgagee of any other cancellation or any change of coverage.  All insurance companies must be licensed to do business in the state in which the Property is located and must have an A.M. Best Company financial and performance ratings of A-:IX or better.  All insurance policies maintained, or caused to be maintained, by Mortgagor with respect to the Property, except for general liability insurance, shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried by Mortgagor or Mortgagee and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.  Without limiting the discretion of Mortgagee with respect to required endorsements to insurance policies, all such policies for loss of or damage to the Property shall contain a standard “loss payee” endorsement (form #438 BFU or equivalent), providing for all loss proceeds under such policies to be payable to Mortgagee, such proceeds to be held for application as provided in the Loan Documents.  True and complete copies of the originals of each initial insurance policy (or to the extent permitted by Mortgagee, such other evidence of insurance acceptable to Mortgagee) shall be delivered to Mortgagee at the time of execution of this Mortgage, with all premiums fully paid current, and a report summarizing the insurance coverage shall be delivered to Mortgagee in accordance with the terms and provisions of the Credit Agreement.  Mortgagor shall pay all premiums on policies required hereunder as they become due and payable and promptly deliver to Mortgagee, upon Mortgagee’s request, evidence satisfactory to Mortgagee of the timely payment thereof.  If any loss occurs at any time when Mortgagor has failed to perform Mortgagor’s covenants and agreements in this paragraph with respect to any insurance payable because of loss sustained to any part of the Property whether or not such insurance is required by Mortgagee, Mortgagee shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for Mortgagor, to the same extent as if it had been made payable to Mortgagee.  Upon any foreclosure hereof or transfer of title to the Property in extinguishment of the whole or any part of the Secured Indebtedness, all of Mortgagor’s right, title and interest in and to the insurance policies referred to in this Section (including unearned premiums) and all proceeds payable thereunder shall thereupon vest in the purchaser at foreclosure or other such transferee, to the extent permissible under such policies.  Upon a Default, Mortgagee shall have the right (but not

8

the obligation) to make proof of loss for, settle and adjust any claim under, and receive the proceeds of, all insurance for loss of or damage to the Property regardless of whether or not such insurance policies are required by Mortgagee, and the expenses incurred by Mortgagee in the adjustment and collection of insurance proceeds shall be a part of the Secured Indebtedness and shall be due and payable to Mortgagee on demand.  Mortgagee shall not be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any of such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to Mortgagor.  Any such proceeds received by Mortgagee shall, after deduction therefrom of all reasonable expenses actually incurred by Mortgagee, including attorneys’ fees, at Mortgagee’s option be (1) released to Mortgagor, or (2) applied (upon compliance with such terms and conditions as may be required by Mortgagee) to repair or restoration, either partly or entirely, of the Property so damaged, or (3) applied to the payment of the Secured Indebtedness in such order and manner as Mortgagee, in its sole discretion, may elect, whether or not due.  In any event, the unpaid portion of the Secured Indebtedness shall remain in full force and effect and the payment thereof shall not be excused.  Mortgagor shall at all times comply with the requirements of the insurance policies required hereunder and of the issuers of such policies and of any board of fire underwriters or similar body as applicable to or affecting the Property.

(e)  Reserve for Insurance, Taxes and Assessments.  Upon a Default, to secure the payment and performance of the Secured Indebtedness, but not in lieu of such payment and performance, Mortgagor, upon written demand by Mortgagee, will deposit with Mortgagee a sum equal to real estate taxes, assessments and charges (which charges for the purposes of this paragraph shall include without limitation any recurring charge which could result in a lien against the Property) against the Property for the current year and the premiums for such policies of insurance for the current year, all as estimated by Mortgagee and prorated to the end of the calendar month following the month during which Mortgagee’s request is made, and thereafter will deposit with Mortgagee, on each date when an installment of principal and/or interest is due as set forth in the Credit Agreement, sufficient funds (as estimated from time to time by Mortgagee) to permit Mortgagee to pay at least fifteen (15) days prior to the due date thereof, the next maturing real estate taxes, assessments and charges and premiums for such policies of insurance.  Mortgagee shall have the right to rely upon tax information furnished by applicable taxing authorities in the payment of such taxes or assessments and shall have no obligation to make any protest of any such taxes or assessments.  Any excess over the amounts required for such purposes shall be held by Mortgagee for future use, applied to any Secured Indebtedness or refunded to Mortgagor, at Mortgagee’s option, and any deficiency in such funds so deposited shall be made up by Mortgagor upon demand of Mortgagee.  All such funds so deposited shall bear no interest, may be comingled with the general funds of Mortgagee and shall be applied by Mortgagee toward the payment of such taxes, assessments, charges and premiums when statements therefor are presented to Mortgagee by Mortgagor (which statements shall be presented by Mortgagor to Mortgagee a reasonable time before the applicable amount is due).  The conveyance or transfer of Mortgagor’s interest in the Property for any reason (including without limitation the foreclosure of a subordinate lien or security interest or a transfer by operation of law) shall constitute an assignment or transfer of Mortgagor’s interest in and rights to such funds held by Mortgagee under this paragraph but subject to the rights of Mortgagee hereunder.

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(f)  Condemnation.  Mortgagor shall notify Mortgagee immediately of any threatened or pending proceeding for condemnation affecting the Property or arising out of damage to the Property, and Mortgagor shall, at Mortgagor’s expense, diligently prosecute any such proceedings.  If a Default shall have occurred hereunder, Mortgagee shall have the right (but not the obligation) to participate in any such proceeding and to be represented by counsel of its own choice.  Mortgagee shall be entitled to receive all sums which may be awarded or become payable to Mortgagor for the condemnation of the Property, or any part thereof, for public or quasi-public use, or by virtue of private sale in lieu thereof, and any sums which may be awarded or become payable to Mortgagor for injury or damage to the Property.  Mortgagor shall, promptly upon request of Mortgagee, execute such additional assignments and other documents as may be necessary from time to time to permit such participation and to enable Mortgagee to collect and receipt for any such sums.  All such sums are hereby assigned to Mortgagee, and shall, after deduction therefrom of all reasonable expenses actually incurred by Mortgagee, including attorneys’ fees, be (1) released to Mortgagor to repair and restore the Property, or (2) if a Default shall then exist and be continuing, at Mortgagee’s option, applied to the payment of the Secured Indebtedness in such order and manner as Mortgagee, in its sole discretion, may elect, whether or not due.  In any event the unpaid portion of the Secured Indebtedness shall remain in full force and effect and the payment thereof shall not be excused.  Mortgagee shall not be, under any circumstances, liable or responsible for failure to collect or to exercise diligence in the collection of any such sum or for failure to see to the proper application of any amount paid over to Mortgagor.  Mortgagee is hereby authorized, in the name of Mortgagor, to execute and deliver valid acquittances for, and to appeal from, any such award, judgment or decree.  All costs and expenses (including but not limited to attorneys’ fees) incurred by Mortgagee in connection with any condemnation shall be a demand obligation owing by Mortgagor (which Mortgagor hereby promises to pay) to Mortgagee pursuant to this Mortgage.

(g)  Compliance with Legal Requirements.  The Property and the use, operation and maintenance thereof and all activities thereon do and shall at all times comply in all material respects with all applicable Legal Requirements (hereinafter defined).  The Property is not, and shall not be, dependent on any other property or premises or any interest therein other than the Property to fulfill any requirement of any Legal Requirement.  Mortgagor shall not, by act or omission, permit any building or other improvement not subject to the lien of this Mortgage to rely on the Property or any interest therein to fulfill any requirement of any Legal Requirement.  No improvement upon or use of any part of the Property constitutes a nonconforming use under any zoning law or similar law or ordinance.  Mortgagor has obtained and shall preserve in force all requisite zoning, utility, building, health, environmental and operating permits from the governmental authorities having jurisdiction over the Property.

If Mortgagor receives a notice or claim from any person that the Property, or any use, activity, operation or maintenance thereof or thereon, is not in compliance with any Legal Requirement, Mortgagor will promptly furnish a copy of such notice or claim to Mortgagee.  As used in this Mortgage:  (i) the term “Legal Requirement” means any Law (hereinafter defined), agreement, covenant, restriction, easement or condition (including, without limitation of the foregoing, any condition or requirement imposed by any insurance or surety company), as any of the same now

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exists or may be changed or amended or come into effect in the future, the violation of which would reasonably be expected to have a material adverse effect on the Mortgagor’s ordinary use or occupation of the Premises (such material adverse effect, a “Material Adverse Effect”); and (ii) the term “Law” means any federal, state or local law, statute, ordinance, code, rule, regulation, license, permit, authorization, decision, order, injunction or decree, domestic or foreign.

(h)  Maintenance, Repair and Restoration.  Mortgagor will keep the Property in good order, repair and operating condition (ordinary wear and tear excepted), causing all necessary repairs, renewals, replacements, additions and improvements to be promptly made, and will not allow any of the Property to be misused, abused or wasted or to deteriorate in any material respect.  Notwithstanding the foregoing, Mortgagor will not, without the prior written consent of Mortgagee, (i) remove from the Property any fixtures or personal property encumbered by this Mortgage except as permitted by the Credit Agreement, or (ii) make any structural alteration to the Property or any other alteration thereto which materially impairs the value thereof (except for modifications contemplated by the Permitted Ohio Sale/Leaseback and the grant of the Duke Energy Easements). If any act or occurrence of any kind or nature (including any condemnation or any casualty for which insurance was not obtained or obtainable) shall result in damage to or loss or destruction of the Property, Mortgagor shall give prompt notice thereof to Mortgagee and Mortgagor shall promptly, at Mortgagor’s sole cost and expense and regardless of whether insurance or condemnation proceeds (if any) shall be available or sufficient for the purpose, secure the Property as necessary and commence and continue diligently to completion to restore, repair, replace and rebuild the Property as reasonably necessary for the conduct of Mortgagor’s business operations.

(i)  No Other Liens.   Mortgagor will not, without the prior written consent of Mortgagee, create, place or permit to be created or placed, or through any act or failure to act, acquiesce in the placing of, or allow to remain, any mortgage, voluntary or involuntary lien, whether statutory, constitutional or contractual, security interest, encumbrance or charge, or conditional sale or other title retention document, against or covering the Property, or any part thereof, other than the Permitted Encumbrances, regardless of whether the same are expressly or otherwise subordinate to the lien or security interest created in this Mortgage, and should any of the foregoing become attached hereafter in any manner to any part of the Property without the prior written consent of Mortgagee, Mortgagor will cause the same to be promptly discharged and released.  Mortgagor will not acquire any fixtures, equipment or other property (including software embedded therein) forming a part of the Property pursuant to a lease, license, security agreement or similar agreement, whereby any party has or may obtain the right to repossess or remove same, without the prior written consent of Mortgagee; provided, however, that the prohibition on acquisitions in the foregoing sentence shall not apply unless there has been a Default.  Except for Permitted Encumbrances, if Mortgagee consents to the voluntary grant by Mortgagor of any mortgage, lien, security interest, or other encumbrance (hereinafter called “Subordinate Lien”) covering any of the Premises or if the foregoing prohibition is determined by a court of competent jurisdiction to be unenforceable as to a Subordinate Lien, any such Subordinate Lien shall contain express covenants to the effect that: (1) the Subordinate Lien is unconditionally subordinate to this Mortgage and all Leases (hereinafter defined); (2) if any action (whether judicial or pursuant to a

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power of sale) shall be instituted to foreclose or otherwise enforce the Subordinate Lien, no tenant of any of the Leases (hereinafter defined) shall be named as a party defendant, and no action shall be taken that would terminate any occupancy or tenancy without the prior written consent of Mortgagee; (3) Rents (hereinafter defined), if collected by or for the holder of the Subordinate Lien, shall be applied first to the payment of the Secured Indebtedness then due and expenses incurred in the ownership, operation and maintenance of the Premises in such order as Mortgagee may determine, prior to being applied to any indebtedness secured by the Subordinate Lien; (4) written notice of default under the Subordinate Lien and written notice of the commencement of any action (whether judicial or pursuant to a power of sale) to foreclose or otherwise enforce the Subordinate Lien or to seek the appointment of a receiver for all or any part of the Premises shall be given to Mortgagee with or immediately after the occurrence of any such default or commencement; and (5) neither the holder of the Subordinate Lien, nor any purchaser at foreclosure thereunder, nor anyone claiming by, through or under any of them shall succeed to any of Mortgagor’s rights hereunder without the prior written consent of Mortgagee.  Mortgagor represents and warrants that no notices of commencement (as identified in Ohio Revised Code Section 1311.04) as to the Premises has been filed or will be filed prior to the filing for record of this Mortgage and that Mortgagor shall promptly provide Mortgagee with a copy of all notices of furnishing (as identified in Ohio Revised Code Section 1311.05) received by Mortgagor.

(j)  Operation of Property.  Mortgagor will operate the Property in a good and workmanlike manner and in accordance with all material Legal Requirements and will pay all fees or charges of any kind in connection therewith, except for such fees or charges for which the non-payment thereof could not reasonably be expected to have a Material Adverse Effect.  Mortgagor will keep the Property occupied so as not to impair the insurance carried thereon.  Mortgagor will not use or occupy or conduct any activity on, or allow the use or occupancy of or the conduct of any activity on, the Premises in any manner which violates any Legal Requirement or which constitutes a public or private nuisance or which makes void, voidable or cancelable, or increases the premium of, any insurance then in force with respect thereto.  Mortgagor will not initiate or permit any zoning reclassification of the Premises or seek any variance under existing zoning ordinances applicable to the Premises or use or permit the use of the Premises in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other Legal Requirement.  Mortgagor will not impose any easement, restrictive covenant or encumbrance upon the Premises (except for Permitted Encumbrances), execute or file any subdivision plat or condominium declaration affecting the Property or consent to the annexation of the Property to any municipality, without the prior written consent of Mortgagee.  Mortgagor will use commercially reasonable efforts to preserve, protect, renew, extend and retain all material rights and privileges granted for or applicable to the Premises.  Without the prior written consent of Mortgagee, there shall be no drilling or exploration for or extraction, removal or production of any mineral, hydrocarbon, gas, natural element, compound or substance (including sand and gravel) from the surface or subsurface of the Land regardless of the depth thereof or the method of mining or extraction thereof.  Mortgagor will cause all material debts and liabilities of any character (including without limitation all debts and liabilities for labor, material and equipment (including software embedded therein) and all material debts and charges for utilities servicing the Property) incurred in the construction, maintenance, operation and

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development of the Property to be promptly paid, except where such debts and charges are being contested in good faith.

(k) [Reserved].

(l)  Status of Mortgagor; Suits and Claims; Loan Documents.  Mortgagor is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended, Sections 1445 and 7701 (i.e. Mortgagor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined therein and in any regulations promulgated thereunder).  The Loan is solely for business and/or investment purposes, and is not intended for personal, family, household or agricultural purposes.  Mortgagor further warrants that the proceeds of the Credit Agreement shall be used for commercial purposes and stipulates that the Loan shall be construed for all purposes as a commercial loan.  Mortgagor’s exact legal name is correctly set forth at the end of this Mortgage.  If Mortgagor is not an individual, Mortgagor is an organization of the type and (if not an unregistered entity) is incorporated in or organized under the laws of the state specified in the introductory paragraph of this Mortgage.  Mortgagor will not cause or permit any change to be made in its name, identity (including its trade name or names), or corporate or partnership structure, unless Mortgagor shall have notified Mortgagee in writing of such change at least 30 days prior to the effective date of such change, and shall have first taken all action required by Mortgagee for the purpose of further perfecting or protecting the lien and security interest of Mortgagee in the Property.  In addition, Mortgagor shall not change its limited liability company structure without first obtaining the prior written consent of Mortgagee.  Mortgagor’s principal place of business and chief executive office, and the place where Mortgagor keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording including, without limitation, software, writings, plans, specifications and schematics concerning the Premises, has for the preceding four months (or, if less, the entire period of the existence of Mortgagor) been and will continue to be (unless Mortgagor notifies Mortgagee of any change in writing at least 30 days prior to the date of such change) the address of Mortgagor set forth at the end of this Mortgage.  Mortgagor’s organizational identification number, if any, assigned by the state of incorporation or organization is correctly set forth on the first page of this Mortgage.  Mortgagor shall promptly notify Mortgagee (i) of any change of its organizational identification number, or (ii) if Mortgagor does not now have an organization identification number and later obtains one, of such organizational identification number.

(m)  Certain Environmental Matters.  Mortgagor shall comply with the terms and covenants of that certain Environmental Indemnity Agreement dated of even date herewith (the “Environmental Agreement”).

(n)  Further Assurances.  Mortgagor will, promptly on request of Mortgagee, (i) correct any defect, error or omission which may be discovered in the contents, execution or acknowledgment of this Mortgage or any other Loan Document; (ii) execute, acknowledge, deliver, procure and record and/or file such further documents (including, without limitation, further mortgages, security agreements, and assignments of rents or leases) and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of this Mortgage and the

13

other Loan Documents, to more fully identify and subject to the liens and security interests hereof any property intended to be covered hereby (including specifically, but without limitation, any renewals, additions, substitutions, replacements, or appurtenances to the Property) or as deemed advisable by Mortgagee to protect the lien or the security interest hereunder against the rights or interests of third persons; and (iii) provide such certificates, documents, reports, information, affidavits and other instruments and do such further acts as may be necessary, desirable or proper in the reasonable determination of Mortgagee to enable Mortgagee to comply with the requirements or requests of any agency having jurisdiction over Mortgagee or any examiners of such agencies with respect to the indebtedness secured hereby, Mortgagor or the Property.  Mortgagor shall pay all costs connected with any of the foregoing, which shall be a demand obligation owing by Mortgagor (which Mortgagor hereby promises to pay) to Mortgagee pursuant to this Mortgage.

(o)  Fees and Expenses.  Without limitation of any other provision of this Mortgage or of any other Loan Document and to the extent not prohibited by applicable law, Mortgagor will pay, and will reimburse to Mortgagee on demand to the extent paid by Mortgagee: (i) all appraisal fees, filing, registration and recording fees, recordation, transfer and other taxes, brokerage fees and commissions, abstract fees, title search or examination fees, title policy and endorsement premiums and fees, uniform commercial code search fees, judgment and tax lien search fees, escrow fees, attorneys’ fees, architect fees, engineer fees, construction consultant fees, environmental inspection fees, survey fees, and all other costs and expenses of every character incurred by Mortgagor or Mortgagee in connection with the preparation of the Loan Documents, the evaluation, closing and funding of the loan evidenced by the Loan Documents, and any and all amendments and supplements to this Mortgage, the Credit Agreement or any other Loan Documents or any approval, consent, waiver, release or other matter requested or required hereunder or thereunder, or otherwise attributable or chargeable to Mortgagor as owner of the Property; and (ii) all costs and expenses, including attorneys’ fees and expenses, incurred or expended in connection with the exercise of any right or remedy, or the defense of any right or remedy or the enforcement of any obligation of Mortgagor, hereunder or under any other Loan Document.

(p)  Indemnification.

(i)  Mortgagor will indemnify and hold harmless Mortgagee from and against, and reimburse it on demand for, any and all Indemnified Matters (hereinafter defined).  For purposes of this paragraph (p), the term “Mortgagee” shall include Mortgagee, and any persons owned or controlled by, owning or controlling, or under common control or affiliated with Mortgagee and the directors, officers, partners, employees, attorneys, agents and representatives of Mortgagee.  Without limitation, the foregoing indemnities shall apply to each indemnified person with respect to matters which in whole or in part are caused by or arise out of the negligence of such (and/or any other) indemnified person.  However, such indemnities shall not apply to a particular indemnified person to the extent that the subject of the indemnification is caused by or arises out of the gross negligence or willful misconduct of that indemnified person.  Any amount to be paid under this paragraph (p) by Mortgagor to Mortgagee shall be a demand obligation owing by Mortgagor (which Mortgagor hereby promises to pay) to Mortgagee pursuant to this Mortgage.

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Nothing in this paragraph, elsewhere in this Mortgage or in any other Loan Document shall limit or impair any rights or remedies of Mortgagee (including without limitation any rights of contribution or indemnification) against Mortgagor or any other person under any other provision of this Mortgage, any other Loan Document, any other agreement or any applicable Legal Requirement.

(ii)  As used herein, the term “Indemnified Matters” means any and all claims, demands, liabilities (including strict liability), losses, damages (including consequential damages), causes of action, judgments, penalties, fines, costs and expenses (including without limitation, reasonable fees and expenses of attorneys and other professional consultants and experts, and of the investigation and defense of any claim, whether or not such claim is ultimately defeated, and the settlement of any claim or judgment including all value paid or given in settlement) of every kind, known or unknown, foreseeable or unforeseeable, which may be imposed upon, asserted against or incurred or paid by Mortgagee at any time and from time to time, whenever imposed, asserted or incurred, because of, resulting from, in connection with, or arising out of any transaction, act, omission, event or circumstance in any way connected with the Property or with this Mortgage or any other Loan Document, including but not limited to any bodily injury or death or property damage occurring in or upon or in the vicinity of the Property through any cause whatsoever at any time on or before the Release Date (hereinafter defined) any act performed or omitted to be performed hereunder or under any other Loan Document, any breach by Mortgagor of any representation, warranty, covenant, agreement or condition contained in this Mortgage or in any other Loan Document, any default as defined herein, any claim under or with respect to any Lease (hereinafter defined) or arising under the Environmental Agreement.  The term “Release Date” as used herein means the earlier of the following two dates: (i) the date on which the indebtedness and obligations secured hereby have been paid and performed in full and this Mortgage has been released, or (ii) the date on which the lien of this Mortgage is fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective, and possession of the Property has been given to the purchaser or grantee free of occupancy and claims to occupancy by Mortgagor and Mortgagor’s heirs, devisees, representatives, successors and assigns; provided, that if such payment, performance, release, foreclosure or conveyance is challenged, in bankruptcy proceedings or otherwise, the Release Date shall be deemed not to have occurred until such challenge is rejected, dismissed or withdrawn with prejudice.  The indemnities in this paragraph (p) shall not terminate upon the Release Date or upon the release, foreclosure or other termination of this Mortgage but will survive the Release Date, foreclosure of this Mortgage or conveyance in lieu of foreclosure, the repayment of the Secured Indebtedness, the termination of any and all Swap Contracts, the discharge and release of this Mortgage and the other Loan Documents, any bankruptcy or other debtor relief proceeding, and any other event whatsoever.

(q)  [Reserved].

(r)  Taxes on Credit Agreement or Mortgage.  Mortgagor will promptly pay or cause to be paid all income, franchise and other taxes owing by Mortgagor and any stamp, documentary, recordation and transfer taxes or other taxes (unless such payment by Mortgagor is prohibited by law) which may be required to be paid with respect to the Credit Agreement, this Mortgage or

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any other instrument evidencing or securing any of the Secured Indebtedness.  In the event of the enactment after this date of any law of any governmental entity applicable to Mortgagee, the Credit Agreement, the Property or this Mortgage deducting from the value of property for the purpose of taxation any lien or security interest thereon, or imposing upon Mortgagee the payment of the whole or any part of the taxes or assessments or charges or liens herein required to be paid by Mortgagor, or changing in any way the laws relating to the taxation of mortgages or security agreements or debts secured by mortgages or security agreements or the interest of the mortgagee or secured party in the property covered thereby, or the manner of collection of such taxes, so as to adversely affect this Mortgage or the Secured Indebtedness or Mortgagee, then, and in any such event, Mortgagor, upon demand by Mortgagee, shall pay such taxes, assessments, charges or liens, or reimburse Mortgagee therefor.

(s)  [Reserved].

(t)  Letter-of-Credit Rights.  If, after the occurrence and during the continuance of a Default hereunder or an Event of Default under the Credit Agreement, Mortgagor is at any time a beneficiary under a letter of credit (whether or not the letter of credit is evidenced by a writing) relating to the properties, rights, titles and interests referred to in Section 1.3 of this Mortgage now or hereafter issued in favor of Mortgagor, Mortgagor shall promptly notify Mortgagee thereof and, at the request and option of Mortgagee, Mortgagor shall, pursuant to an agreement in form and substance satisfactory to Mortgagee, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Mortgagee of the proceeds of any drawing under the letter of credit or (ii) arrange for Mortgagee to become the transferee beneficiary of the letter of credit, with Mortgagee agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in Section 5.2 of this Mortgage.

(u)  Updated Appraisal.  After the occurrence and during the continuance of a Default hereunder or an Event of Default under the Credit Agreement, Mortgagee may obtain an appraisal of all or any part of the Property prepared in accordance with written instructions from Mortgagee by a third-party appraiser engaged directly by Mortgagee.  The appraiser and appraisal shall be satisfactory to Mortgagee (including satisfaction of applicable regulatory requirements).  The cost of any such appraisal shall be borne by Mortgagor, and such cost is due and payable by Mortgagor on demand and shall be a part of the Secured Indebtedness.

Section 2.2.  Performance by Mortgagee on Mortgagor’s Behalf.  Mortgagor agrees that, if Mortgagor fails to perform any act or to take any action under this Mortgage, then Mortgagee may, following notice to Mortgagor and after a reasonable opportunity to cure in accordance with the Loan Documents, in Mortgagor’s name or its own name, but shall not be obligated to, perform or cause to be performed such act or take such action or pay such money, and any expenses so incurred by Mortgagee and any money so paid by Mortgagee shall be a demand obligation owing by Mortgagor to Mortgagee (which obligation Mortgagor hereby promises to pay), shall be a part of the indebtedness secured hereby, and Mortgagee, upon making such payment, shall be subrogated to all of the rights of the person, entity or body politic receiving such payment.  Mortgagee and its designees shall have the right to enter upon the Property at any time and from time to time for any such purposes.  No such payment or performance by

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Mortgagee shall waive or cure any default or waive any right, remedy or recourse of Mortgagee.  Any such payment may be made by Mortgagee in reliance on any statement, invoice or claim without inquiry into the validity or accuracy thereof.  Each amount due and owing by Mortgagor to Mortgagee pursuant to this Mortgage shall bear interest, from the date such amount becomes due until paid, at the rate per annum provided in the Credit Agreement for interest on past due principal owed under the Credit Agreement but never in excess of the maximum nonusurious amount permitted by applicable law, which interest shall be payable to Mortgagee on demand; and all such amounts, together with such interest thereon, shall automatically and without notice be a part of the indebtedness secured hereby.

Section 2.3.  Absence of Obligations of Mortgagee with Respect to Property.  Notwithstanding anything in this Mortgage to the contrary, including, without limitation, the definition of “Property” and/or the provisions of Article 3 hereof, (i) to the extent permitted by applicable law, the Property is composed of Mortgagor’s rights, title and interests therein but not Mortgagor’s obligations, duties or liabilities pertaining thereto, (ii) Mortgagee neither assumes nor shall have any obligations, duties or liabilities in connection with any portion of the items described in the definition of “Property” herein, either prior to or after obtaining title to such Property, whether by foreclosure sale, the granting of a deed in lieu of foreclosure or otherwise, and (iii) Mortgagee may, at any time prior to or after the acquisition of title to any portion of the Property as above described, advise any party in writing as to the extent of Mortgagee’s interest therein and/or expressly disaffirm in writing any rights, interests, obligations, duties and/or liabilities with respect to such Property or matters related thereto.  Without limiting the generality of the foregoing, except for the Permitted Ohio Sale/Leaseback (as defined in the Credit Agreement) it is understood and agreed that Mortgagee shall have no obligations, duties or liabilities prior to or after acquisition of title to any portion of the Property, as lessee under any lease or purchaser or seller under any contract or option unless Mortgagee elects otherwise by written notification.

Section 2.4.          Authorization to File Financing Statements; Power of Attorney.  Mortgagor hereby authorizes Mortgagee at any time and from time to time to file any initial financing statements, amendments thereto and continuation statements as authorized by applicable law, required by Mortgagee to establish or maintain the validity, perfection and priority of the security interests granted in this Mortgage.  For purposes of such filings, Mortgagor agrees to furnish any information requested by Mortgagee promptly upon request by Mortgagee.  Mortgagor also ratifies its authorization for Mortgagee to have filed any like initial financing statements, amendments thereto or continuation statements if filed prior to the date of this Mortgage.  Mortgagor hereby irrevocably constitutes and appoints Mortgagee and any officer or agent of Mortgagee, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of Mortgagor or in Mortgagor’s own name to execute in Mortgagor’s name any such documents and to otherwise carry out the purposes of this Section 2.4, to the extent that Mortgagor’s authorization above is not sufficient.  To the extent permitted by law, Mortgagor hereby ratifies all acts said attorneys-in-fact shall lawfully do, have done in the past or cause to be done in the future by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.

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ARTICLE 3

Assignment of Rents and Leases

Section 3.1.  Assignment. Mortgagor hereby assigns to Mortgagee all Rents (hereinafter defined) and all of Mortgagor’s rights in and under all Leases (hereinafter defined).  So long as no Default (hereinafter defined) has occurred, Mortgagor shall have a license (which license shall terminate automatically and without further notice upon the occurrence of a Default) to collect, but not prior to accrual, the Rents under the Leases and, where applicable, subleases, such Rents to be held in trust for Mortgagee and to otherwise deal with all Leases as permitted by this Mortgage.  Each month, provided no Default has occurred, Mortgagor may retain such Rents as were collected that month and held in trust for Mortgagee.  Upon the revocation of such license, all Rents shall be paid directly to Mortgagee and not through Mortgagor, all without the necessity of any further action by Mortgagee, including, without limitation, any action to obtain possession of the Land, Improvements or any other portion of the Property or any action for the appointment of a receiver.  Mortgagor hereby authorizes and directs the tenants under the Leases to pay Rents to Mortgagee upon written demand by Mortgagee, without further consent of Mortgagor, without any obligation of such tenants to determine whether a Default has in fact occurred and regardless of whether Mortgagee has taken possession of any portion of the Property, and the tenants may rely upon any written statement delivered by Mortgagee to the tenants.  Any such payments to Mortgagee shall constitute payments to Mortgagor under the Leases, and Mortgagor hereby irrevocably appoints Mortgagee as its attorney-in-fact, after a Default, to collect Rents with or without suit and applying the same, less expenses of collection, to any of the obligations secured hereunder or to expenses of operating and maintaining the Property (including reasonable reserves for anticipated expenses), at the option of the Mortgagee, all in such manner as may be determined by Mortgagee, or at the option of Mortgagee, holding the same as security for the payment of all Obligations.  The curing of such Default, unless other Defaults also then exist, shall entitle Mortgagor to recover its aforesaid license to do any such things which Mortgagor might otherwise do with respect to the Property and the Leases thereon and to again collect such Rents.  The powers and rights granted in this paragraph shall be in addition to the other remedies herein provided for upon the occurrence of a Default and may be exercised independently of or concurrently with any of said remedies.  Nothing in the foregoing shall be construed to impose any obligation upon Mortgagee to exercise any power or right granted in this paragraph or to assume any liability under any Lease of any part of the Property and no liability shall attach to Mortgagee for failure or inability to collect any Rents under any such Lease.  The assignment contained in this Section shall become null and void upon the release of this Mortgage.  As used herein: (i) “Lease” means each existing or future lease, sublease (to the extent of Mortgagor’s rights thereunder), or other agreement under the terms of which any person has or acquires any right to occupy or use the Property, or any part thereof, or interest therein, and each existing or future guaranty of payment or performance thereunder, and all extensions, renewals, modifications and replacements of each such lease, sublease, agreement or guaranty; and (ii) “Rents” means all of the rents, revenue, income, profits and proceeds derived and to be derived from the Property or arising from the use or enjoyment of any portion thereof or from any Lease, including but not limited to the proceeds from any negotiated lease termination or buyout of such lease, liquidated damages following default under any such Lease, all proceeds payable under any

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policy of insurance covering loss of rents resulting from untenantability caused by damage to any part of the Property, all of Mortgagor’s rights to recover monetary amounts from any tenant in bankruptcy including, without limitation, rights of recovery for use and occupancy and damage claims arising out of Lease defaults, including rejections, under any applicable Debtor Relief Law (hereinafter defined), together with any sums of money that may now or at any time hereafter be or become due and payable to Mortgagor by virtue of any and all royalties, overriding royalties, bonuses, delay rentals and any other amount of any kind or character arising under any and all present and all future oil, gas, mineral and mining leases covering the Property or any part thereof, and all proceeds and other amounts paid or owing to Mortgagor under or pursuant to any and all contracts and bonds relating to the construction or renovation of the Property.

Section 3.2.  Covenants, Representations and Warranties Concerning Leases and Rents.  Mortgagor covenants, represents and warrants that Mortgagor has title to and the right to assign the Leases and Rents to Mortgagee, and no other assignment of the Leases or Rents has been granted.

Section 3.3.  [Reserved].

Section 3.4.  No Liability of Mortgagee.  Mortgagee’s acceptance of this assignment shall not be deemed to constitute Mortgagee a “mortgagee in possession,” nor obligate Mortgagee to appear in or defend any proceeding relating to any Lease or to the Property, or to take any action hereunder, expend any money, incur any expenses, or perform any obligation or liability under any Lease, or assume any obligation for any deposit delivered to Mortgagor by any tenant and not as such delivered to and accepted by Mortgagee.  Mortgagee shall not be liable for any injury or damage to person or property in or about the Property, or for Mortgagee’s failure to collect or to exercise diligence in collecting Rents, but shall be accountable only for Rents that it shall actually receive.  Neither the assignment of Leases and Rents nor enforcement of Mortgagee’s rights regarding Leases and Rents (including collection of Rents) nor possession of the Property by Mortgagee nor Mortgagee’s consent to or approval of any Lease (nor all of the same), shall render Mortgagee liable on any obligation under or with respect to any Lease or constitute affirmation of, or any subordination to, any Lease, occupancy, use or option.

If Mortgagee seeks or obtains any judicial relief regarding Rents or Leases, the same shall in no way prevent the concurrent or subsequent employment of any other appropriate rights or remedies nor shall same constitute an election of judicial relief for any foreclosure or any other purpose.  Mortgagee neither has nor assumes any obligations as lessor or landlord with respect to any Lease.  The rights of Mortgagee under this Article 3 shall be cumulative of all other rights of Mortgagee under the Loan Documents or otherwise.

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ARTICLE 4

Default

Section 4.1.  Events of Default.  The occurrence of any one of the following shall be a default under this Mortgage (“default” or “Default”):

(a)  Failure to Pay Indebtedness.  Any of the Secured Indebtedness is not paid when due in accordance with the Credit Agreement, regardless of how such amount may have become due.

(b)  Nonperformance of Covenants.  Any covenant, agreement or condition herein is not fully and timely performed, observed or kept, and such failure continues for thirty (30) days after the earlier of (i) the date on which a Responsible Officer (as defined in the Credit Agreement) knows or should have known about such failure and (ii) the date the Mortgagee delivers notice thereof to the Mortgagor.

(c)  Default Under Other Loan Documents.  The occurrence of an Event of Default under the Credit Agreement.

(d)  Grant of Easement, Etc.  Without the prior written consent of Mortgagee, Mortgagor grants any easement or dedication, files any plat, condominium declaration, or restriction, or otherwise encumbers the Property (other than Permitted Encumbrances), or seeks or permits any zoning reclassification or variance, unless such action is expressly permitted by the Loan Documents or does not affect the Property.

Section 4.2.  Notice and Cure.  If any provision of this Mortgage or any other Loan Document provides for Mortgagee to give to Mortgagor any notice regarding a default or incipient default, then if Mortgagee shall fail to give such notice to Mortgagor as provided, the sole and exclusive remedy of Mortgagor for such failure shall be to seek appropriate equitable relief to enforce the agreement to give such notice and to have any acceleration of the maturity of the Loan and the Secured Indebtedness postponed or revoked and foreclosure proceedings in connection therewith delayed or terminated pending or upon the curing of such default in the manner and during the period of time permitted by such agreement, if any, and Mortgagor shall have no right to damages or any other type of relief not herein specifically set out against Mortgagee, all of which damages or other relief are hereby waived by Mortgagor.  Nothing herein or in any other Loan Document shall operate or be construed to add on or make cumulative any cure or grace periods specified in any of the Loan Documents.

ARTICLE 5

Remedies

Section 5.1.  Certain Remedies.  If a Default shall occur, Mortgagee may (but shall have no obligation to) exercise any one or more of the following remedies, without notice (unless notice is required by applicable statute):

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(a)  Acceleration.  Subject to the Credit Agreement, Mortgagee may at any time and from time to time declare any or all of the Secured Indebtedness immediately due and payable and may terminate any and all Swap Contracts.  Upon any such declaration, such Secured Indebtedness shall thereupon be immediately due and payable, and such Swap Contracts shall immediately terminate, without presentment, demand, protest, notice of protest, notice of acceleration or of intention to accelerate or any other notice or declaration of any kind, all of which are hereby expressly waived by Mortgagor.  Without limitation of the foregoing, upon the occurrence of a default described in clauses (A), (C) or (D) of subparagraph (i) of paragraph (d) of Section 4.1, hereof, all of the Secured Indebtedness shall thereupon be immediately due and payable, without presentment, demand, protest, notice of protest, declaration or notice of acceleration or intention to accelerate, or any other notice, declaration or act of any kind, all of which are hereby expressly waived by Mortgagor.

(b)  Enforcement of Assignment of Rents.  In addition to the rights of Mortgagee under Article 3 hereof, prior or subsequent to taking possession of any portion of the Property or taking any action with respect to such possession, Mortgagee may: (1) collect and/or sue for the Rents in Mortgagee’s own name, give receipts and releases therefor, and after deducting all expenses of collection, including attorneys’ fees and expenses, apply the net proceeds thereof to the Secured Indebtedness in such manner and order as Mortgagee may elect; and (2) require Mortgagor to transfer all security deposits and records thereof to Mortgagee together with original counterparts of the Leases.

(c)  Foreclosure. Upon failure to pay the Secured Indebtedness in full at any stated or accelerated maturity, the Mortgagee may foreclose the lien of this Mortgage and sell, as an entirety or in separate lots or parcels, the Property, under the judgment or decree of a court or courts of competent jurisdiction.  Mortgagee shall take action either by such proceedings or by the exercise of its powers with respect to entry or taking possession, or both, as the Mortgagee may determine.  Mortgagee, at its option, is authorized to foreclose this Mortgage subject to the rights of any tenants of the Property and the failure to make any such tenants parties defendant to any such foreclosure proceedings and to foreclose their rights will not be, nor be asserted by Mortgagor to be, a defense to any proceedings instituted by Mortgagee to collect the sums secured hereby or to collect any deficiency remaining unpaid after the foreclosure sale of the Property.

(d)  Purchase by Mortgagee.  Upon any such foreclosure sale, Mortgagee may bid for and purchase the Premises and, upon compliance with the terms of sale, may hold, retain and possess and dispose of such property in its own absolute right without further accountability.  Upon any such foreclosure sale, Mortgagee may, if permitted by law, after allowing for the proportion of the total purchase price required to be paid in cash and for the costs and expenses of the sale, compensation and other charges, in paying the purchase price apply any portion of or all sums due to Mortgagee under the Credit Agreement, this Mortgage or any other instrument securing the Credit Agreement, in lieu of cash, to the amount which shall, upon distribution of the net proceeds of such sale, be payable thereon.

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(e)  Uniform Commercial Code.  Without limitation of Mortgagee’s rights of enforcement with respect to the Collateral or any part thereof in accordance with the procedures for foreclosure of real estate, Mortgagee may exercise its rights of enforcement with respect to the Collateral or any part thereof under the Ohio Uniform Commercial Code, as in effect from time to time (or under the Uniform Commercial Code in force, from time to time, in any other state to the extent the same is applicable law), and in conjunction with, in addition to or in substitution for those rights and remedies: (1)  Mortgagee may enter upon Mortgagor’s premises to take possession of, assemble and collect the Collateral or, to the extent and for those items of the Collateral permitted under applicable law, to render it unusable; (2) Mortgagee may require Mortgagor to assemble the Collateral and make it available at a place Mortgagee designates which is mutually convenient to allow Mortgagee to take possession or dispose of the Collateral; (3) written notice mailed to Mortgagor as provided herein at least five (5) days prior to the date of public sale of the Collateral or prior to the date after which private sale of the Collateral will be made shall constitute reasonable notice; provided that, if Mortgagee fails to comply with this clause (3) in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the Ohio Uniform Commercial Code, as in effect from time to time (or under the Uniform Commercial Code, in force from time to time, in any other state to the extent the same is applicable law); (4) any sale made pursuant to the provisions of this paragraph shall be deemed to have been a public sale conducted in a commercially reasonable manner if held contemporaneously with and upon the same notice as required for the sale of the Property under power of sale as provided in paragraph (c) above in this Section 5.1; (5) in the event of a foreclosure sale, the Collateral and the other Property may, at the option of Mortgagee, be sold as a whole; (6) it shall not be necessary that Mortgagee take possession of the Collateral or any part thereof prior to the time that any sale pursuant to the provisions of this Section is conducted and it shall not be necessary that the Collateral or any part thereof be present at the location of such sale; (7) with respect to application of proceeds from disposition of the Collateral under Section 5.2 hereof, the costs and expenses incident to disposition shall include the reasonable expenses of retaking, holding, preparing for sale or lease, selling, leasing and the like and the reasonable attorneys’ fees and legal expenses (including, without limitation, the allocated costs for in-house legal services) incurred by Mortgagee; (8) any and all statements of fact or other recitals made in any bill of sale or assignment or other instrument evidencing any foreclosure sale hereunder as to nonpayment of the Secured Indebtedness or as to the occurrence of any default, or as to Mortgagee having declared all of such indebtedness to be due and payable, or as to notice of time, place and terms of sale and of the properties to be sold having been duly given, or as to any other act or thing having been duly done by Mortgagee, shall be taken as prima facie evidence of the truth of the facts so stated and recited; (9) Mortgagee may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by Mortgagee, including the sending of notices and the conduct of the sale, but in the name and on behalf of Mortgagee; (10) Mortgagee may comply with any applicable state or federal law or regulatory requirements in connection with a disposition of the Collateral, and such compliance will not be considered to affect adversely the commercial reasonableness of any sale of the Collateral; (11) Mortgagee may sell the Collateral without giving any warranties as to the Collateral, and specifically disclaim all warranties including, without limitation, warranties relating to title, possession, quiet enjoyment and the like, and all warranties of quality, merchantability and fitness for a specific purpose, and this procedure will

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not be considered to affect adversely the commercial reasonableness of any sale of the Collateral; (12) Mortgagor acknowledges that a private sale of the Collateral may result in less proceeds than a public sale; and (13) Mortgagor acknowledges that the Collateral may be sold at a loss to Mortgagor, and that, in such event, Mortgagee shall have no liability or responsibility to Mortgagor for such loss.

(f)  Lawsuits.  Mortgagee may proceed by a suit or suits in equity or at law, whether for collection of the indebtedness secured hereby, the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for any foreclosure hereunder or for the sale of the Property under the judgment or decree of any court or courts of competent jurisdiction.

(g)  Entry on Property.  Mortgagee is authorized, subsequent to the institution of any foreclosure proceedings, to the fullest extent permitted by applicable law, to enter upon the Property, or any part thereof.  In connection with any action taken by Mortgagee pursuant to this Section, Mortgagee shall not be obligated to perform or discharge any obligation, duty or liability of Mortgagor arising under any lease or other agreement relating to the Property or arising under any Permitted Encumbrance or otherwise arising.

(h)  [Reserved].

(i)  Termination of Commitment to Lend.  Mortgagee may terminate any commitment or obligation to lend or disburse funds in accordance with the provisions of the Credit Agreement.

(j)  Other Rights and Remedies.  Mortgagee may exercise any and all other rights and remedies which Mortgagee may have under the Loan Documents, or at law or in equity or otherwise.

Section 5.2.  Proceeds of Foreclosure.  The proceeds of any sale in foreclosure of the liens and security interests evidenced hereby shall be applied in accordance with the requirements of applicable laws and to the extent consistent therewith, FIRST, to the payment of all necessary costs and expenses incident to such foreclosure sale, including but not limited to all attorneys’ fees and legal expenses, advertising costs, auctioneer’s fees, costs of title rundowns and lien searches, inspection fees, appraisal costs, fees for professional services, environmental assessment and remediation fees, all court costs and charges of every character, and to the payment of the other Secured Indebtedness, including specifically without limitation the principal, accrued interest and attorneys’ fees due and unpaid on the Loan and the amounts due and unpaid and owed to Mortgagee under this Mortgage and the amounts due and unpaid and owed to Mortgagee (or its Affiliates) under any Swap Contracts, the order and manner of application to the items in this clause FIRST to be in Mortgagee’s sole discretion; and SECOND, the remainder, if any there shall be, shall be paid to Mortgagor, or to Mortgagor’s heirs, devisees, representatives, successors or assigns, or such other persons (including the holder or beneficiary of any inferior lien) as may be entitled thereto by law; provided, however, that if Mortgagee is uncertain which person or persons are so entitled, Mortgagee may interplead such remainder in any court of competent jurisdiction, and the amount of any attorneys’ fees, court costs and

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expenses incurred in such action shall be a part of the Secured Indebtedness and shall be reimbursable (without limitation) from such remainder.

Section 5.3.  Mortgagee as Purchaser.  Mortgagee shall have the right to become the purchaser at any sale by any receiver or public officer or at any public sale, and Mortgagee shall have the right to credit upon the amount of Mortgagee’s successful bid, to the extent necessary to satisfy such bid, all or any part of the Secured Indebtedness in such manner and order as Mortgagee may elect.

Section 5.4.  Remedies Cumulative.  All rights and remedies provided for herein and in any other Loan Document are cumulative of each other and of any and all other rights and remedies existing at law or in equity, and Mortgagee shall, in addition to the rights and remedies provided herein or in any other Loan Document, be entitled to avail itself of all such other rights and remedies as may now or hereafter exist at law or in equity for the collection of the Secured Indebtedness and the enforcement of the covenants herein and the foreclosure of the liens and security interests evidenced hereby, and the resort to any right or remedy provided for hereunder or under any such other Loan Document or provided for by law or in equity shall not prevent the concurrent or subsequent employment of any other appropriate right or rights or remedy or remedies.

Section 5.5.  Discretion as to Security.  Mortgagee may resort to any security given by this Mortgage or to any other security now existing or hereafter given to secure the payment of the Secured Indebtedness, in whole or in part, and in such portions and in such order as may seem best to Mortgagee in its sole and uncontrolled discretion, and any such action shall not in anywise be considered as a waiver of any of the rights, benefits, liens or security interests evidenced by this Mortgage.

Section 5.6.  Mortgagor’s Waiver of Certain Rights.  To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, extension or redemption, homestead, moratorium, reinstatement, marshaling or forbearance, and Mortgagor, for Mortgagor, Mortgagor’s heirs, devisees, representatives, successors and assigns, and for any and all persons ever claiming any interest in the Property, to the extent permitted by applicable law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of intention to mature or declare due the whole of the Secured Indebtedness, notice of election to mature or declare due the whole of the Secured Indebtedness and all rights to a marshaling of assets of Mortgagor, including the Property, or to a sale in inverse order of alienation in the event of foreclosure of the liens and/or security interests hereby created.  Mortgagor shall not have or assert any right under any statute or rule of law pertaining to the marshaling of assets, sale in inverse order of alienation, the exemption of homestead, the administration of estates of decedents, or other matters whatsoever to defeat, reduce or affect the right of Mortgagee under the terms of this Mortgage to a sale of the Property for the collection of the Secured Indebtedness without any prior or different resort for collection, or the right of Mortgagee under the terms of this Mortgage to the payment of the Secured Indebtedness out of the proceeds of sale of the Property in preference to every other claimant

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whatsoever.  Mortgagor waives any right or remedy which Mortgagor may have or be able to assert pursuant to any provision of Ohio law pertaining to the rights and remedies of sureties.  If any law referred to in this Section and now in force, of which Mortgagor or Mortgagor’s heirs, devisees, representatives, successors or assigns or any other persons claiming any interest in the Property might take advantage despite this Section, shall hereafter be repealed or cease to be in force, such law shall not thereafter be deemed to preclude the application of this Section.

Section 5.7.  Delivery of Possession After Foreclosure.  In the event there is a foreclosure sale hereunder and at the time of such sale, Mortgagor or Mortgagor’s heirs, devisees, representatives, or successors as owners of the Property are occupying or using the Property, or any part thereof, each and all shall immediately become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of purchaser, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; and to the extent permitted by applicable law, the purchaser at such sale shall, notwithstanding any language herein apparently to the contrary, have the sole option to demand immediate possession following the sale or to permit the occupants to remain as tenants at will.  After such foreclosure, any Leases to tenants or subtenants that are subject to this Mortgage (either by their date, their express terms, or by agreement of the tenant or subtenant) and which tenants or subtenants are third parties unrelated to Mortgagor, its subsidiaries or affiliates, shall, at the sole option of Mortgagee or any purchaser at such sale, either (i) continue in full force and effect, and the tenant(s) or subtenant(s) thereunder will, upon request, attorn to and acknowledge in writing to the purchaser or purchasers at such sale or sales as landlord thereunder, or (ii) upon notice to such effect from Mortgagee, or any purchaser or purchasers, terminate within thirty (30) days from the date of sale.  In the event the tenant fails to surrender possession of the Property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the Property (such as an action for forcible detainer) in any court having jurisdiction.

ARTICLE 6

Miscellaneous

Section 6.1.  Scope of Mortgage.  This Mortgage is a mortgage of both real and personal property, a security agreement, an assignment of rents and leases, a financing statement and a collateral assignment, and also covers proceeds and fixtures.

Section 6.2.  Effective as a Financing Statement.  This Mortgage shall be effective as a financing statement filed as a fixture filing with respect to all fixtures included within the Property and is to be filed for record in the real estate records of each county where any part of the Property (including said fixtures) is situated.  This Mortgage shall also be effective as a financing statement covering as-extracted collateral (including oil and gas), accounts and general intangibles under the Ohio Uniform Commercial Code, as in effect from time to time, and the Uniform Commercial Code, as in effect from time to time, in any other state where the Property is situated which will be financed at the wellhead or minehead of the wells or mines located on the Property and is to be filed for record in the real estate records of each county where any part of the Property is situated.  This Mortgage shall also be effective as a financing statement

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covering any other Property and may be filed in any other appropriate filing or recording office.  The mailing address of Mortgagor and the Mortgagee are set forth at the end of this Mortgage.  A carbon, photographic or other reproduction of this Mortgage or of any financing statement relating to this Mortgage shall be sufficient as a financing statement for any of the purposes referred to in this Section.

Section 6.3.  Notice to Account Debtors.  In addition to the rights granted elsewhere in this Mortgage, Mortgagee may at any time notify the account debtors or obligors of any accounts, chattel paper, general intangibles, negotiable instruments or other evidences of indebtedness included in the Collateral to pay Mortgagee directly.

Section 6.4.  Waiver by Mortgagee.  Mortgagee may at any time and from time to time by a specific writing intended for the purpose: (a) waive compliance by Mortgagor with any covenant herein made by Mortgagor to the extent and in the manner specified in such writing; (b) consent to Mortgagor’s doing any act which hereunder Mortgagor is prohibited from doing, or to Mortgagor’s failing to do any act which hereunder Mortgagor is required to do, to the extent and in the manner specified in such writing; (c) release any part of the Property or any interest therein from the lien and security interest of this Mortgage; or (d) release any party liable, either directly or indirectly, for the Secured Indebtedness or for any covenant herein or in any other Loan Document, without impairing or releasing the liability of any other party.  No such act shall in any way affect the rights or powers of Mortgagee hereunder except to the extent specifically agreed to by Mortgagee in such writing.

Section 6.5.  No Impairment of Security.  The lien, security interest and other security rights of Mortgagee hereunder or under any other Loan Document shall not be impaired by any indulgence, moratorium or release granted by Mortgagee including, but not limited to, any renewal, extension or modification which Mortgagee may grant with respect to any Secured Indebtedness, or any surrender, compromise, release, renewal, extension, exchange or substitution which Mortgagee may grant in respect of the Property, or any part thereof or any interest therein, or any release or indulgence granted to any endorser, guarantor or surety of any Secured Indebtedness.  The taking of additional security by Mortgagee shall not release or impair the lien, security interest or other security rights of Mortgagee hereunder or affect the liability of Mortgagor or of any endorser, guarantor or surety, or improve the right of any junior lienholder in the Property (without implying hereby Mortgagee’s consent to any junior lien).

Section 6.6.  [Reserved].

Section 6.7.  [Reserved].

Section 6.8.  Place of Payment.  All Secured Indebtedness which may be owing hereunder at any time by Mortgagor shall be payable at the place designated in the Credit Agreement (or if no such designation is made, at the address of Mortgagee indicated at the end of this Mortgage).

Section 6.9.  Subrogation to Existing Liens; Vendor’s Lien.  To the extent that proceeds of the Loan are used to pay indebtedness secured by any outstanding lien, security interest, charge or

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prior encumbrance against the Property, such proceeds have been advanced by Mortgagee at Mortgagor’s request, and Mortgagee shall be subrogated to any and all rights, security interests and liens owned by any owner or holder of such outstanding liens, security interests, charges or encumbrances, however remote, irrespective of whether said liens, security interests, charges or encumbrances are released, and all of the same are recognized as valid and subsisting and are renewed and continued and merged herein to secure the Secured Indebtedness, but the terms and provisions of this Mortgage shall govern and control the manner and terms of enforcement of the liens, security interests, charges and encumbrances to which Mortgagee is subrogated hereunder.  It is expressly understood that, in consideration of the payment of such indebtedness by Mortgagee, Mortgagor hereby waives and releases all demands and causes of action for offsets and payments in connection with the said indebtedness.  If all or any portion of the proceeds of the Loan or of any other secured indebtedness has been advanced for the purpose of paying the purchase price for all or a part of the Property, no vendor’s lien is waived; and Mortgagee shall have, and is hereby granted, a vendor’s lien on the Property as cumulative additional security for the Secured Indebtedness.  Mortgagee may foreclose under this Mortgage or under the vendor’s lien without waiving the other or may foreclose under both.

Section 6.10.  [Reserved].

Section 6.11.  [Reserved].

Section 6.12.  Releases.  If all of the Secured Indebtedness be paid as the same becomes due and payable and all of the covenants, warranties, undertakings and agreements made in this Mortgage are kept and performed, and all Swap Contracts and all obligations, if any, of Mortgagee for further advances have been terminated, then, and in that event only, all rights under this Mortgage shall terminate (except to the extent expressly provided herein with respect to indemnifications, representations and warranties and other rights which are to continue following the release hereof) and the Property shall become wholly clear of the liens, security interests, conveyances and assignments evidenced hereby, and such liens and security interests shall be released by Mortgagee in due form at Mortgagor’s cost.  Without limitation, all provisions herein for indemnity of Mortgagee shall survive discharge of the Secured Indebtedness, the termination of any and all Swap Contracts and any foreclosure, release or termination of this Mortgage.

Section 6.13.  Notices.  All notices, requests, consents, demands and other communications required or which any party desires to give hereunder or under any other Loan Document shall be in writing and given as provided in the Credit Agreement.

Section 6.14.  Invalidity of Certain Provisions.  A determination that any provision of this Mortgage is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Mortgage to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

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Section 6.15.  Gender; Titles; Construction.  Within this Mortgage, words of any gender shall be held and construed to include any other gender, and words in the singular number shall be held and construed to include the plural, unless the context otherwise requires.  Titles appearing at the beginning of any subdivisions hereof are for convenience only, do not constitute any part of such subdivisions, and shall be disregarded in construing the language contained in such subdivisions.  The use of the words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” shall refer to this entire Mortgage and not to any particular Article, Section, paragraph or provision.  The term “person” and words importing persons as used in this Mortgage shall include firms, associations, partnerships (including limited partnerships), joint ventures, trusts, corporations, limited liability companies and other legal entities, including public or governmental bodies, agencies or instrumentalities, as well as natural persons.

Section 6.16.  Reporting Compliance.  Mortgagor agrees to comply with any and all reporting requirements applicable to the transaction evidenced by the Credit Agreement and secured by this Mortgage which are set forth in any law, statute, ordinance, rule, regulation, order or determination of any governmental authority, including but not limited to The International Investment Survey Act of 1976, The Agricultural Foreign Investment Disclosure Act of 1978, The Foreign Investment in Real Property Tax Act of 1980 and the Tax Reform Act of 1984 and further agrees upon request of Mortgagee to furnish Mortgagee with evidence of such compliance.

Section 6.17. Mortgagee’s Consent.  In any instance hereunder where the approval, consent or the exercise of judgment of Mortgagee is required or requested, (a) the granting or denial of such approval or consent and the exercise of such judgment shall be within the reasonable discretion of Mortgagee (provided, however, that following a Default hereunder or an Event of Default under the Credit Agreement, the granting or denial of any such approval or consent and the exercise of such judgment shall be within the sole discretion of Mortgagee, and Mortgagee shall not, for any reason or to any extent, be required to grant such approval or consent or exercise such judgment in any particular manner, regardless of the reasonableness of either the request or Mortgagee’s judgment), and (b) no approval or consent of Mortgagee shall be deemed to have been given except by a specific writing intended for the purpose and executed by an authorized representative of Mortgagee.

Section 6.18.  Mortgagor.  Unless the context clearly indicates otherwise, as used in this Mortgage, “Grantor” means the Mortgagors named in Section 1.1 hereof or any of them.  The obligations of Mortgagor hereunder shall be joint and several.  If any Mortgagor, or any signatory who signs on behalf of any Mortgagor, is a corporation, partnership or other legal entity, Mortgagor and any such signatory, and the person or persons signing for it, represent and warrant to Mortgagee that this instrument is executed, acknowledged and delivered by Mortgagor’s duly authorized representatives.  If Mortgagor is an individual, no power of attorney granted by Mortgagor herein shall terminate on Mortgagor’s disability.

Section 6.19.  Execution; Recording.  This Mortgage has been executed in several counterparts, all of which are identical, and all of which counterparts together shall constitute one and the same instrument.  The date or dates reflected in the acknowledgments hereto indicate the

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date or dates of actual execution of this Mortgage, but such execution is as of the date shown on the first page hereof, and for purposes of identification and reference the date of this Mortgage shall be deemed to be the date reflected on the first page hereof.  Mortgagor will cause this Mortgage and all amendments and supplements thereto and substitutions therefor and all financing statements and continuation statements relating thereto to be recorded, filed, re-recorded and refiled in such manner and in such places as Mortgagee shall reasonably request and will pay all such recording, filing, re-recording and refiling taxes, fees and other charges.

Section 6.20.  Successors and Assigns.  The terms, provisions, covenants and conditions hereof shall be binding upon Mortgagor, and the heirs, devisees, representatives, successors and assigns of Mortgagor, and shall inure to the benefit of Mortgagee and shall constitute covenants running with the Land.  All references in this Mortgage to Mortgagor shall be deemed to include all such heirs, devisees, representatives, successors and assigns of Mortgagor.

Section 6.21.  Modification or Termination.  The Loan Documents may only be modified or terminated by a written instrument or instruments intended for that purpose and executed by the party against which enforcement of the modification or termination is asserted.  Any alleged modification or termination which is not so documented shall not be effective as to any party.

Section 6.22.  No Partnership, Etc..  The relationship between Mortgagee and Mortgagor is solely that of lender and borrower.  Mortgagee has no fiduciary or other special relationship with Mortgagor.  Nothing contained in the Loan Documents is intended to create any partnership, joint venture, association or special relationship between Mortgagor and Mortgagee or in any way make Mortgagee a co-principal with Mortgagor with reference to the Property. All agreed contractual duties between or among Mortgagee and Mortgagor are set forth herein and in the other Loan Documents and any additional implied covenants or duties are hereby disclaimed.  Any inferences to the contrary of any of the foregoing are hereby expressly negated.

Section 6.23.  Applicable Law.

(a)   THIS MORTGAGE, AND ITS VALIDITY, ENFORCEMENT AND INTERPRETATION, SHALL BE GOVERNED BY AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH AND PURSUANT TO THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES) AND APPLICABLE UNITED STATES FEDERAL LAW, EXCEPT THAT AT ALL TIMES THE PROVISIONS OF THIS MORTGAGE PROVIDING FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIEN CREATED PURSUANT TO THIS MORTGAGE SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF OHIO, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAWS OF THE STATE OF OHIO, THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND THE INDEBTEDNESS EVIDENCED THEREBY.

(b)   Mortgagor hereby irrevocably submits generally and unconditionally for itself and in respect of its property to the non exclusive jurisdiction of any New York or Ohio state court, or

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any United States federal court, sitting in the county where the Land is located and in which the Secured Indebtedness is payable, over any suit, action or proceeding arising out of or relating to this Mortgage or the Secured Indebtedness.  Mortgagor hereby irrevocably waives, to the fullest extent permitted by law, any objection that Mortgagor may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum.  Mortgagor hereby agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any Ohio state court, or any United States federal court, may be made by certified or registered mail, return receipt requested, directed to Mortgagor at its address stated at the end of this Mortgage, or at a subsequent address of Mortgagor of which Mortgagee received actual notice from Mortgagor in accordance with this Mortgage.  Nothing herein shall affect the right of Mortgagee to serve process in any manner permitted by law or limit the right of Mortgagee to bring proceedings against Mortgagor in any other court or jurisdiction.

Section 6.24.  Execution Under Seal.  Mortgagor agrees that this instrument is executed under seal.  If Mortgagor is a corporation, the designation (“SEAL”) on this instrument shall be as effective as the affixing of Mortgagor’s corporate seal physically to this instrument.

Section 6.25.  Entire Agreement.  The Loan Documents constitute the entire understanding and agreement between Mortgagor and Mortgagee with respect to the transactions arising in connection with the Secured Indebtedness and supersede all prior written or oral understandings and agreements between Mortgagor and Mortgagee with respect to the matters addressed in the Loan Documents.  Mortgagor hereby acknowledges that, except as incorporated in writing in the Loan Documents, there are not, and were not, and no persons are or were authorized by Mortgagee to make, any representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in the Loan Documents.

Section 6.26.  Greater Estate.  In the event that Mortgagor is the owner of a leasehold estate with respect to any portion of the Property and, prior to the satisfaction of the indebtedness and the cancellation of this Mortgage of record, Mortgagor obtains a fee estate in such portion of the Property, then, such fee estate shall automatically, and without further action of any kind on the part of Mortgagor, be and become subject to the security lien of this Mortgage.

Section 6.27.  [Reserved].

Section 6.28.  Certain Obligations Secured.  The Secured Indebtedness may include interest which is deferred, accrued or capitalized.

Section 6.29.        State Specific Provisions.

(a)   OPEN-END MORTGAGE MAXIMUM PRINCIPAL AMOUNT.  This Mortgage is an open-end mortgage made pursuant to Section 5301.232 of the Ohio Revised Code, and shall secure the payment of all loan advances included within the term “Debt”, regardless of the time such advances are made.  The making of such advances is obligatory on the part of the Mortgagee subject to the terms and conditions provided for in the Loan Documents.  The

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maximum amount of unpaid loan indebtedness, exclusive of interest thereon, which may be outstanding at any time and secured hereby shall be the maximum principal amount stated on the cover page of this Mortgage.  As permitted and provided in Section 5301.233 of the Ohio Revised Code, this Mortgage shall also secure unpaid balances of advances made with respect to the Property for the payment of taxes, assessments, insurance premiums, or costs incurred for the protection of the Property and other costs which Mortgagee is authorized by this Mortgage to pay on Mortgagor’s, plus interest thereon, regardless of the time when such advances are made.

(b)   OHIO REMEDIES.  Without limitation to the other terms and provisions of this Mortgage, Mortgagee may, at its option, do all things provided or permitted to be done by a mortgagee under Section 1311.14 of the Ohio Revised Code and any amendment thereto, for the protection of Mortgagee’s interest in the Property.

(c)   CONFLICTING PROVISIONS.  The provisions of this Section are intended to supplement, and not limit, the other provisions of this Mortgage; provided, however, that in the event the provisions of this Section contradict any other provision of this Mortgage, the provisions of this Section shall govern.

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IN WITNESS WHEREOF, Mortgagor has executed this instrument under seal as of the date first written on page 1 hereof.

Mortgagor:

AMYLIN OHIO LLC,
a Delaware limited liability company

By:	AMYLIN PHARMACEUTICALS, INC.,
a Delaware corporation,
its sole member

By:
Name:
Title:

STATE OF	)
	)	SS.:
COUNTY OF	)

On the          day of             , 2007, before me, the undersigned, a Notary Public in and for said State, personally appeared                                    , known to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is/are subscribed to the within instrument and acknowledged that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

My commission expires:

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EXHIBIT A

LAND

All those certain pieces or parcels of land, together with the improvements thereon and appurtenances thereunto belonging, lying, situate and being in Butler County, Ohio, being more particularly described as follows:

Parcel 1

Parcel No. M5620-008-000-041

Situated in Section 10, Town 2, Range 2, West Chester Township, Butler County, Ohio and being a 10.910 acre tract of land being all of Lot 3 of Port Union Distribution Center as set forth on plat filed January 10, 2001, in Plat Envelope 3248, Pages A & B of the Butler County, Ohio Records, being further described as follows:

Beginning at a point found by measuring from the southeast corner of aforementioned Section 10, said point being in the centerline intersection of Princeton-Glendale Road and Port Union Road, along the southerly line of said section and along the centerline of Port Union Road, South 82° 35’ 30” West, 1070.40 feet; thence leaving said section line and said centerline North 07° 24’ 30” West, 199.68 feet; thence along a 200.00 foot radius curve to the right an arc length of 50.39 feet, a chord bearing of North 00° 11’ 24” West, a chord distance of 50.26 feet; thence North 07° 01’ 43” East, 159.76 feet; thence along a 200.00 foot radius curve to the left an arc length of 236.74 feet, a chord bearing of North 26° 52’ 56” West, a chord distance of 233.16 feet; thence North 60° 47’ 34” West, 280.76 feet; thence along a 200.00 foot radius curve to the left an arc length of 28.48 feet, a chord bearing of North 64° 52’ 20” West, a chord distance of 28.46 feet; thence North 68° 57’ 07” West, 352.11 feet; thence North 21° 02’ 53” East, 30.00 feet to the true point of beginning; thence from the point of beginning thus found along a 68.00 foot radius curve to the left an arc length of 64.18 feet, a chord bearing of South 84° 00’ 37” West, a chord distance of 61.82 feet; thence North 33° 01’ 38” West, 159.78 feet; thence North 07° 11’ 40” West, 178.43 feet; thence North 13° 20’ 41” East, 611.93 feet; thence South 60° 50’ 40” East, 741.26 feet; thence South 29° 12’ 26” West, 732.11 feet; thence North 68° 57’ 07” West, 279.03 feet to the point of beginning, containing 475,239.60 square feet or 10.910 acres of land and being subject to all easements, conditions, restrictions and right-of-ways of record, including the Declaration of Protective Covenants, Agreements, Easement, Charges and Liens recorded in Book 6533, Page 1960 of the Official Records of Butler County, Ohio.

Together with appurtenant easements from drainage and utilities per Plat Envelope 3248, Pages A & B and also shown in Deed Book 899, Page 551 of the records of the Recorder of Butler County, Ohio.

The Plat of Survey from which the above description is prepared is recorded in Volume 3248, Pages A & B of the Butler County, Ohio Records.

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Parcel 2

Parcel No. M5620-008-000-042

Situated in Section 10, Town 2, Range 2, West Chester Township, Butler County, Ohio and being a 16.1560 acre tract of land being all of Lot 4 of Port Union Distribution Center as set forth on plat filed January 10,. 2001, In Plat Envelope 3248, Pages A & B of the Butler County, Ohio Records, being further described as follows:

Together with appurtenant easements for drainage and utilities shown in Easement Agreement recorded July 24, 2000 in Official Record Book 6496, Page 139 by and between Board of County Commissioners Butler County, Ohio and Industrial Developments International of the records of the Recorder of Butler County, Ohio.

METES AND BOUNDS DESCRIPTION:

Situated in Section 10, Town 2, Range 2, West Chester, Township, Butler County, Ohio and being Entire Lot #4 of Port Union Distribution Center as recorded in Plat Envelope 3248, Page A-B of the Butler County records and being further described as follows:

Beginning at the Southwest corner of aforementioned Lot #4, said point being in the Northerly right-of-way of Trade Port Drive;

thence along the boundary of said Lot #4, North 29° 12’ 26” East, 732.11 feet; thence South 60° 50’ 40” East, 419.35 feet to a found 3/8” iron pin; thence South 51° 07’ 31” East 93.39 feet to a found 5/8” iron pin; thence South 52° 34’ 37” East 98.68 feet to a found 5/8” iron pin; thence South 03° 49’ 48” West, 145.85 feet to a found iron pipe (bent); thence South 39° 45’ 30” East, 234.78 feet; thence South 04° 11’ 51” West, 310.81 feet to a found 5/8” iron pin; thence South 51° 21’ 44” West, 111.00 feet to a found 5/8” iron pin; thence South 82° 40’ 14” West, 283.78 feet to a set 5/8” iron pin; thence South 03° 47’ 11” West, 276.69 feet to a point in the Northerly right-of-way line of Port Union Road; thence along said Northerly right-of-way line South 61° 01’ 24” West, 95.00 feet; thence South 82° 35’ 30” West, 34.38 feet; thence along a curve to the right having a radius of 30.00 feet, through a central angle of 90° 00’ 00” an arc length of 47.12 feet, a chord bearing of North 52° 24’ 30” West, a chord distance of 42.43 feet to a point in the Easterly right-of-way line of Trade Port Drive; thence along said Easterly right-of-way, North 07° 24’ 30” West, 119.68 feet; thence along a curve to the right, having a radius of 170.00 feet, through a central angle of 14° 26’ 13” an arc length of 42.83 feet, a chord bearing of North 00° 11’ 24” West, a chord distance of 42.72 feet; thence North 07° 01’ 43” East, 159.76 feet; thence along a curve to the left, having a radius of 230.00 feet, through a central angle of 67° 49’ 17” an arc length of 272.25 feet, a chord bearing of North 26° 52’ 56” West, a chord distance of 256.63 feet to a point in the Northerly right-of-way line of Trade Port Drive; thence along said Northerly right-of-way line, North 60° 47’ 34” West, 280.76 feet; thence along a curve to the left, having a radius of 230.00 feet, through a central angle of 08° 09’ 33” an arc length of 32.75 feet, a chord bearing of North 64° 52’ 20” West, a chord distance of 32.73 feet; thence North 68° 57’ 07” West, 73.07 feet to the point of beginning containing 703,769.90 square feet or 16.156 acres of land and being subject to all easements and right-of-ways of record.

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Exhibit H-1

GIAN-MICHELE A MARCA

(415) 693-2148

December 21, 2007

Bank of America, N.A., as Lender,

Administrative Agent and L/C Issuer

and the other Lenders identified on

Exhibit A hereto

RE:                        Credit Agreement

Ladies and Gentlemen:

We have acted as counsel to Amylin Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Amylin Ohio LLC, a Delaware limited liability company (“Amylin Ohio”), and Amylin Investments LLC, a Delaware limited liability company (“Amylin Investments” and together with Amylin Ohio and  the Company, collectively, the “Borrowers”), in connection with the execution and delivery of the Credit Agreement, dated as of December 21, 2007 (the “Credit Agreement”), by and among the Company, Amylin Ohio, Amylin Investments, Bank of America, N.A., as Administrative Agent and L/C Issuer (“Administrative Agent”), and each of the Lenders listed on Exhibit A hereto (each a “Lender” and collectively, the “Lenders”). This opinion is furnished to you at the request and on behalf of the Company pursuant to Section 4.01(a)(vii) of the Credit Agreement.  All capitalized terms not otherwise defined herein shall have the meanings given to them in the Credit Agreement.  For purposes of the opinions expressed herein, we have examined the following documents, each dated as of the date hereof (collectively, the documents referred to in (a) through (d) below being the “Transaction Documents”):

(a)           the Credit Agreement and the Notes;

(b)           the Pledge and Security Agreement, by and among the Borrowers and the Administrative Agent for the benefit of the Secured Parties;

(c)           the Deposit Account Control Agreements and Securities Account Control Agreements listed on Exhibit B hereto;

(d)           the Mortgage listed on Exhibit B hereto; and

(e)           unfiled copies of financing statements on Form UCC-1 provided to us by you or your counsel and attached hereto as Exhibit C naming each Borrower, respectively, as debtor and the Administrative Agent as secured party (the “Delaware Financing Statements”).

In addition, we have examined the following documents:

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800  T: (415) 693-2000  F: (415) 693-2222  WWW.COOLEY.COM

(i)            Amended and Restated Certificate of Incorporation of the Company, filed on January 25, 1992 and amended by filings with the Secretary of State of the State of Delaware on May 29, 1998, March 23, 1999, November 16, 1999, June 11, 2001, June 14, 2002, and May 23, 2007, and each as certified by the Secretary of State of the State of Delaware on December 19, 2007;

(ii)           Bylaws of the Company certified to us by an officer of the Company to be in full force and effect as of the date hereof;

(iii)          Resolutions of the Finance Committee of the Board of Directors of the Company relating to the Transaction Documents and the transactions contemplated thereby adopted by written consent on December 19, 2007 and resolutions of the Board of Directors of the Company relating to the delegation of authority to the Finance Committee adopted at a meeting held on May 16-17, 2006;

(iv)           Certificate of Formation of Amylin Ohio, filed on December 5, 2005, and certified by the Secretary of State of the State of Delaware on December 19, 2007;

(v)            Limited Liability Company Agreement of Amylin Ohio certified to us by the Sole Manager of Amylin Ohio to be in full force and effect as of the date hereof;

(vi)           Resolutions of the sole member and the sole manager of Amylin Ohio relating to the Transaction Documents and the transactions contemplated thereby adopted by written consent on December 20, 2007;

(vii)         Certificate of Formation of Amylin Investments, dated as of April 13, 2007, and certified by the Secretary of State of the State of Delaware on December 19, 2007;

(viii)        Limited Liability Company Agreement of Amylin Investments certified to us by the Sole Manager of Amylin Investments to be in full force and effect as of the date hereof;

(ix)          Resolutions of the sole member and the sole manager of Amylin Investments relating to the Transaction Documents and the transactions contemplated thereby adopted by written consent on December 20, 2007;

(x)            copies of the Material Agreements (as defined below) listed on Schedule A hereto;

(xi)          Certificate of Good Standing issued by the Secretary of State of Delaware stating that the Company is a domestic corporation in good standing in such state, dated as of December 19, 2007;

(xii)         Certificate of Good Standing issued by the Secretary of State of Delaware stating that Amylin Ohio is a domestic limited liability company in good standing in such state, dated as of December 19, 2007; and

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(xiii)        Certificate of Good Standing issued by the Secretary of State of Delaware stating that Amylin Investments is a domestic limited liability company in good standing in such state, dated as of December 19, 2007;

(xiv)         such other certificates of status issued by the states set forth on Schedule B hereto, stating that a Borrower is entitled to transact intrastate business in and is in good standing under the laws of such state (together with items (xi), (xii) and (xiii) above, the “Good Standing Certificates”).

Items (i), (ii), (iv), (v), (vii) and (viii) above are collectively referred to as the “Organizational Documents”.

In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Transaction Documents by the various parties and upon originals or copies certified to our satisfaction of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

As to certain factual matters, we have relied upon certificates of officers of each of the Borrowers and have not sought independently to verify such matters.  Where we render an opinion “to our knowledge” or concerning an item “known to us” or our opinion otherwise refers to our knowledge, it is based solely upon (i) an inquiry of attorneys currently within this firm who represent the Borrowers in this transaction, (ii) receipt of certificates executed by an officer of each of the Borrowers covering such matters or items, and (iii) such other investigation, if any, that we specifically set forth herein.  In addition, with regard to our opinions in paragraphs 4 and 5 below with respect to orders, judgments, or decrees that are binding upon the Borrowers or their respective properties and our opinion in paragraph 7 below with respect to pending or overtly threatened litigation, we also have checked the records of this firm to ascertain that we are not acting as counsel of record for the Borrowers with respect to any of the foregoing.  We have made no further investigation.

In rendering the opinions expressed below, we have assumed, without investigation:

(a)           the genuineness and authenticity of all signatures on original documents (except that such assumption is not made, as to the Borrowers, with respect to the signatures of the person(s) executing the Transaction Documents on behalf of the Borrowers);

(b)           the authenticity of all documents submitted to us as originals;

(c)           the conformity to originals of all documents submitted to us as copies;

(d)           the accuracy, completeness and authenticity of certificates of public officials;

(e)           the due incorporation or formation, valid existence, good standing in the jurisdiction of incorporation or formation and the corporate, limited liability company or similar power to enter into and perform the Transaction Documents in accordance with their respective

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terms, of all Persons party to any Transaction Document (except that such assumption is not made as to the Borrowers);

(f)            the due authorization, execution and delivery of all documents (except that such assumption is not made with respect to the due authorization, execution and delivery of the Transaction Documents by the Borrowers), in each case where the authorization, execution and delivery thereof by such parties are prerequisites to the effectiveness of such documents;

(g)           the legal capacity of all individuals executing and delivering documents to so execute and deliver;

(h)           compliance by Lenders or Bank of America, N.A. in its capacity as Administrative Agent and L/C Issuer, as applicable, with any state or federal laws or regulations applicable to the transactions contemplated by the Transaction Documents because of the nature of such Person’s business;

(i)            the Transaction Documents are valid and binding obligations, enforceable in accordance with their respective terms against all parties thereto (except that such assumption is not made with respect to the Borrowers); and

(j)            there are no extrinsic agreements or understandings among the parties to the Transaction Documents or the Material Agreements that would modify or interpret the terms of the Transaction Documents or such Material Agreements or the respective rights or obligations of the parties thereunder.

Our opinion is expressed only (i) with respect to the federal laws of the United States of America and the internal laws of the State of New York, (ii) for the purposes of our opinion in paragraphs 1 and 2 below, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, and (iii) for the purposes of our opinion in paragraph 10 below, the relevant provisions of Revised Article 9 of the Delaware Uniform Commercial Code (“DEUCC”) as reflected in unofficial compilations.  We did not review the official version of the DEUCC or any decisions interpreting the DEUCC.  We did not obtain special rulings of authorities administering the DEUCC or any opinion of counsel in Delaware.  Our opinions with respect to the Mortgage are subject to Section 6.23(a) of the Mortgage which specify the applicable governing law for such documents, and we have assumed that a court would give effect to this provision.  We express no opinion as to the provisions of the Mortgage providing for the creation, perfection or enforcement of the liens created pursuant to the Mortgage, and we understand that you are relying on the opinion of Dinsmore & Shohl LLP with respect thereto.  We note that the parties to one of the Account Control Agreements have designated the laws of the State of Pennsylvania as the laws governing such Account Control Agreement.  Our opinion in paragraph 3 below as to the validity, binding effect and enforceability of the such Account Control Agreement and our opinions in paragraphs 10 and 11 below are premised upon the result that would obtain if the securities intermediary’s jurisdiction was the State of New York and such Account Control Agreement was governed by the laws of the State of New York (notwithstanding the actual designation in such Account Control Agreements of the laws of the State of Pennsylvania) to the interpretation and enforcement of such Account Control

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Agreement.  We do not express any opinion herein covering any other laws, and except as provided herein with respect to the laws of the State of New York, we express no opinion as to whether the laws of any particular jurisdiction apply and no opinion to the extent that the laws of any other jurisdiction are applicable to the subject matter hereof.  For purposes of this Opinion, “NYUCC” means the New York Uniform Commercial Code as in effect in the State of New York on the date hereof.

We are not rendering any opinion as to any law, rule or regulation relating to antitrust, banking, insurance, the regulation of insurers or insurance-related companies, land use, safety, the regulation of pharmaceutical companies or pharmaceutical products, environmental, pension, employee benefit, fraudulent conveyance, tax or the legality of investments for regulated entities. We express no opinion as to any local law.  Furthermore, we express no opinion with respect to compliance with: antifraud laws, rules or regulations; laws, rules or regulations relating to securities or the offer and sale thereof; state securities or blue sky laws, rules or regulations; the Investment Company Act of 1940, as amended (the “Investment Company Act”), except as expressly set forth in paragraph 12 below; or laws, rules or regulations that place limitations on corporate distributions.

With regard to our opinion in paragraph 1 below with regard to (i) the valid existence and good standing of each Borrower as a domestic corporation or limited liability company, as the case may be, in the State of Delaware and (ii) the qualification to do business as a foreign corporation or foreign limited liability company, as the case may be, and good standing of each Borrower in the jurisdictions set forth opposite the name of such Borrower on Schedule B hereto, we have based our opinion solely upon our review of the Good Standing Certificates.  We have made no further investigation.

With regard to our opinions in paragraph 3 below concerning the validity, binding nature and enforceability of each Borrower’s obligations under the Transaction Documents:

(i)            This opinion is subject to, and may be limited by, applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally.  This opinion is also subject to, and may be limited by, general principles of equity and the exercise of judicial discretion (regardless of whether such validity or enforceability is considered in a proceeding in equity or at law), including the possible unavailability of specific performance, injunctive relief or any other equitable remedy and concepts of materiality, reasonableness, conscionability, good faith and fair dealing.

(ii)           No opinion is expressed as to the enforceability of any provision of any Transaction Document:

(1)          under which any party waives any rights, defenses or offsets afforded to it under law, constitutional provision, or as a matter of public policy, or by which any party waives any right afforded to it by applicable law after a default, including, without limitation, any waiver of a right to cause a marshaling of assets or to a trial by jury;

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(2)          under which any party may be obligated to pay legal and other professional fees incurred by or on behalf of another party or the cost of collection following a default, to the extent a court may conclude that such fees or costs are unreasonable;

(3)          under which the provisions of any Transaction Document are severable in the event a provision that is determined by a court to be an essential part of the agreed exchange is determined to be invalid or unenforceable;

(4)          specifying that the provisions of any Transaction Document may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such Transaction Document;

(5)          under which a party’s waiver of any breach of any provision of an agreement is not to be construed as a waiver by such party of any prior breach of such provision or of any other provision of any agreement;

(6)          purporting to give any party the right to accelerate obligations or exercise remedies without notice;

(7)          specifying that the liability of any indemnitor or guarantor shall not be affected by actions or failures to act on the part of the beneficiaries of the indemnity or guaranty or by amendments or waivers of provisions of documents creating and governing the indemnified or guaranteed obligations if such actions, failures to act, amendments or waivers change the essential nature of the terms and conditions of the indemnified or guaranteed obligations;

(8)          regarding any provision requiring indemnification, contribution or exculpation to the extent the same may be violative of public policy or purports to require indemnification or contribution for a party’s own willful misconduct or gross negligence (or if no standard of gross negligence has been agreed upon, for a party’s own negligence);

(9)          providing for a right or remedy which may be held to be arbitrary or unconscionable, a penalty or otherwise in violation of public policy;

(10)        restricting (or, in the case of remedies, purporting to assure) the availability of legal or equitable remedies or defenses;

(11)        imposing penalties, forfeitures, higher rates of interest and/or late payments in the event of a default or upon a delinquency in payment or otherwise;

(12)        regarding “choice of forum” or “submission to jurisdiction” provisions; or

(13)        purporting to assign or grant a lien upon or security interest in or to any contract, right, agreement or other property right or the proceeds thereof (other than assignments or security interests in accounts, general intangibles, chattel paper or promissory

6

notes to the extent provided by Sections 9-406(d), 9-407 and 9-408 of the NYUCC), which by its terms or under applicable law, rule or regulation is not so assignable or under which the grant of such a lien or security interest is prohibited.

(iii)          Our opinions herein, insofar as they relate to the enforceability of the choice of law provisions of the Transaction Documents designating the law of the State of New York as the law applicable to the construction and interpretation of the Transaction Documents, are predicated upon Section 5-1401 of the New York General Obligations Law which permits contracting parties to specify that the law of the State of New York is applicable if the requirements of such Section are satisfied, and are limited to such choice of law provisions being enforced by a New York court.

(iv)           We have assumed that the Lenders, Administrative Agent and other Secured Parties will act fairly, in good faith and in a commercially reasonable and prudent manner in exercising their respective rights and will not trespass or commit any breach of peace in any taking of possession of any of the Collateral.

(v)            Any provisions of the Transaction Documents that purport to permit any Person to sell or otherwise dispose of any Collateral or exercise any rights with respect thereto otherwise than in accordance with applicable law may not be enforceable.  The exercise of remedies by the Administrative Agent, Lenders and other Secured Parties under the Transaction Documents will generally be subject to compliance with, and the limitations imposed by, the NYUCC and DEUCC relating to the exercise of remedies by a secured creditor including, without limitation, the procedural requirements of Section 9-601 et seq. of the NYUCC and DEUCC relating to the exercise of remedies by a lender.  Any provisions of the Transaction Documents that prohibit transfers to the extent they may include transfers described in Section 9-401 and 9-408 of the NYUCC may not be enforceable.  We also call your attention to the fact that the right of a secured party to enforce a security interest in proceeds is limited under Section 9-315 of the NYUCC.  Insofar as the Transaction Documents purport to create a security interest in after-acquired property, we advise you that such security interest will be subject to Sections 547 and 552 of Title 11 of the United States Code.

(vi)           We express no opinion as to the enforceability of any provision of the Transaction Documents that purports to permit the Administrative Agent or any Lender to act as any party’s agent or attorney-in-fact after the occurrence and during the continuance of an event of default.

(vii)         We express no opinion as to the enforceability of any provision in the Transaction Documents to the extent any Borrower agrees to or is otherwise required to cause a Person other than itself or its wholly-owned subsidiary to take or refrain from taking any action.

With regard to our opinion in paragraph 4 below, we have relied solely upon (1) a list supplied to us by the Borrowers of written agreements, contracts, undertakings, indentures or instruments (the “Material Agreements”) to which any Borrower is a party, a copy of which is attached hereto as Schedule A, and (2) an examination of the Material Agreements in the form provided to us by the Borrowers.  We have made no further investigation.  Further, with regard to our

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opinion in paragraph 4 below concerning the Material Agreements, we express no opinion as to (1) financial covenants or similar provisions therein requiring financial calculations or determinations to ascertain compliance, (2) provisions therein relating to the occurrence of a “material adverse event” or words of similar import, or (3) any statement or writing that may constitute parol evidence bearing on interpretation or construction.  We have assumed that each Material Agreement would be governed or interpreted under New York law even in cases where New York law is not the governing law of such Material Agreement.

Our opinions regarding the validity and perfection of security interests are subject to our assumptions that (x) the Collateral exists, (y) the applicable Borrower has rights in or title to, or the power to transfer to a secured party rights in, the Collateral in which it has granted a security interest (and we do not express any opinion herein as to any of such rights or title), and (z) the applicable Borrower has received “value” (as defined in Section 1-201(44) of the NYUCC and for purposes of NYUCC Section 9-203(b)(1)) in exchange for granting a security interest in the Collateral.  In addition, our opinions regarding the validity and perfection of security interests are subject to the following:

(i)            We have assumed that all information included in the Delaware Financing Statements regarding the name and mailing address of the Administrative Agent is complete and accurate;

(ii)           We express no opinion as to the accuracy or sufficiency of the description of the Collateral in the Transaction Documents or the Delaware Financing Statements; and

(iii)          We express no opinion as to any real property, fixtures or any property or transactions excluded from coverage under or of a type not subject to, Article 8 or Article 9 of the NYUCC or DEUCC, including, without limitation, pursuant to Section 9-109 thereof.

(iv)           With regard to our opinion in paragraph 10 below, we have assumed that (a) the jurisdiction of each depository bank listed on Exhibit B hereto, within the meaning of Section 9304 of the NYUCC, is the State of New York, and (b) the Deposit Accounts covered by the Deposit Account Control Agreements listed on Exhibit B hereto constitute “deposit accounts” as defined in Section 9102(a)(29) of the NYUCC.

(v)            With regard to our opinion in paragraph 11 below, we have assumed that (a) each securities intermediary listed on Exhibit B is a securities intermediary within the meaning of Section 8102(a)(14) of the NYUCC, (b) the jurisdiction of each such securities intermediary, within the meaning of Section 9305(a)(3) and Section 8110(e) of the NYUCC is the State of New York, and (c) the Securities Accounts covered by the Securities Account Control Agreements listed on Exhibit B hereto constitute “securities accounts” as defined in Section 8501 of the NYUCC.

(vi)           For purposes of our opinion, we have assumed at the time of the Closing (i) the due recording of the Mortgage in the official records of Butler County, Ohio as required by law for perfection of the security interest contemplated in the Mortgage, (ii) all recording and related taxes will be paid, and (iii) that the applicable Borrowers have rights in the real and

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personal property collateral in which they purport to create a security interest under the Mortgage.

On the basis of the foregoing, in reliance thereon, and subject to the qualifications and exceptions herein contained, we are of the opinion that:

1.             Each Borrower has been duly formed and is validly existing and in good standing under the laws of the State of Delaware.  Each Borrower is duly qualified to do business as a foreign corporation or a foreign limited liability company, as the case may be, and is in good standing under the laws of the states identified next to the same of such Borrower on Schedule B hereof.

2.             The execution and delivery by each Borrower of and performance of its obligations under the Transaction Documents to which it is a party have been duly authorized by all necessary corporate or limited liability company action, as the case may be, on the part of such Borrower, and the Transaction Documents to which it is a party have been duly executed and delivered by such Borrower.  Each Borrower has the requisite corporate or limited liability company power, as the case may be, to enter into and perform its obligations under the Transaction Documents to which it is a party.

3.             Each of the Transaction Documents to which any Borrower is a party constitutes the legal, valid and binding obligation of each such Borrower enforceable against such Borrower in accordance with its terms.

4.             Each Borrower’s execution and delivery of and performance as of the date hereof of its obligations under the Transaction Documents to which it is a party do not violate, or constitute a default under, (a) any provision of such Borrower’s Organizational Documents, (b) any material term or provision of any Material Agreement to which such Borrower is a party or (c) any order, writ, judgment, injunction, decree, determination or award which has been entered against such Borrower and of which we are aware, in the case of (b) and (c) to the extent such violation or default would materially and adversely affect the Company and its subsidiaries taken as a whole.

5.             The execution and delivery by the Borrowers of, and performance as of the date hereof of their respective obligations under, the Transaction Documents to which such Borrowers are a party do not violate or contravene any New York state or federal statute or regulation which is applicable generally to borrowers in commercial transactions of the nature contemplated by the Transaction Documents, in each case to the extent the violation of which would materially and adversely affect the Company and its subsidiaries, taken as a whole.  We express no opinion as to any provisions of the Mortgage which by their terms are governed by the laws of the State of Ohio.

6.             All orders, consents, permits or approvals of any New York state or federal governmental authority which are applicable generally to borrowers in commercial transactions of the nature contemplated by the Transaction Documents and required for the execution and delivery by the Borrowers of, and performance by the Borrowers of their respective obligations under, the Transaction Documents to which the Borrowers are party, have been obtained,

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except for filings, recordings or registrations that are required to perfect the Administrative Agent’s security interests in property identified as Collateral under the Transaction Documents.

7.             To our knowledge, there are no actions, suits or proceedings pending or threatened against any Borrower before any court, arbitrator or governmental agency that questions the legality, validity or enforceability of the Loan Documents.

8.             With regard to the personal property Collateral identified and described in the Pledge and Security Agreement, the Pledge and Security Agreement is sufficient to create a security interest under the NYUCC in such Collateral in favor of the Administrative Agent, to the extent a security interest can be created therein under Article 9 of the NYUCC.

9.             The Delaware Financing Statements to be filed by the Administrative Agent or its counsel with the filing office of the Secretary of State of the State of Delaware are in form sufficient for filing with such filing office.  Upon the due filing of the Delaware Financing Statements with the filing office of the Secretary of State of the State of Delaware, the security interest of the Administrative Agent in the Collateral identified and described in the Pledge and Security Agreement, to the extent identified and described in the Delaware Financing Statements, will be perfected to the extent that a security interest in such Collateral can be perfected under the DEUCC by the filing of a UCC-1 financing statement in such filing office.

10.          The Administrative Agent will have a perfected security interest in the Deposit Accounts identified in the Deposit Account Control Agreements listed on Exhibit B hereto upon the execution by the parties thereto of such Deposit Account Control Agreements.

11.          The Administrative Agent will have a perfected security interest in the Securities Accounts identified in the Securities Account Control Agreements listed on Exhibit B hereto upon the execution by the parties thereto of such Securities Account Control Agreements.

12.          The Company is not an “investment company” within the meaning of the Investment Company Act.

Our opinion set forth above is limited to the matters expressly set forth in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated.  This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

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Our opinion in this letter is rendered solely for the benefit of Bank of America, in its capacity as Administrative Agent and L/C Issuer and each of the Lenders in connection with the transactions described above and may be relied upon only by such Persons, their respective successors, transferees and assigns, including participants.

Very truly yours,

Cooley Godward Kronish LLP

Gian-Michele a Marca

11

EXHIBIT A

LENDERS

Banc of America Leasing & Capital, LLC

Silicon Valley Bank

RBS Asset Finance, Inc.

Comerica Bank

BMO Capital Markets Financing, Inc.

First Bank

Union Bank of California, N.A.

Bank of America, N.A.

EXHIBIT B

DEPOSIT ACCOUNT CONTROL AGREEMENTS,

SECURITIES ACCOUNT CONTROL AGREEMENTS AND MORTGAGE

Deposit Account Control Agreement dated as of December 21, 2007, among the Company, Amylin Ohio LLC (collectively, the “Company”), Bank of America, N.A. as lender and the Administrative Agent.

Control Agreement dated as of December 21, 2007, among the Company, Mellon Bank and the Administrative Agent.

Uncertificated Securities Control Agreement dated as of December 21, 2007 among the Company, the Administrative Agent, Merrill Lynch Funds for Institutions Series and State Street Bank and Trust Company through its service provider, Boston Financial Data Services, Inc.

Account Control Agreement With Activation dated as of December 21, 2007, among the Company, the Administrative Agent and Brown Brothers Harriman & Co.

Account Control Agreement dated as of December 21, 2007 among Amylin Ohio, the Administrative Agent and Fifth Third Bank.

Account Control Agreement dated as of December 21, 2007 among the Company, the Administrative Agent and First Bank.

Open-End Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated as of December 21, 2007 by Amylin Ohio for the benefit of the Administrative Agent.

EXHIBIT C

DELAWARE FINANCING STATEMENTS

SCHEDULE A

MATERIAL AGREEMENTS

Registration Rights Agreement, dated September 19, 2002, between the Company and Eli Lilly and Company;

Rights Agreement, dated June 17, 2002, between the Company and American Stock Transfer & Trust Company;

First Amendment to Rights Agreement, dated December 13, 2002, between the Company and American Stock Transfer and Trust Company;

Form of Indemnity Agreement entered into between the Company and certain of its directors and officers;

1991 Stock Option Plan, as amended (the “1991 Plan”);

Form of Incentive Stock Option Agreement under the 1991 Plan;

Form of Supplemental Stock Option Agreement under the 1991 Plan;

Form of Supplemental Stock Option Agreement not granted under the 1991 Plan with Related Schedule;

Amended and Restated Employee Stock Purchase Plan;

Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”);

Phantom Stock Unit Agreement, dated January 4, 1995, between the Company and Farview Management Co., L.P.;

Patent and Technology License Agreement, Consulting Agreement and Nonstatutory Stock Option Agreement, dated October 1, 1996, between the Company and Dr. John Eng;

Directors’ Deferred Compensation Plan;

Directors’ Plan Stock Option Agreement, as amended;

Special Form of Incentive Stock Option Agreement under the 1991 Plan;

Stock Option Agreement, dated March 25, 1998, between Company and Joseph C. Cook, Jr.;

Development and License Agreement, dated May 15, 2000, between the Company and Alkermes Controlled Therapeutics II, Inc.;

2001 Equity Incentive Plan, as amended;

Collaboration Agreement, dated September 19, 2002, between the Company and Eli Lilly and Company (“Eli Lilly”);

U.S. Co-Promotion Agreement, dated September 19, 2002, between the Company and Eli Lilly;

Milestone Conversion Agreement, dated September 19, 2002, between the Company and Eli Lilly;

Stock Purchase Agreement, dated September 19, 2002, between the Company and Eli Lilly;

Security Agreement, dated June 20, 2003, between the Company and Eli Lilly;

Device Development and Manufacturing Agreement, dated July 1, 2003, between the Company and Eli Lilly;

Form of 2001 Equity Incentive Plan Officer Stock Option Agreement, as amended;

Form of 2001 Equity Incentive Plan Stock Option Agreement, as amended;

Manufacturing Agreement, dated May 12, 2003, between the Company and UCB S.A.;

Exenatide Manufacturing Agreement, dated October 21, 2003, between the Company and Mallinckrodt Inc.;

Commercial Supply Agreement for Exenatide, dated December 23, 2003, between the Company and Bachem, Inc.;

Commercial Supply Agreement, dated February 14, 2005, between the Company and Baxter Pharmaceutical Solutions LLC;

Commercial Supply Agreement, dated October 7, 2004, between the Company and CP Pharmaceuticals Ltd.;

Commercial Supply Agreement, dated March 2, 2005, between the Company and Baxter Pharmaceutical Solutions LLC;

Summary Description of Company’s Named Executive Officer Oral At-Will Employment Agreements;

Description of Company’s Executive Cash Bonus Plan;

Amendment to Development and License Agreement, dated October 24, 2005, between Company and Alkermes Controlled Therapeutics II;

Underwriting Agreement, dated March 29, 2006, by and between Company, Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Bear Stearns & Co. and Lehman Brothers Inc.;

Commercial Supply Agreement, dated June 28, 2005, between Company and Bachem, Inc.;

Employment Succession Agreement, dated June 1, 2006, between Company and Daniel M. Bradbury;

Commercial Supply Agreement, dated October 12, 2006, between Company and Wockhardt UK (Holdings) Ltd.;

Amendment to Collaboration Agreement, dated October 31, 2006, between Company and Eli Lilly and Company;

Deferred Compensation Plan;

Employment Agreement, dated March 7, 2007, between Company and Daniel M. Bradbury;

Amended and Restated Officer Change in Control Severance Benefit Plan;

Indenture, dated April 6, 2004, between Company and J.P. Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co.;

Form of 2.50% Convertible Senior Note due 2011;

Registration Rights Agreement, dated April 6, 2004, between Company and J.P. Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co.;

Indenture, dated June 8, 2007, between Company and The Bank of New York Trust Company, N.A.;

Form of 3.00% Convertible Senior Note due 2014;

Registration Rights Agreement, dated June 8, 2007, between Company and The Bank of New York Trust Company, N.A.

SCHEDULE B

FOREIGN QUALIFICATIONS

Company: California.

Amylin Ohio: Ohio.

Amylin Investments: None.

EXHIBIT H-2

December 21, 2007

Bank of America, N.A.

1000 North Tryon Street

Charlotte, North Carolina  28255

Ladies and Gentlemen:

We have acted as local Ohio counsel to Amylin Ohio LLC (“Borrower”), a Delaware limited liability company, in connection with the closing of a $140,000,000.00 loan (the “Loan”) from Bank of America, N.A. (“Lender”), secured by certain real property (the “Real Property”) located in Butler County, Ohio, and related personal property (the “Personal Property;” the Real Property and the Personal Property being hereinafter collectively referred to as the “Property”).

The opinions set forth herein are limited to the laws of the State of Ohio and applicable federal laws.

In connection with the Loan, we have examined the following documents (the “Loan Documents”), executed by Borrower:

(a)                                  Open-End Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing (the “Mortgage”);

(b)                                 Environmental Indemnification and Release Agreement (the “Environmental Agreement”);

We have not made or undertaken to make any investigation as to factual matters or as to the accuracy or completeness of any representation, warranty, data or any other information, whether written or oral, that may have been made by or on behalf of the parties to the Credit Agreement (as such term is defined in the Mortgage) or otherwise (but have no actual knowledge of the inaccuracy or incompleteness of any of the same), and we assume, in giving this opinion, that none of such information, if any, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances in which they are made, not misleading.  When we use the words “actual knowledge” or “our knowledge” and similar language herein, the relevant knowledge is limited to the actual knowledge (without any inquiry or investigation except as expressly set forth in this opinion) of the lawyers within our firm who have worked on the transaction described in the Credit Agreement on behalf of the Borrower.

We have not made any investigation of and do not express an opinion as to any matters of title to the Property or any other property (whether real, personal or mixed) or as to any title matters relating to the existence or priority of any liens, charges or other encumbrances with respect to the Property or other property.  We do not express any opinion as to whether the legal description of the Property satisfy current, local requirements for conveyances upon foreclosure of such Property.  We also do not express any opinion as to the accuracy of the descriptions of the Property or property described in the Loan Documents.

For purposes of this opinion, we have, with your permission, assumed without independent investigation that:

(i)                                     the documents submitted to us as originals are authentic and the documents submitted to us as copies conform to the original documents;

(ii)                                  the Mortgage has been duly authorized, executed and delivered by each of the parties thereto;

(iii)                               the persons who executed, acknowledged and delivered the Mortgage were duly authorized;

(iv)                              Borrower has been duly organized in the State of Delaware, is validly existing under the laws of the State of Delaware, and is in good standing under the laws of the State of Delaware;

(v)                                 all signatures on the Loan Documents are genuine and all documents submitted to us as certified, conformed or photostatic copies are authentic;

(vi)                              the Mortgage will be properly and duly recorded and all applicable recording fees and charges imposed thereon will be paid;

(vii)                           the Borrower has an interest in the Property in which the Borrower grants the Mortgage;

(viii)                        all parties to the Credit Agreement will enforce their respective rights thereunder in circumstances and in a manner which are commercially reasonable; and

(ix)                                Ohio law and New York law are the same in all relevant respects.

Each of the Loan Documents is dated as of December 21, 2007.

On the basis of the foregoing, in reliance thereon, and subject to the qualifications and exceptions herein contained, we are of the opinion that:

1.             Borrower is qualified to do business in State of Ohio.

2.             The execution and delivery by Borrower of the Loan Documents, to our knowledge, do not (a) violate any constitution, statute, regulation, rule, order or law known to us to which Borrower or the Property is subject, (b) constitute a breach or default under any other written agreements known to us to which Borrower is a party or by which Borrower or the Property is bound, or (c) violate any judicial or administrative decree, writ, judgment or order known to us to which Borrower or the Property is subject.

3.             Except as set forth below, no consent, authorization or approval of any agency or authority of the State of Ohio or filing, registration or qualification with any governmental authority of the State of Ohio (other than the recording of the Mortgage in the appropriate recording office) is required for the execution, delivery, performance and enforcement of any of the Loan Documents.  The execution, delivery, performance and enforcement of the Mortgage will not conflict with or constitute a breach or violation of the applicable laws of the State of Ohio.  O.R.C. § 1703.03 requires all foreign corporations to obtain a license from the Ohio Secretary of State in order to do business within Ohio and to bring a lawsuit in Ohio.  Similar statutes exist with respect to limited liability companies (See O.R.C. § 1705.54), limited partnerships (See O.R.C. § 1782.49), limited liability partnerships (See O.R.C. § 1775.64) and business trusts (See O.R.C. § 1746.04). What constitutes doing business is largely a factual determination.  However, the failure of a foreign entity to qualify to do business in Ohio will not affect the validity of any contract with such entity.  Rather, the entity is merely prevented from bringing legal action in a court in Ohio and may have exposure for some nominal monetary penalties.  Please note that in at least one court decision in Ohio, P.K. Springfield, Inc. v. Hogan (Clark 1993) 621 N.E.2d 1253, it was held that an unlicensed foreign corporation was prohibited from bringing a crossclaim in a foreclosure action to protect its right to receive distribution in the foreclosure proceeding; however, the same court ultimately would not exclude that corporation from the distribution of the mortgage foreclosure proceeds since to do so would have the effect of invalidating its mortgage contract with the debtor.  Further, if the Lender is not a United States citizen or is not domiciled in the United States of America (“U.S.”), O.R.C. § 5301.254 (Nonresident Alien Registration Act) may require that informational returns be filed with the Secretary of State of Ohio.  O.R.C. § 5301.254 requires any person who is not a U.S. citizen and who is not domiciled in the U.S. to file such an informational return if that person acquires, directly or indirectly, an interest in real property in Ohio.

4.             The Loan Documents are valid and enforceable against Borrower in accordance with their respective terms, except to the extent that such enforceability is limited by laws generally affecting the enforcement of creditors’ rights, which laws will not materially prevent the realization by Lender of the benefits intended by the Loan Documents, provided that the Mortgage should be re-recorded within twenty-one (21) years after the original recording thereof if the Loan is still outstanding at that time.

5.             The recording of the Mortgage in the real property records of the County of Butler will provide a perfected interest in the Real Property and the Personal Property, including fixtures, in favor of Lender.

6.             To our knowledge, there is no litigation or other proceeding pending before any court or administrative agency against Borrower or the Property, which, if adversely determined, would have a material adverse effect on the Property or the financial condition of Borrower.

Our opinions expressed above are subject to the following qualifications:

(a)                   Any opinion as to perfection of the Lender’s security interest in any of the Property or any other property is subject to the assumption that the Lender has not waived, subordinated or agreed with any third party to any modification of the perfection of any of such security interest.

(b)                   No opinion is expressed with regard to whether the Lender will be entitled to collect any pre-payment penalty in connection with an acceleration of the Loan.

(c)                   This opinion letter is strictly limited to those matters expressly addressed herein.  We express no opinion as to any matter not specifically stated to be and numbered above as an opinion.  Except as otherwise expressly stated in the foregoing opinions and without limiting the generality of the foregoing, we express no opinion with respect to (i) securities laws or regulations; (ii) banking laws or regulations; (iii) pension and employee benefit laws and regulations; (iv) antitrust laws and unfair competition laws and regulations; (v) tax laws and regulations, environmental, zoning, land use or subdivision laws or regulations; (vi) patent, copyright, trademark and other intellectual property laws and regulations; (vii) health and safety laws and regulations; (viii) labor laws and regulations; (ix) federal and state statutes of general application to the extent they provide for criminal prosecution; and (x) building codes.

(d)                   The opinions set forth herein are subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally, including, without limitation, the following:

(i)            the federal Bankruptcy Code and thus comprehends, among others, matters of turn-over, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a non-recourse obligation into a recourse claim, limitations on ipso facto and anti-assignment clauses, and the coverage of pre-petition security agreements applicable to property acquired after a petition is filed;

(ii)           all other federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights and remedies of creditors generally (not just creditors and specific types of debtors);

(iii)          all other federal bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that have reference to or affect generally only creditors of specific types of debtors and state laws of like character affecting generally only creditors of financial institutions;

(iv)          federal and state fraudulent transfer and conveyance laws; and

(v)           judicially developed doctrines relevant to any of the foregoing laws, such as substantive consolidation of entities.

(e)           In addition, the opinions set forth herein are subject to the effect of general principles of equity, whether applied by a court of law or equity, including, without limitation, such principles:

(i)            governing the availability of specific performance, injunctive relief or other equitable remedies that generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made;

(ii)           affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement;

(iii)          requiring good faith, fair dealing and reasonableness in the performance and enforcement of an instrument by the party seeking enforcement or limiting or affecting the enforcement of provisions of an instrument which purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness;

(iv)          requiring consideration of the materiality of (1) a party’s breach and (2) the consequences of the breach to the party seeking enforcement;

(v)           requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; and

(vi)          affording defenses based upon the unconscionability of the enforcing party’s conduct after the parties have entered into the instrument.

(f)            The opinions set forth herein are subject to the effect of generally applicable rules of law that:

(i)            provide that forum selection clauses in an instrument are not necessarily binding on the court(s) in the forum selected;

(ii)           limit the availability of a remedy under certain circumstances where another remedy has been selected;

(iii)          limit the right of a creditor to use force or cause a breach of the peace in enforcing rights;

(iv)          relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale;

(v)           limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct;

(vi)          may, where less than all of an instrument may be unenforceable, limit the enforceability of the balance of the instrument to circumstances in which the enforceable portion is not an essential part of the agreed exchange or limit the ability to reform the unenforceable portion;

(vii)         govern and afford judicial discretion regarding the determination of damages and entitlements to attorneys’ fees and other costs;

(viii)        may, in the absence of a waiver or consent, discharge a guarantor to the extent that (1) action by a creditor impairs the value of collateral securing guaranteed debt to the detriment of the guarantor or (2) the guaranteed debt is materially modified; and

(ix)           may permit a party which has materially failed to render or offer performance required by an instrument to cure that failure unless (1) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or (2) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the instrument.

(g)           Except to the extent expressly provided herein, we express no opinion as to the effect of the compliance or non-compliance of the Lender with any state or federal laws or regulations applicable because of its legal or regulatory status or the nature of its business or its participation in the transactions contemplated by the Credit Agreement.

(h)           We express no opinion as to the validity, binding effect or enforceability of any provision in the Loan Documents that purports to: (i) permit the Lender or any other person to sell or otherwise dispose of any of the Property (including, without limitation, any self-help or taking possession remedy), except in compliance with the applicable laws of the State of Ohio, the applicable federal laws of the U.S., and other applicable state and local laws; (ii) impose on, or waive for the benefit of the Lender’s standards for the care of the Property or any other property in the possession of the Lender; (iii) limit the ability of the Lender or any other person to transfer voluntarily or involuntarily (by way of sale, creation of a security interest, attachment, levy, garnishment or other judicial process) its right, title or interest in or to any of the Property or any other property; (iv) waive, or consent to waiver of, any rights of a debtor or duties owing to it, existing as a matter of law, except to the extent that such debtor may so waive or consent as a matter of law; (v) provide for a security interest in the proceeds of any of the Property subject thereto; or (vi) provide for or effect a confession of judgment on the part of the Lender in any amount.  Furthermore, we express no opinion as to the validity, binding effect, enforceability or perfection of the Mortgage in so far as it relates to interests in or claims in or under any policy of insurance.

(i)            We express no opinion with respect to provisions in the Loan Documents (i) permitting the unilateral or ex parte appointment of a receiver; (ii) prohibiting oral modifications to the agreement; (iii) waiving statutes of limitations, trial by jury, notices in connection with the exercise of remedies or the marshalling of assets; (iv) to the effect that the failure to exercise, or a delay in exercising, a right or remedy will not operate as a waiver of such right or remedy; (v) appointing a third party as an attorney-in-fact to act on behalf of the Lender; (vi) providing for attorney’s fees; or (vii) providing for remedies for the enforcement of security interests in property that conflict with the provisions of O.R.C. § 1309.607, the provisions of which may not be waived or varied.

(j)            The opinions set forth herein with respect to the Mortgage are solely based upon and limited to the terms and provisions of the Mortgage without reference to or incorporation of any terms or provisions of any of the other documents, and we express no opinion with respect to any terms or provisions of any of the other documents that replace or supersede terms or provisions of the Mortgage or the effect that any such replacing or superseding terms or provisions of such other documents may have upon the Mortgage.

(k)           We have assumed that the Lender at all times will act equitably and in good faith in a commercially reasonable manner and in compliance with the applicable laws and regulations.

(l)            We express no opinion as to the creation or perfection of any liens on or security interests in any property (i) the nature of which would require a filing under a federal or other specialized registry such as may be required under the federal Copyright Act, the Lanham Act or the like; (ii) which is or may be comprised of “deposit accounts” or “mobile goods” under the UCC; (iii) which is brought into a state subject to a security interest perfected under the laws of another jurisdiction as to which perfection is not re-perfected on a timely basis; (iv) following any change of name or identity of the Borrower made after the date of this letter; or (v) which consists of personal property, accounts, contract rights, certificated or uncertificated securities, security entitlements, securities accounts, commodity contracts, commodity accounts, chattel paper, documents, instruments, general intangibles or other intangible personal property or motor vehicles, minerals (including oil and gas), consumer goods, farm products, crops, timber to be cut or the like or accounts arising from the sale thereof.

(m)          We express no opinion as to the value of any property owned or possessed by any party to the Credit Agreement.

(n)           We have assumed that the Loan Documents will not be terminated, released and/or amended in a manner that might jeopardize their effectiveness.

We are admitted to practice in the State of Ohio, and the foregoing opinions are limited to the laws of the State of Ohio (but expressly excluding any statutes, ordinances,

administrative decisions, rules or regulations of any political subdivision of the State of Ohio except to the extent expressly provided herein).  We shall have no continuing obligations to inform you of changes in law or fact subsequent to the date hereof or of facts of which we become aware after the date hereof.  References to the “O.R.C.” refer to the Ohio Revised Code as in effect on the date of this opinion letter.

This opinion letter is provided to you for the exclusive use solely of yourself and your participants and assigns in connection with the Loan and may not be relied upon by any other person or for any other purpose without our prior written consent.

Very truly yours,

Dinsmore & Shohl LLP

By:
Steven H. Schreiber

EXHIBIT I

FORM OF

COVENANT TRIGGERING EVENT CERTIFICATE

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December [    ], 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Amylin Pharmaceuticals, Inc., a Delaware corporation (the “Company”), each of the Company’s wholly owned domestic subsidiaries party thereto (collectively, with the Company, the “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Collateral Agent and L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                 of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrowers, and that:

1.             The aggregate amount of Unrestricted Cash as of [DATE] (the “Measurement Date”) was $                              , resulting in a Covenant Triggering Event.

2.             The amounts of Indebtedness and Investments set forth on Schedule 1 hereto are true and correct as of the Measurement Date.

3.             To the best knowledge of the undersigned, as of the date hereof, no Default has occurred and is continuing.

4.             The Borrowers have maintained, at all times, the Minimum Unrestricted Cash Balance, in accordance with Section 6.18 of the Agreement.  A true and correct schedule of all Unrestricted Cash (including the amount on deposit or value of Cash Equivalents in each account and, with respect to Cash Equivalents, a complete list thereof) as of the Measurement Date is attached as Schedule 2 hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                         ,                    .

AMYLIN PHARMACEUTICALS, INC.

By:
Name:
Title:

Signature Page
Covenant Triggering Event Certificate

SCHEDULE 1

A.            Indebtedness

Type of Indebtedness	AMOUNT
1. Aggregate amount of Indebtedness permitted under Section 7.02(g) as of the Measurement Date(1):	$

2. Aggregate amount of Indebtedness secured by guaranties subject to Section 7.02(i) as of the Measurement Date(1):	$

3. Aggregate amount of Indebtedness permitted under Section 7.02(j) as of the Measurement Date(1):	$

4. Aggregate amount of Indebtedness permitted under Section 7.02(k) as of the Measurement Date(1):	$

5. Aggregate amount of Indebtedness permitted under Section 7.02(l) as of the Measurement Date(1):	$

6. Aggregate amount of Indebtedness permitted under Section 7.02(m) as of the Measurement Date(1):	$

7. Aggregate amount of Indebtedness permitted under Section 7.02(n) as of the Measurement Date(1):	$

8. Aggregate amount of Indebtedness permitted under Section 7.02(o) as of the Measurement Date(1):	$

9. Aggregate amount of Indebtedness secured by guaranties subject to Section 7.02(q) as of the Measurement Date(1):	$

B.            Investments

Type of Investments	AMOUNT
1. Aggregate amount of Investments held by the Company and its Subsidiaries permitted under Section 7.03(a) as of the Measurement Date(2):	$

2. Aggregate amount of advances to officers, directors and employees of the Company and Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes permitted under Section 7.03(c) as of the Measurement Date(2):

$

(1) Attach list setting forth all Indebtedness included in this calculation, including effective date, principal amount, obligor(s), lender(s) and maturity date.

(2) Attached list setting forth all Investments included in this calculation, including amount actually invested and any maturity date(s).

3. Aggregate amount of Investments by the Company and its Subsidiaries in their respective Subsidiaries permitted under Section 7.03(d)(i) as of the Measurement Date(2):	$

4. Aggregate amount of Investments by the Company and its Subsidiaries in their respective Subsidiaries permitted under Section 7.03(d)(iv) as of the Measurement Date(2):	$

5. Aggregate amount of Investments permitted under Section 7.03(g) as of the Measurement Date(2):	$

6. Aggregate amount of Investments permitted under Section 7.03(h) as of the Measurement Date(2):	$

7. Aggregate amount of Investments by the Company and its Subsidiaries permitted under Section 7.03(i) as of the Measurement Date(2):	$

C.            Dispositions

Type of Disposition	AMOUNT
1. Aggregate amount of Dispositions by the Company and any other Loan Party during the current fiscal year permitted under Section 7.05(j) as of the Measurement Date(3):	$

D.            Restricted Payments

Type of Restricted Payment	AMOUNT
1. Aggregate amount of purchased shares of, payments made in respect of, the Company’s Equity Interests pursuant to Section 7.06(j) as of the Measurement Date(4):	$

E.             Aggregate Basket Amount

AMOUNT
Aggregate Basket Amount (sum of lines: A.2, A.3, A.4, A.5, A.6, A.9, B.2, B.4, B.6, B.7 and D.1)	$

(3) Attached list setting forth each Disposition included in this calculation, including date, description of property and proceeds.

(4) Attached list setting forth each Restricted Payment included in this calculation, including date, description of payment, payee, payor and amount.

SCHEDULE 2

Unrestricted Cash

EXHIBIT J

Policy Title:

Investment Policy for Amylin Pharmaceuticals, Inc.

Created:

2001; updated 2007

Approved:

March 6, 2007

Version:	3.0

Table of Contents

1.0	Purpose

2.0	Objectives

3.0	Scope

4.0	Approved Investments

5.0	Maturity and Diversification Requirements

6.0	Liquidity

7.0	Investment Performance

8.0	Portfolio Monitoring

9.0	Trading Guidelines

10.0	Custody

11.0	Policy Oversight / Fiduciary Discretion

12.0	Authorizations

Exhibits

A	Approved Investments

1.	PURPOSE

The purpose of this policy is to set guidelines for the parameters, responsibilities and controls for the investment of short-term corporate funds.

2.	OBJECTIVES

The objectives of the policy are, in order of priority:

	2.1	Safety and Preservation of capital.

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	2.2	Fulfillment of liquidity needs.

	2.3	To obtain the best available total return consistent with safety and liquidity.

	2.4	To observe standardized guidelines throughout the Company.

3.	SCOPE

This policy applies to Amylin Pharmaceuticals, Inc. and any wholly owned subsidiaries.  Investments are restricted to short-term investments as defined in this policy.  For the purposes of this policy, the Chief Financial Officer, Director – Finance and any of their appointees have the roles and responsibilities as defined in the policy for the Company as a whole.  Such that they might exist from time to time, this policy does not cover 401 (k), profit sharing, deferred compensation, stock purchase or any deferred director’s fee plans.

4.	APPROVED LIST OF SHORT-TERM INVESTMENTS

	4.1	Exhibit “A” sets forth the approved list of short term investments.

5.	MATURITY AND DIVERSIFICATION REQUIREMENTS

5.1

Maximum maturity of an individual security is 36 months.  Maximum average effective duration for the portfolio is 18 months.  For securities that have put, reset, or weighted average life dates, the put, reset or weighted average life date will be used, instead of the final maturity dates, for maturity limit purposes.  For securities that have call dates, the final maturity dates will be used for maturity limit purposes.

5.2

Amylin may take simultaneous debt (borrowing) and investment positions.  In other words, the Company may incur debt to finance various activities, capital expenditures, etc.,  while still maintaining an overall positive cash surplus.  The CFO has full discretion in determining the size of these positions.

	5.3	There is no limit to the percentage of the portfolio that may be maintained in U.S. Treasury or Agency obligations.

	5.4	With the exception of U.S. Treasury or agency obligations, no one issuer or group of issuers from the same holding company is to exceed 5% of the market value of the portfolio at time of purchase.

	5.5	To provide for diversification, investments are limited to 5% of the outstanding issue per entity for corporate related investments.

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	5.6	Auction - rate securities are limited to no more than 5% of the portfolio.

6.	LIQUIDITY

6.1

Liquidity will be governed by the Corporate Cash Forecast to be updated and supplied at a minimum of quarterly to money management firms.6.1Liquidity will be governed by the Corporate Cash Forecast to be updated and supplied at a minimum of quarterly to money management firms.

6.2

To support the Company’s most immediate short term liquidity needs, funds may be directly managed by the Company in an amount up to $50MM principal, invested in such instruments as determined by the Company, subject to compliance with the criteria set forth in Section 4 and Section 5 herein.

7.	INVESTMENT PERFORMANCE

	7.1	The investment manager(s) will issue a quarterly investment performance analysis using time-weighted measures.

	7.2	A quarterly meeting will be held with the Chief Financial Officer to review portfolio performance figures and any updated liquidity needs.

8.	PORTFOLIO MONITORING

	8.1	Trends for a given company or industry will be reviewed periodically by the investment manager and adjustments made accordingly.

8.2

The investment manager(s) will monitor the portfolio and promptly notify Management should any investment held in the portfolio become non-compliant with this policy due to the size or creditworthiness of the investment. Management will respond promptly as required.

9.	TRADING GUIDELINES

	9.1	Normal investing practice is to reinvest the funds on the day a security matures, to minimize lost interest.

	9.2	A transaction summary will be maintained and be available for review.

10.	CUSTODY

10.1

Assets are to be held in a segregated custody account with separate fiduciary documents executed by the custodian. Assets shall not be held in the account of a portfolio investment manager or securities dealer.

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11.	POLICY OVERSIGHT / FIDUCIARY DISCRETION

	11.1	The Chief Financial Officer or other individual appointed by the Board and his/her authorized designates are responsible for securing and managing investments and cash for operations.

	11.2	These individuals have full discretion to invest any excess capital subject to strict adherence to these guidelines.

	11.3	These guidelines are to be reviewed periodically with the Chief Financial Officer and revisions made consistent with objectives set forth herein.

12.	AUTHORIZATIONS

12.1

The Chief Financial Officer is authorized to designate individuals to invest corporate funds in accordance with the Investment Policy for Amylin Pharmaceuticals, Inc.  A list of authorized investors will be distributed to approved financial institutions and updated annually.  Approved financial institutions may be periodically audited to verify their records of authorized investors are accurate and current.

	12.2	The designation of an external firm as an authorized Investment Manager shall be at the recommendation of the Director-Finance and approval of the Chief Financial Officer.

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EXHIBIT A

Investment Policy for Amylin Pharmaceuticals, Inc

Approved List of Short-term Investments

Created:

2001; updated 2007

Approved:

Version 3.0 reviewed and approved by Audit Committee 2007

APPROVED INVESTMENTS:

•                  All investments must be U.S. Dollar denominated

•                  Tax-exempt and tax-advantaged investments are approved only if the Company is a tax payer.

I.                                         U.S. Treasury bills, notes, and bonds

Includes putable, callable, and floating-rate obligations

II.                                     U.S. agency & mortgage obligations

Includes putable, callable, and floating-rate obligations

III.                                 Corporate debt obligations

•                  Includes variable-rate demand notes

•                  Includes putable, callable, and floating-rate obligations

•                  Includes Eurodollar and Yankee debt obligations

Corporate debt obligations must be rated “Strong” (A-1 / A S&P) or “Superior” (P-1 / A Moodys)

IV.                                Bank debt and deposit obligations

•                  Includes variable-rate demand notes

•                  Includes putable, callable, and floating-rate obligations

•                  Includes Eurodollar and Yankee debt obligations

Limited to $5MM for banks with minimum capital of $5B or greater

Limited to $10MM for banks with minimum capital of $10B or greater

Limited to 5% of portfolio for banks with minimum capital of $20B or greater

V.                                    SEC-registered money market funds

•                  Maintain a net asset value of $1.00/share

•                  90% of a fund or greater will be invested in securities as designated within this policy.

VI.                                Repurchase agreements

•                  Fully collateralized by any of the securities approved under this policy

•                  Collateral may not have maturities in excess of 24 months

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VII.                            Taxable and tax-exempt auction rate debt and preferred securities

•                  Rated Long Term “High Quality” (Aa Moody’s) or “Very Strong” (AA S&P)

•                  Rated Short Term “Strong” (A-1 S&P) or “Superior” (P-1 Moodys)

VIII.                        Asset-backed securities

•                  Rated Long Term “High Quality” (Aa Moody’s) or “Very Strong” (AA S&P)

•                  Rated Short Term “Strong” (A-1 S&P) or “Superior” (P-1 Moodys)

IX.                                Asset-backed commercial paper

•                  Rated Long Term “High Quality” (Aa Moody’s) or “Very Strong” (AA S&P)

•                  Rated Short Term “Strong” (A-1 S&P) or “Superior” (P-1 Moodys)

X.                                    Taxable and Tax Exempt Municipal Debt Obligations

•                  Rated A or higher by Moody’s or Standard & Poor’s

•                  MIG2 or VMIG2 by Moody’s and SP1 or higher by Standard & Poor’s

•                  P1 by Moody’s and A1 or higher by Standard & Poor’s

PROHIBITED INVESTMENTS:

•                  Equities, equity funds

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